Execution Version

AMENDMENT NO. 6

AMENDMENT NO. 6 (this “Amendment”), dated as of July 26, 2018, among EWT HOLDINGS III CORP. (f/k/a WTG HOLDINGS III CORP.), a Delaware corporation (the “Borrower”), EWT HOLDINGS II CORP. (f/k/a WTG HOLDINGS II CORP.), a Delaware corporation (“Holdings”), the other Loan Parties identified on the signature pages hereto, each financial institution identified on the signature pages hereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, relating to the First Lien Credit Agreement, dated as of January 15, 2014 (as heretofore amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, Holdings, the Lenders from the time to time party thereto, the Administrative Agent and the L/C Issuers referred to therein.
RECITALS:
WHEREAS, pursuant to this Amendment (i) certain term lenders (the “Incremental 2018 First Lien Term Loan Lenders”) will agree to make incremental term loans under Section 2.14(a) of the Amended Credit Agreement (as defined below) in an aggregate principal amount of $150,000,000 (such incremental term loans, the “Incremental 2018 First Lien Term Loans”); (ii) all existing 2019 Revolving Credit Lenders will agree to convert 100% of their 2019 Revolving Credit Commitments into 2022 Revolving Credit Commitments; and (iii) the Existing Credit Agreement will be amended to reflect certain other modifications requested by the Borrower;
WHEREAS, on the terms and conditions set forth herein, each Incremental 2018 First Lien Term Loan Lender has agreed to provide an Incremental 2018 First Lien Term Loan in the amount reflected for such lender on Schedule I under the heading “Incremental 2018 First Lien Term Loan Commitment” (each, an “Incremental 2018 First Lien Term Loan Commitment”); and (b) each 2019 Revolving Credit Lender has agreed to convert 100% of its 2019 Revolving Credit Commitments into 2022 Revolving Credit Commitments in the amount reflected for such lender on Schedule II hereto opposite such Revolving Credit Lender’s name under the heading “2022 Revolving Credit Commitment”; and
WHEREAS, in order to effect the foregoing amendments, the Borrower and the other parties hereto desire to amend, as of the Amendment No. 6 Effective Date (as defined below), the Existing Credit Agreement, subject to the terms and conditions set forth herein.
NOW THEREFORE, the parties hereto therefore agree as follows:
SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Existing Credit Agreement has the meaning assigned to such term in the Existing Credit Agreement.
SECTION 2. Amendments to Existing Credit Agreement.
(a)    The Existing Credit Agreement is, as of the Amendment No. 6 Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 7 of this Amendment, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Annex I hereto (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

(b)    Except as otherwise provided herein, all schedules and exhibits to the Existing Credit Agreement, in the forms thereof in effect immediately prior to the Amendment No. 6 Effective Date, will be continued as the schedules and exhibits attached to the Amended Credit Agreement.
SECTION 3. Incremental 2018 First Lien Term Loans.
(a)    On the Amendment No. 6 Effective Date, each Incremental 2018 First Lien Term Loan Lender shall make, severally but not jointly, an Incremental 2018 First Lien Term Loan in Dollars in a principal amount equal to its Incremental 2018 First Lien Term Loan Commitment.
(b)    Except as otherwise provided in the Amended Credit Agreement, the Incremental 2018 First Lien Term Loans shall have the same terms as the Term Loans outstanding immediately prior to the Amendment No. 6 Effective Date (the “Existing Term Loans”), shall be part of a single tranche of term loans with the Existing Term Loans, and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Lenders, of the Amended Credit Agreement and the other Loan Documents
(c)    From and after the Amendment No. 6 Effective Date, each Incremental 2018 First Lien Term Loan Lender shall have all of the rights and obligations of a “Term Lender”, and all Incremental 2018 First Lien Term Loans shall be “Term Loans” for all purposes of the Amended Credit Agreement and the other Loan Documents.
SECTION 4. Extended Revolving Credit Commitments and Loans.
(a)    On the Amendment No. 6 Effective Date, 100% of the aggregate principal amount of the 2019 Revolving Credit Commitments will be converted into 2022 Revolving Credit Commitments in such amount as corresponds to the 2022 Revolving Credit Commitments of such 2019 Revolving Credit Lender set forth on Schedule II attached hereto. Additionally, the L/C Issuers’ participation obligations in any L/C Obligations that are outstanding on the Amendment No. 6 Effective Date shall be automatically reallocated among the L/C Issuers in accordance with their Pro Rata Shares (after giving effect to this Amendment). For the avoidance of doubt, (i) after giving effect to Amendment No. 6 on the Amendment No. 6 Effective Date, 100% of the 2019 Revolving Credit Commitments shall be terminated; (ii) Schedule III to Amendment No. 5 shall be of no further force and effect; (iii) there shall not remain any 2019 Revolving Credit Commitments; and (iv) Schedule II to Amendment No. 5 shall be superseded in its entirety by Schedule II attached hereto.
(b)    The 2019 Revolving Credit Commitments converted into 2022 Revolving Credit Commitments pursuant to this Amendment shall have the same terms as the 2022 Revolving Credit Commitments in existence immediately prior to giving effect to Amendment No. 6 on the Amendment No. 6 Effective Date, and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties, or any provisions regarding the rights of the Revolving Credit Lenders, of the Amended Credit Agreement and the other Loan Documents.
SECTION 5. Mortgage Modifications. By the date that is ninety (90) days after the Amendment No. 6 Effective Date, as such time period may be extended, by not more than additional thirty (30) days, in the Administrative Agent’s reasonable discretion, the applicable Loan Party shall deliver to the Administrative Agent, unless otherwise agreed by the Administrative Agent in its reasonable discretion, the following items: (i) such amendments to the Mortgages of such Loan Party to the extent reasonably necessary to effectuate the transactions contemplated hereby; (ii) with respect to any Mortgage that is amended pursuant to the this paragraph, mortgage modification or bring-down endorsements to the applicable Mortgage Policies, to the extent such endorsements are reasonably available in the applicable jurisdiction; and (iii) such other documentation reasonably requested by the Administrative Agent in connection therewith (including the d elivery of local counsel opinions solely with respect to enforceability of any such amendments) to give effect to the transactions contemplated by this Amendment, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 6. Representations of the Borrower and each other Loan Party. The Borrower and each other Loan Party hereby represents and warrants to the Administrative Agent, the Incremental 2018 First Lien Term Loan Lenders and the Revolving Credit Lenders that:
(a)    the execution, delivery and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien to secure the Secured Obligations pursuant to the Collateral Documents) (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; except with respect to any conflict, breach, contravention or Lien referred to in clause (b)(i) and (b)(ii), to the extent that such conflict, breach, contravention or Lien could not reasonably be expected to have a Material Adverse Effect;
(b)    each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Amendment and consummate the transactions contemplated hereby, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite valid and subsisting governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i) (other than with respect to the Borrower), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(c)    this Amendment has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity;
(d)    no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect;
(e)    neither Holdings nor any Restricted Subsidiary of Holdings is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Amendment;
(f)    Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby, are Solvent;
(g)    the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Existing Credit Agreement or any other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 6 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 6, the representations and warranties contained in Section 5.05(a) and (b) of the Existing Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b) of the Existing Credit Agreement, respectively; and
(h)    as of the Amendment No. 6 Effective Date, the information included in the Beneficial Ownership Certification (as defined in the Amended Credit Agreement) is true and correct in all respects.
SECTION 7     Conditions to the Amendment No. 6 Effective Date. This Amendment shall become effective as of the first date (the “Amendment No. 6 Effective Date”) when each of the following conditions shall have been satisfied:
(a)    The Administrative Agent shall have received from each of (i) the Borrower, (ii) each other Loan Party, (iii) each Incremental 2018 First Lien Term Loan Lender, and (iv) each 2019 Revolving Credit Lender who has agreed to convert 100% of its 2019 Revolving Credit Commitments into 2022 Revolving Credit Commitments, an executed counterpart hereof or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof.
(b)    The Administrative Agent shall have received: (i) a copy of the certificate or articles of incorporation or organization or certificates of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the secretary of state of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such secretary of state or similar Governmental Authority; (ii) a certificate of a Responsible Officer, Secretary or Assistant Secretary of each Loan Party dated the Amendment No. 6 Effective Date and certifying (1) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Amendment No. 6 Effective Date, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of this Amendment and the transactions contemplated hereby, including, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (4) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Responsible Officer, Secretary or Assistant Secretary executing the certificate pursuant to this clause (ii); and (iii) a customary certificate, substantially in the form of Exhibit A hereto, from the chief financial officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated by the Acquisition Agreement and this Amendment and the payment of all fees, premiums and expenses incurred in connection therewith (collectively, the “Transactions”), are Solvent.
(c)    The Administrative Agent shall have received a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, dated the Amendment No. 6 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Administrative Agent shall have received a Committed Loan Notice with respect to the Incremental 2018 First Lien Term Loans meeting the requirements of Section 2.02 of the Existing Credit Agreement.
(e)    The Closing Date Representations shall be true and correct as of the Amendment No. 6 Effective Date (except in the case of any Closing Date Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that any Closing Date Representation qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification of materiality).
As used herein: (i) the term “Closing Date Representations” means, collectively, (A) such of the representations made by or with respect to ProAct Services Corporation, a Michigan corporation, its subsidiaries and their respective businesses (collectively, the “Target”) in that certain Stock Purchase Agreement, dated as of June 19, 2018 (including the exhibits and schedules thereto, the “Acquisition Agreement”) among the Target, Hammond, Kennedy, Whitney & Company, Inc., a New York corporation, solely in its capacity as the Sellers’ Representative under the Acquisition Agreement, the persons identified on Exhibit A to the Acquisition Agreement and EWT Holdings III Corp., a Delaware corporation (such acquisition, the “Acquisition”) as are material to the interests of the Lenders, but only to the extent that the Borrower has (or an affiliate of the Borrower has) the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or an affiliate of the Borrower’s) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations; and (ii) the term “Specified Representations” means (x) the representations and warranties of the Loan Parties in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.04, 5.13, 5.17 (made after giving effect to the Transactions), 5.20 (limited to the use of proceeds of the Incremental 2018 First Lien Term Loans), 5.21 (limited to the use of proceeds of the Incremental 2018 First Lien Term Loans) and 5.22 (limited to the use of proceeds of the Incremental 2018 First Lien Term Loans) of the Amended Credit Agreement and (y) a representation and warranty that the execution, delivery and performance by each Loan Party of this Amendment do not conflict with or result in any breach or contravention of, the Existing Credit Agreement or the Amended Credit Agreement.
(f)    The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the funding of the Incremental 2018 First Lien Term Loans, without giving effect to any amendments thereto, waivers thereof, supplements thereto or consents with respect thereto that are materially adverse to the Lead Arranger or the Administrative Agent in its capacity as Incremental 2018 First Lien Term Loan Lender (the “Initial Lender”), without the consent of the

Initial Lender, such consent not to be unreasonably withheld or delayed; provided that (a) any change or modification to the definition of “Material Adverse Effect” (as such term is defined in the Acquisition Agreement) shall be deemed materially adverse to the Lead Arranger and the Initial Lender and (b) neither the reduction of the Purchase Price (as defined in the Acquisition Agreement) nor the increase in the Purchase Price (to the extent funded with the proceeds of an equity offering) shall be deemed materially adverse to the Lead Arranger and the Initial Lender.
(g)    Since the date of the Acquisition Agreement, there shall not have been, nor has any event occurred which would be reasonably likely to result in, any Acquisition Agreement Material Adverse Effect. As used herein, the term “Acquisition Agreement Material Adverse Effect” means a Material Adverse Effect (as such term is defined in the Acquisition Agreement).
(h)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Amendment No. 6 Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including under the PATRIOT Act and pursuant to 31 C.F.R. § 1010.230, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Amendment No. 6 Effective Date.
(i)    As of the Amendment No. 6 Effective Date, the information included in the Beneficial Ownership Certification shall be true and correct in all respects and (b) at least five days prior to the Amendment No. 6 Effective Date, any Borrower that qualifies as a “legal entity customer” under C.F.R. § 1010.230 shall deliver to each requesting Incremental 2018 First Lien Term Loan Lender a Beneficial Ownership Certification in relation to such Borrower.
(j)    The Administrative Agent or Credit Suisse Loan Funding LLC (“CSLF” and, together with its affiliates, in such capacity, the “Lead Arranger”), as applicable, shall have received, for the account of the persons entitled thereto, all fees, expenses or other amounts due to the Lead Arranger and the Administrative Agent required to be paid on the Amendment No. 6 Effective Date, including all out-of-pocket fees and expenses required to be reimbursed or paid by the Borrower in connection with this Amendment or under any other Loan Documents.
(k)    Prior to and immediately after giving effect to the Transactions, there shall be no Event of Default (as defined under Section 8.01(a), 8.01(f) or 8.01(g) of the Amended Credit Agreement).
Notwithstanding the foregoing, the conditions set forth in clauses (b) through (k) in this Section 7 shall apply solely in respect of the Incremental 2018 First Lien Term Loans; it being understood that all other amendments contemplated by this Amendment shall become effective notwithstanding the satisfaction of the conditions set forth in such clauses (b) through (k).
SECTION 8. Acknowledgment of Lenders. Each Lender party hereto expressly acknowledges that neither the Administrative Agent nor the Lead Arranger, nor any of their Affiliates nor any of their respective officers, directors, employees, agents or attorneys‑in‑fact have made any representations or warranties to it and that no act by the Administrative Agent or the Lead Arranger hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arranger to any Lender. Each Lender party hereto represents to the Administrative Agent and the Lead Arranger that it has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties a nd their affiliates and made its own decision to provide its Incremental 2018 First Lien Term Loans and/or 2022 Revolving Credit Commitments hereunder, as applicable, and enter into this Amendment and become a Lender under the Amended Credit Agreement. Each Lender party hereto also represents that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Amended Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender party hereto hereby (a) confirms that it has received a copy of the Amended Credit Agreement and each other Loan Document and such other documents (including financial statements) and information as it deems appropriate to make its decision to enter into this Amendment, (b) agrees that it shall be bound by (or, in the case of the 2022 Revolving Credit Lenders, continue to be bound by) the terms of the Amended Credit Agreement as a Term Lender or a Revolving Credit Lender, as applicable, thereunder and that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Term Lender or a Revolving Credit Lender, as applicable, (c) irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Amended Credit Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the Amended Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of the Amended Credit Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, (d) specifies as its lending office and address for notices the offices set forth on the Administrative Questionnaire provided by it to the Administrative Agent prior to the date hereof, (e) agrees to waive its right to compensation for any amounts owing under Section 3.05 of the Existing Credit Agreement; (f) acknowledges that this Amendment is a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents, and (g) agrees that this Amendment shall serve as the notice specified in Section 2.14 of the Existing Credit Agreement with respect to the Incremental 2018 First Lien Term Loan Commitments and the Loans made pursuant hereto and waives any time period for delivery of such notice set forth therein.
SECTION 9. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.
SECTION 10. Confirmation of Guarantees and Security Interests. By signing this Amendment, each Loan Party hereby confirms that (a) its obligations under the Guaranty, the Security Agreement and the other Collateral Documents are hereby reaffirmed, ratified and confirmed in all respects and shall continue to be, in full force and effect in all respects, (b) the obligations of the Loan Parties under the Amended Credit Agreement as modified or supplemented hereby (including with respect to the Incremental 2018 First Lien Term Loans and the 2022 Revolving Credit Commitments contemplated by this Amendment) and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guaranty, the Security Agreement, the other Collateral Documents or the other Loan Documents, as applicable (which shall continue to secure the Secured Obligations), and (ii) constitute “Secured Obligations,” “Guaranteed First Lien Obligations” or other similar term for purposes of the Amended Credit Agreement, the Guaranty, the Security Agreement, the other Collateral Documents or the other Loan Documents, as applicable, and (c) each Incremental 2018 First Lien Term Loan Lender shall be (and each 2022 Revolving Credit Lender party to this Amendment shall continue to be) a “Secured Party” and a “Lender” (including without limitation for purposes of the definition of “Required Lenders” contained in Section 1.01 of the Amended Credit Agreement) for all purposes of the Amended Credit Agreement and the other Loan Documents. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Loan Document to which it is a party remain in full f orce and effect, are not released or reduced, and continue to secure full payment and performance of the Secured Obligations as increased hereby.
SECTION 11. Fees & Expenses. Each of the Loan Parties hereby reconfirms its respective obligations pursuant to Section 10.04 of the Amended Credit Agreement to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with this Amendment. In addition (and without limiting the foregoing), the Borrower agrees to reimburse the Lead Arranger for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Lead Arranger. The Borrower hereby confirms that the indemnification provisions set forth in Section 10.05 of the Amended Credit Agreement shall apply to this Amendment (as if the Lead Arranger was one of the “Arrangers” as defined therein) and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, and such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs) expenses and disbursements (including fees, disbursements and charges of counsel) (as more fully set forth therein as applicable) which may arise herefrom or in connection herewith.
SECTION 12. Treatment of Amendment Under FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 6 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Amended Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). As used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Amendment (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code or any applicable intergovernmental agreement.
SECTION 13. Amended Credit Agreement Governs. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or the Administrative Agent under the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.
SECTION 14. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 15. Miscellaneous. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. In addition, the Borrower hereby consents to the assignment by any Incremental 2018 First Lien Term Loan Lender of all or a portion of its Incremental 2018 First Lien Term Loans to any bank, financial institution or other investor identified by the Lead Arranger in writing to the Borrower on or prior to the Amendment No. 6 Effective Date in connection with the primary syndication of the Incremental 2018 First Lien Term Loans.

SECTION 16.    Notice Regarding Term Loan Loans. For the avoidance of doubt, following the effectiveness of Amendment No. 6 on the Amendment No. 6 Effective Date, there shall not exist under the Amended Credit Agreement any Term Loans other than the Incremental 2018 First Lien Term Loan and the Amendment No. 5 Refinancing Term Loans, which shall constitute a single tranche of Term Loans.
SECTION 17. Notice Regarding Revolving Credit Commitments. For the avoidance of doubt, following the effectiveness of Amendment No. 6 on the Amendment No. 6 Effective Date, there shall not exist under the Amended Credit Agreement any Revolving Credit Commitments other than the 2022 Revolving Credit Commitments.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EWT HOLDINGS III CORP. (f/k/a WTG HOLDINGS III CORP.), as the Borrower

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer
EWT HOLDINGS II CORP. (f/k/a WTG HOLDINGS II CORP.), as Holdings

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer
EVOQUA TREATED WATER OUTSOURCING CORP. (f/k/a SIEMENS TREATED WATER OUTSOURCING CORP.), as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Chief Financial Officer and Treasurer
EVOQUA WATER TECHNOLOGIES LLC (f/k/a SIEMENS WATER TECHNOLOGIES LLC), as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page – Amendment No. 6]

NEPTUNE BENSON, INC., as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

NEPTUNE-BENSON, LLC, as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

NEPTUNE-BENSON INDUSTRIAL, LLC, as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

ENGINEERED TREATMENT SYSTEMS, LLC, as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page – Amendment No. 6]

OLSON IRRIGATION SYSTEMS, as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

DELTA ULTRAVIOLET CORPORATION, as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

LANGE CONTAINMENT SYSTEMS, INC., as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

PACIFIC OZONE TECHNOLOGY, INC., as a Guarantor

By	/s/ Benedict J. Stas Name: Benedict J. Stas Title: Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page – Amendment No. 6]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent
By:	/s/ Judith E. Smith
Name: Judith E. Smith Title: Authorized Signatory
By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta Title: Authorized Signatory

[Signature Page – Amendment No. 6]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Incremental 2018 First Lien Term Loan Lender
By:	/s/ Judith E. Smith
Name: Judith E. Smith Title: Authorized Signatory
By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta Title: Authorized Signatory

[Signature Page – Amendment No. 6]

CITIZENS BANK OF PENNSYLVANIA, as Revolving Credit Lender
/s/ Carl S. Tabacjar, Jr.
Name: Carl S. Tabacjar, Jr. Title: Senior Vice President

[Signature Page – Amendment No. 6]

WELLS FARGO BANK, N.A., as Revolving Credit Lender
/s/ Zane Hwang
Name: Zane Hwang Title: Assistant Vice President

[Signature Page – Amendment No. 6]

MUFG UNION BANK, N.A., as Revolving Credit Lender
/s/ Mustafa Khan
Name: Mustafa Khan Title: Director

[Signature Page – Amendment No. 6]

SCHEDULE I

Name of Incremental 2018 First Lien Term Loan Lender	Incremental 2018 First Lien Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$150,000,000
TOTAL: $150,000,000

SCHEDULE II

Name of 2022 Revolving Credit Lender	2022 Revolving Credit Commitments
Credit Suisse AG, Cayman Islands Branch	$30,000,000
JPMorgan Chase Bank, N.A.	$30,000,000
Royal Bank of Canada	$20,000,000
Citizens Bank of Pennsylvania	$15,000,000
Wells Fargo Bank, N.A.	$15,000,000
Goldman Sachs Bank USA	$7,500,000
MUFG Union Bank, N.A.	$7,500,000
TOTAL	$125,000,000

ANNEX I

[See attached]

CONFORMED COPY*

FIRST LIEN CREDIT AGREEMENT
Dated as of January 15, 2014
among
WTG HOLDINGS III CORP.
as the Borrower,
WTG HOLDINGS II CORP.
as Holdings,
CREDIT SUISSE AG
as Administrative Agent and Collateral Agent
CREDIT SUISSE AG
JPMORGAN CHASE BANK, N.A.,
ROYAL BANK OF CANADA
CITIZENS BANK OF PENNSYLVANIA
WELLS FARGO BANK, N.A.
GOLDMAN SACHS BANK USA
MUFG UNION BANK, N.A.
as L/C Issuers
The Other Lenders Party Hereto,
CREDIT SUISSE LOAN FUNDING LLC
JPMORGAN CHASE BANK, N.A.,
RBC CAPITAL MARKETS
GOLDMAN SACHS BANK USA
as Joint Lead Arrangers and Joint Bookrunners
and
RBC CAPITAL MARKETS
as Documentation Agent

RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.
* NOT A LEGAL DOCUMENT. CONFORMED COPY REFLECTS AMENDMENTS TO THE FIRST LIEN CREDIT AGREEMENT EFFECTED BY THE INCREMENTAL TERM FACILITY AMENDMENT NO. 1, DATED AS OF APRIL 15, 2016, AMENDMENT NO. 2, DATED OCTOBER 28, 2016, AMENDMENT NO. 3, DATED MARCH 6, 2017, AMENDMENT NO. 4, DATED AUGUST 8, 2017, AMENDMENT NO. 5, DATED DECEMBER 20, 2017 AND AMENDMENT NO. 6, DATED JULY 26, 2018. TO BE SURE OF THE TERMS OF THE FIRST LIEN CREDIT AGREEMENT AND RELATED AMENDMENTS, PLEASE REFER TO THE EXECUTION COPIES OF SUCH DOCUMENTS.

TABLE OF CONTENTS
Section
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	References to Agreements and Laws
1.06	Times of Day
1.07	Timing of Payment or Performance
1.08	Currency Equivalents Generally; Additional Alternative Currencies
1.09	Letter of Credit Amounts
1.1	Pro Forma Calculations
1.11	Basket Calculations
1.12	Classification of Loans and Borrowings
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01	The Loans
2.02	Borrowings, Conversions and Continuations of Loans
2.03	Letters of Credit
2.04	[Reserved]
2.05	Prepayments
2.06	Termination or Reduction of Commitments
2.07	Repayment of Loans
2.08	Interest
2.09	Fees
2.1	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate
2.11	Evidence of Indebtedness
2.12	Payments Generally; Administrative Agent’s Clawback
2.13	Sharing of Payments
2.14	Incremental First Lien Facilities
2.15	Cash Collateral

2.16	Defaulting Lenders
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Cost and Reduced Return; Capital Adequacy
3.05	Funding Losses
3.06	Matters Applicable to All Requests for Compensation
3.07	Replacement of Lenders under Certain Circumstances
3.08	Survival
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions to Initial Credit Extension
4.02	Conditions to All Credit Extensions
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect.
5.06	Litigation
5.07	No Default
5.08	Ownership of Property; Liens
5.09	Environmental Matters
5.1	Taxes
5.11	ERISA Compliance
5.12	Subsidiaries; Equity Interests
5.13	Margin Regulations; Investment Company Act
5.14	Disclosure
5.15	Compliance with Laws
5.16	Intellectual Property.
5.17	Solvency

5.18	Labor Matters
5.19	Perfection, Etc.
5.2	OFAC and PATRIOT Act Compliance
5.21	Anti-Corruption Compliance
5.22	OFAC
5.23	Designation as Senior Debt
ARTICLE VI
AFFIRMATIVE COVENANTS
6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc.
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.1	Inspection Rights
6.11	Use of Proceeds
6.12	Covenant to Guarantee Obligations and Give Security
6.13	Compliance with Environmental Laws
6.14	Further Assurances, Post Closing Obligations
6.15	Maintenance of Ratings
6.16	Conference Calls
6.17	ERISA
ARTICLE VII
NEGATIVE COVENANTS
7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Fundamental Changes
7.05	Dispositions
7.06	Restricted Payments
7.07	Change in Nature of Business
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
7.1	Use of Proceeds
7.11	Maximum First Lien Leverage Ratio
7.12	Amendments of Organization Documents

7.13	Accounting Changes
7.14	Prepayments, Etc. of Indebtedness and Modifications of Certain Debt Instruments.
7.15	Holding Companies
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default
8.02	Remedies Upon Event of Default
8.03	Right to Cure
8.04	Application of Funds
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01	Appointment and Authorization of Agents
9.02	Delegation of Duties
9.03	Liability of Agents
9.04	Reliance by Agents
9.05	Notice of Default
9.06	Credit Decision; Disclosure of Information by Agents
9.07	Indemnification of Agents
9.08	Agents in their Individual Capacities
9.09	Successor Agents
9.1	Administrative Agent May File Proofs of Claim
9.11	Collateral and Guaranty Matters
9.12	Secured Cash Management Agreements and Secured Hedge Agreements
9.13	Other Agents; Arranger and Managers
9.14	Appointment of Supplemental Administrative Agents
9.15	Withholding
ARTICLE X
MISCELLANEOUS
10.01	Amendments, Etc.
10.02	Notices; Effectiveness; Electronic Communications
10.03	No Waiver; Cumulative Remedies; Enforcement
10.04	Expenses and Taxes
10.05	Indemnification by the Borrower
10.06	Payments Set Aside
10.07	Successors and Assigns

10.08	Confidentiality
10.09	Setoff
10.1	Interest Rate Limitation
10.11	Counterparts
10.12	Integration; Effectiveness
10.13	Survival of Representations and Warranties
10.14	Severability
10.15	Governing Law; Jurisdiction; Etc.
10.16	WAIVER OF RIGHT TO TRIAL BY JURY
10.17	Binding Effect
10.18	No Advisory or Fiduciary Responsibility
10.19	Affiliate Activities
10.2	Electronic Execution of Assignments and Certain Other Documents
10.21	USA PATRIOT ACT; “Know Your Customer” Checks.
10.22	Judgment Currency.
10.23	Intercreditor Agreement.
10.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
10.25	Certain ERISA Matters

SCHEDULES
I	Guarantors
II	Trade L/Cs
III	Immaterial Subsidiaries
2.01	Commitments and Pro Rata Shares
5.08(b)	Material Real Property
5.09	Environmental Matters
5.11(d)	Pension Plans
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property
5.18	Labor Matters
6.14	Initial Mortgaged Properties
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Existing Affiliate Transactions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	[Reserved]
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Assignment and Assumption
E-3	Administrative Questionnaire
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	Intellectual Property Security Agreement
I	Opinion Matters – Counsel to the Loan Parties
J	Solvency Certificate
K	Discounted Prepayment Option Notice
L	Lender Participation Notice
M	Discounted Voluntary Prepayment Notice
N	U.S. Tax Compliance Certificate
O	Cash Management/Secured Hedge Notice
P	Intercompany Note
Q	Intercreditor Agreement

FIRST LIEN CREDIT AGREEMENT
This FIRST LIEN CREDIT AGREEMENT (this “Agreement”) is entered into as of January 15, 2014, among WTG HOLDINGS III CORP., a Delaware corporation (the “Borrower”), WTG HOLDINGS II CORP., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE AG, as Administrative Agent and as Collateral Agent, and CREDIT SUISSE AG, JPMORGAN CHASE BANK, N.A., ROYAL BANK OF CANADA, CITIZENS BANK OF PENNSYLVANIA, WELLS FARGO BANK, N.A., GOLDMAN SACHS BANK USA and MUFG UNION BANK, N.A., as L/C Issuers.
PRELIMINARY STATEMENTS
Pursuant to the terms and conditions set forth in the Acquisition Agreement (as hereinafter defined), the Borrower will acquire (the “Acquisition”) the Business (as defined in the Acquisition Agreement), which shall include an acquisition of the Target (as hereinafter defined), the Sold Shares (as defined in the Acquisition Agreement) and the Additional Sold Assets (as defined in the Acquisition Agreement), if any, from Siemens Aktiengesellschaft, a German Stock Corporation (Aktiengesellschaft) registered with the commercial register of the lower court (Amtsgericht) of Berlin-Charlottenburg under HRB 12300 and with the commercial register of the lower court (Amtsgericht) Munich under HRB 6684 Federal Republic of Germany (the “Seller”).
The Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Article IV below, the Lenders (a) lend to the Borrower $505,000,000 in the form of a term loan facility and (b) make available to the Borrower a $75,000,000 revolving credit facility for the making of revolving loans and the issuance of letters of credit for the account of the Borrower and its Restricted Subsidiaries (as hereinafter defined), from time to time.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement (including the preliminary statements above), the following terms shall have the meanings set forth below:
“2019 Revolving Credit Commitment” means, with respect to each 2019 Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations. For the avoidance of doubt, on the Amendment No. 6 Effective Date, the aggregate amount of 2019 Revolving Credit Commitments shall be $0.00 and Schedule III of Amendment No. 5 shall be of no further force or effect.
“2022 Revolving Credit Commitment” means, with respect to each 2022 Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II of Amendment No. 6 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, in each case as such amount may be adjusted from time to time in accordance with this Agreement. On the Amendment No. 6 Effective Date, (i) Schedule II to Amendment No. 5 shall be superseded in its entirety by Schedule II to Amendment No. 6 and (ii) the aggregate amount of 2022 Revolving Credit Commitments shall be $125,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“2019 Revolving Credit Lender” means, at any time, any Lender that has a 2019 Revolving Credit Commitment at such time. On and following the Amendment No. 6 Effective Date, there shall be no 2019 Revolving Credit Lenders.
“2022 Revolving Credit Lender” means, at any time, any Lender that has a 2022 Revolving Credit Commitment at such time.
“2019 Revolving Credit Loan” means a Loan made by a 2019 Revolving Credit Lender pursuant to its 2019 Revolving Credit Commitment. On and following the Amendment No. 6 Effective Date, there shall be no outstanding 2019 Revolving Credit Loans.
“2022 Revolving Credit Loan” means a Loan made by a 2022 Revolving Credit Lender pursuant to its 2022 Revolving Credit Commitment.
“Acquisition” has the meaning specified in the “Preliminary Statements.”
“Acquisition Agreement” means the Master Sale and Purchase Agreement (including the annexes thereto), dated as of October 15, 2013, between the Borrower and the Seller.
“Acceptable Discount” has the meaning specified in Section 2.05(a)(iii)(C).
“Acceptance Date” has the meaning specified in Section 2.05(a)(iii)(B).
“Accepting Lenders” has the meaning specified in Section 2.05(c).
“Acquired Business” has the meaning specified in Section 7.02(i).
“Administrative Agent” means Credit Suisse AG, in its capacity as administrative agent under the Facilities, and any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.
“AEA” means AEA Investors LP and its Affiliates, other than any portfolio company of any of the foregoing.

“Affected Facility” has the meaning specified in Section 10.01(B).
“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliated Lenders” means, collectively, the Borrower and its Subsidiaries, Non-Debt Fund Affiliates and Debt Fund Affiliates.
Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit E-2.
“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, partners, members, representatives, agents, attorneys-in-fact, trustees and advisors of such Persons and Affiliates and their respective successors and assigns.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Documentation Agent and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this First Lien Credit Agreement, as amended, supplemented or modified from time to time in accordance with its terms.
“Alternative Currency” means (a) Canadian Dollars, Australian Dollars and Singapore Dollars and (b) subject to the consent of the Administrative Agent, each L/C Issuer and the Revolving Credit Lenders (each of which consents may be withheld in the Administrative Agent’s, such L/C Issuer’s or such Revolving Credit Lender’s sole and absolute discretion), any other currency.
“Alternative Currency Sublimit” means an amount equal to (a) with respect to Canadian Dollars, the lesser of the Revolving Credit Commitments and $10,000,000, (b) with respect to Australian Dollars, the lesser of the Revolving Credit Commitments and $10,000,000, (c) with respect to Singapore Dollars, the lesser of the Revolving Credit Commitments and $10,000,000 and (d) with respect to any other Alternative Currency pursuant to clause (b) of the definition thereof, the amount agreed to by the Administrative Agent, each L/C Issuer and the Revolving Credit Lenders with respect to such Alternative Currency. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Amendment No. 1” means that certain Incremental Term Facility Amendment No. 1 dated as of April 15, 2016 among the Borrower, Holdings, the Incremental First Lien Lenders party thereto and the First Lien Administrative Agent.

“Amendment No. 2” means that certain Amendment No. 2 dated October 28, 2016 among the Borrower, Holdings, the Lenders party thereto (including the Amendment No. 2 Incremental Lenders), and Credit Suisse AG, as administrative agent and collateral agent.
“Amendment No. 4” means that certain Amendment No. 4 dated August 8, 2017 among the Borrower, Holdings, the Lenders party thereto (including the Amendment No. 4 Incremental Lenders and the Amendment No. 4 Refinancing Lenders), and Credit Suisse AG, as administrative agent and collateral agent.
“Amendment No. 5” means that certain Amendment No. 5 dated December 20, 2017 among the Borrower, Holdings, the Lenders party thereto (including the Amendment No. 4 Refinancing Lenders), and Credit Suisse AG, as administrative agent and collateral agent.
“Amendment No. 6” means that certain Amendment No. 6 dated July 26, 2018 among the Borrower, Holdings, the Lenders party thereto (including the Amendment No. 6 Incremental Term Lenders and the 2022 Revolving Credit Lenders), and Credit Suisse AG, as administrative agent and collateral agent.
“Amendment No. 2 Effective Date” shall have the meaning assigned to such term in Amendment No. 2.
“Amendment No. 4 Effective Date” shall have the meaning assigned to such term in Amendment No. 4.
“Amendment No. 5 Effective Date” shall have the meaning assigned to such term in Amendment No. 5.
“Amendment No. 6 Effective Date” shall have the meaning assigned to such term in Amendment No. 6.
“Amendment No. 2 Incremental Term Commitment” means, as to each Amendment No. 2 Incremental Term Lender, its obligation to make Amendment No. 2 Incremental Term Loans to the Borrower pursuant to Amendment No. 2 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II to Amendment No. 2 under the caption “Amendment No. 2 Incremental Term Commitment”. The aggregate Amendment No. 2 Incremental Term Commitments of all Amendment No. 2 Incremental Term Lenders shall be $150,000,000 on the Amendment No. 2 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Amendment No. 4 Incremental Term Commitment” means, as to each Amendment No. 4 Incremental Term Lender, its obligation to make Amendment No. 4 Incremental Term Loans to the Borrower pursuant to Amendment No. 4 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II to Amendment No. 4 under the caption “Incremental 2017 First Lien Term Loan Commitment”. The aggregate Amendment No. 4 Incremental Term Commitments of all Amendment No. 4 Incremental

Term Lenders shall be $80,000,000 on the Amendment No. 4 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Amendment No. 6 Incremental Term Commitment” means, as to each Amendment No. 6 Incremental Term Lender, its obligation to make Amendment No. 6 Incremental Term Loans to the Borrower pursuant to Amendment No. 6 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 6 under the caption “Incremental 2018 First Lien Term Loan Commitment”. The aggregate Amendment No. 6 Incremental Term Commitments of all Amendment No. 6 Incremental Term Lenders shall be $150,000,000 on the Amendment No. 6 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Amendment No. 2 Incremental Term Lenders” means a Lender with an Amendment No. 2 Incremental Term Commitment or an outstanding Amendment No. 2 Incremental Term Loan.
“Amendment No. 4 Incremental Term Lenders” means a Lender with an Amendment No. 4 Incremental Term Commitment or an outstanding Amendment No. 4 Incremental Term Loan.
“Amendment No. 6 Incremental Term Lenders” means a Lender with an Amendment No. 6 Incremental Term Commitment or an outstanding Amendment No. 6 Incremental Term Loan.
“Amendment No. 2 Incremental Term Loans” means the term loans incurred on the Amendment No. 2 Effective Date pursuant to Amendment No. 2.
“Amendment No. 4 Incremental Term Loans” means the term loans incurred on the Amendment No. 4 Effective Date pursuant to Amendment No. 4.
“Amendment No. 6 Incremental Term Loans” means the term loans incurred on the Amendment No. 6 Effective Date pursuant to Amendment No. 6.
“Amendment No. 4 Refinancing Term Commitment” means, as to each Amendment No. 4 Refinancing Term Lender, its obligation to make Amendment No. 4 Refinancing Term Loans to the Borrower pursuant to Amendment No. 4 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 4 under the caption “Refinancing 2017 First Lien Term Loan Commitment”. The aggregate Amendment No. 4 Refinancing Term Commitments of all Amendment No. 4 Refinancing Term Lenders shall be $182,687,500 on the Amendment No. 4 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Amendment No. 5 Refinancing Term Commitment” means, as to each Amendment No. 5 Refinancing Term Lender, its obligation to make Amendment No. 5 Refinancing Term Loans to the Borrower pursuant to Amendment No. 5 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to

Amendment No. 5 under the caption “Refinancing 2017-2 First Lien Term Loan Commitment”. The aggregate Amendment No. 5 Refinancing Term Commitments of all Amendment No. 5 Refinancing Term Lenders shall be $796,574,014 on the Amendment No. 5 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Amendment No. 4 Refinancing Term Lenders” means a Lender with an Amendment No. 4 Refinancing Term Commitment or an outstanding Amendment No. 4 Refinancing Term Loan.
“Amendment No. 5 Refinancing Term Lenders” means a Lender with an Amendment No. 5 Refinancing Term Commitment or an outstanding Amendment No. 5 Refinancing Term Loan.
“Amendment No. 4 Refinancing Term Loans” means the refinancing loans incurred on the Amendment No. 4 Effective Date pursuant to Amendment No. 4.
“Amendment No. 5 Refinancing Term Loans” means the refinancing loans incurred on the Amendment No. 5 Effective Date pursuant to Amendment No. 5.
“Amendment No. 5 Revolving Credit Amendments” means the amendments set forth in Amendment No. 5 with respect to Revolving Credit Loans and Revolving Credit Commitments, including, for the avoidance of doubt, the Additional Revolving Credit Commitments (as defined in Amendment No. 5).
“Amendment No. 6 Revolving Credit Amendments” means the amendments set forth in Amendment No. 6 with respect to Revolving Credit Loans and Revolving Credit Commitments.
“Amendment No. 5 Term Loan Refinancing” means the refinancing, on the Amendment No. 5 Effective Date pursuant to clause (v) of the proviso immediately following clause (g) of Section 10.01 of this Agreement and in accordance with Section 2.05(b)(iii) of this Agreement, of 100% of the aggregate principal amount of the Term Loans outstanding immediately prior to the effectiveness of Amendment No. 5 on the Amendment No. 5 Effective Date, together with all accrued and unpaid interest and fees in respect thereof and in connection therewith, with 100% of the Net Cash Proceeds of the Amendment No. 5 Refinancing Term Loans.
“Amendment No. 5 Transaction Costs” means all fees, premiums and expenses incurred in connection with the Amendment No. 5 Transactions.
“Amendment No. 2 Transactions” shall mean (a) the incurrence of the Amendment No. 2 Incremental Term Loans and increases in the Revolving Credit Commitments, (b) the Specified Junior Debt Repayment, (c) the Revolving Loan Prepayment (as defined in Amendment No. 2), (d) the amendments to this Agreement and the other Loan Documents pursuant to Amendment No. 2 and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Amendment No. 4 Transactions” shall mean (a) the incurrence of the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans, (b) the amendments to this Agreement and the other Loan Documents pursuant to Amendment No. 4, (c) the Incremental 2016 First Lien Term Loan Prepayment and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Amendment No. 5 Transactions” shall mean (a) the incurrence of the Amendment No. 5 Refinancing Term Loans, (b) the amendments to this Agreement and the other Loan Documents pursuant to Amendment No. 5, (c) the Amendment No. 5 Term Loan Refinancing, (d) the Amendment No. 5 Revolving Credit Amendments and (e) the payment of the Amendment No. 5 Transaction Costs.
“Anticipated Cure Deadline” has the meaning specified in Section 8.03(B).
“Applicable Discount” has the meaning specified in Section 2.05(a)(iii)(C).
“Applicable Rate” means a percentage per annum equal to:
(a)    with respect to the Term Loans, 3.00% per annum for Eurocurrency Rate Loans, and 2.00% per annum for Base Rate Loans; provided that such Applicable Rate shall decrease to 2.75% per annum for Eurocurrency Rate Loans, and 1.75% per annum for Base Rate Loans during any Ratings Condition Period.
(b)    with respect to the Revolving Credit Facility, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the second fiscal quarter ending after the Closing Date, 3.25% per annum for Eurocurrency Rate Loans, and 2.25% per annum for Base Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

Applicable Rate
Pricing Level	First Lien Leverage Ratio	Eurocurrency Rate 2019 Revolving Credit Loans	Base Rate 2019 Revolving Credit Loans	Eurocurrency Rate 2022 Revolving Credit Loans	Base Rate 2022 Revolving Credit Loan
1	> 2.50:1.00	3.25%	2.25%	2.75%	1.75%
2	≤ 2.50:1.00	3.00%	2.00%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” shall apply (x) as of the first Business Day at any time after the date on which a Compliance Certificate was required to have been delivered but was not delivered (or was delivered but did not contain the calculations of the First Lien Leverage Ratio) until the first Business Day immediately following the date on which such Compliance Certificate (which includes calculations of the First Lien Leverage Ratio) is delivered and (y) at all times during the existence of an Event of Default.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means each of CS Securities (but only prior to the Amendment No. 6 Effective Date), Credit Suisse Loan Funding LLC (but only on and after the Amendment No. 6 Effective Date), JPMorgan Chase Bank, N.A., RBC Capital Markets and Goldman Sachs Bank USA, in their capacities as exclusive joint lead arrangers and joint bookrunners.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03(c)).
“AUD Rate” means, for any Interest Period, (a) the rate per annum displayed at or about 10:45 a.m. (Sydney, Australia time) on the Reuters screen page “BBSY” or “BBSW” (or its successor or equivalent page) on the first day of such Interest Period as the bank bill “settlement” bid rate for bank accepted bills for a term equivalent to such Interest Period, or (b) if (i) for any reason such rate is not available or (ii) the basis on which such rate is displayed has changed and, in the reasonable opinion of the Administrative Agent, ceases to reflect the Lenders’ cost of funding to the same extent as on the Closing Date, then the “AUD Rate” shall be a rate published by a commercially available source providing “BBSY” or “BBSW” quotations, as applicable, and reasonably selected by the Administrative Agent.
“Australian Dollars” and “AUD” means the lawful currency of the Commonwealth of Australia.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the one-month Eurocurrency Rate (after giving effect to any applicable “floor”) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London Time) by reference to the ICE Benchmark Administration (or any successor thereto) Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized vendor for the purpose of displaying such rates); provided, further, that in no event shall the Base Rate be less than 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of

Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means: (a) with respect to Holdings, the Borrower or any other corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” has the meaning specified in the introductory paragraph to this Agreement.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Notice” has the meaning specified in Section 6.12(e).
“Borrower Purchasing Party” means the Borrower and any of its Restricted Subsidiaries.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date (and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect) and which are denominated in the same currency.
“Build Own Operate Contract” means any contract (as amended, modified or renewed from time to time) pursuant to which any Loan Party builds, owns and operates equipment (the “Build Own Operate Equipment”) on the property of a third party and such Loan Party provides related products or services to such third party pursuant to such contract using such equipment.
“Build Own Operate Equipment” has the meaning specified in the definition of “Build Own Operate Contract”.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office with respect to First Lien Obligations denominated in Dollars, Euros, Sterling or an Alternative Currency is located, which day is a London Banking Day and (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any London Banking Day, (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer which utilizes a single shared platform and which was launched on 19 November 2007 (TARGET 2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro, (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of any such Eurocurrency Rate Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Sterling are conducted by and between banks in the London interbank market for Sterling, (d) if such date relates to any interest rate settings, funding, disbursement, settlements and payments in Canadian Dollars, means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to First Lien Obligations denominated in Canadian Dollars is located, (e) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Australian Dollars, any fundings, disbursements, settlements and payments in Australian Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Australian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Australian Dollars are conducted by and between banks in the London or other applicable offshore interbank market for Australian Dollars and (f) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Singapore Dollars, any fundings, disbursements, settlements and payments in Singapore Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Singapore Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Singapore Dollars are conducted by and between banks in the London or other applicable offshore interbank market for Singapore.
“Canadian Dollar” and “CAD” means the lawful currency of Canada.
“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP (subject to Section 1.03(c)).
“Capitalized Lease” means any lease that has been or should be, in accordance with GAAP (subject to Section 1.03(c)), recorded as a capitalized lease (or, to the extent Section 1.03(c) is applicable, finance leases).
“Cash Collateral Account” means a blocked, non-interest bearing deposit account at Credit Suisse or a financial institution selected by the Administrative Agent, in the name of the Borrower and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, each applicable L/C Issuer or the Revolving Credit Lenders, as collateral or other credit support for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), (a) cash or deposit account balances or, (b) if the applicable L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries:
(a)    direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union, the United States, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union, the United States, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the issuer’s option;
(b)    overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency;
(c)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;
(d)    marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
(e)    repurchase obligations with a term of not more than 30 days for underlying Investments of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
(f)    Investments, classified in accordance with GAAP (subject to Section 1.03(c)) as Current Assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a), through (e) of this definition;

(g)    investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (f) above; and
(h)    (x) Dollars, Euros, Sterling, Alternative Currencies or other currencies in those countries in which the Borrower or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) customarily utilized in countries in which Borrower or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, as well as Cash Management LC Agreements, and other cash management arrangements permitted under Article VII that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank; provided that the aggregate amount of Cash Management Agreements entered into by Restricted Subsidiaries that are not Loan Parties shall not exceed $35,000,000 at any time outstanding.
“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is an Agent, an Arranger, a Lender or an Affiliate of an Agent, an Arranger or a Lender, (ii) is, as of the Closing Date, an Agent, an Arranger or a Lender or an Affiliate of an Agent, an Arranger or a Lender and a party to a Cash Management Agreement or (iii) in the case of Cash Management LC Agreements, any other Person reasonably acceptable to the Administrative Agent (it being understood and agreed that the Trade L/C providers as of the Closing Date are satisfactory to the Administrative Agent), in each case, in its capacity as a party to such Cash Management Agreement. For the avoidance of doubt, such Person shall continue to be a Cash Management Bank with respect to the applicable Cash Management Agreement even if it ceases to be an Agent, an Arranger or a Lender or an Affiliate of an Agent, an Arranger or a Lender after the date on which it entered into such Cash Management Agreement.
“Cash Management LC Agreements” means financial accommodations or facilities in the form of guarantee, bonding, surety, letter of credit or similar facilities, other than Trade LCs.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).
“CDOR” means, for any Interest Period, the Canadian deposit offered rate equal to the sum of the annual rate of interest determined with reference to the arithmetic mean of the discount rate quotations of all institutions listed in respect of such Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Reuters (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business

Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).
“CFC Holdco” means a Subsidiary (a) that has no material assets other than the equity of one or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that holds equity of one or more Foreign Subsidiaries.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, standard or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, standards or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, standards or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(i)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than one or more Permitted Holders; or
(ii)    the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower; or
(iii)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined in clause (i) above) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of Holdings or the Borrower measured by voting power rather than number of shares; or
(iv)    the first day on which a majority of the members of the Board of Directors of Holdings or the Borrower are not Continuing Directors; or
(v)    Holdings ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower; or
(vi)    a “Change of Control” (as defined in the Second Lien Credit Agreement) shall occur.

“Citizens Bank” means Citizens Bank of Pennsylvania, acting through such of its affiliates or branches as it deems appropriate, and its successors.
“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders holding Term Loans, (ii) Lenders having 2019 Revolving Credit Commitments, (iii) Lenders having 2022 Revolving Credit Commitments and (iv) Lenders holding an Incremental First Lien Term Loan Tranche, and (b) with respect to Loans, each of the following classes of Loans: (i) Term Loans, (ii) 2019 Revolving Credit Loans, (iii) 2022 Revolving Credit Loans and (iv) Incremental First Lien Term Loans of any Incremental First Lien Term Loan Tranche. For the avoidance of doubt, any Loans or Commitments created pursuant to a Permitted Amendment shall constitute a separate Class.
“Closing Date” means the first date on which all of the conditions precedent in Article IV are satisfied or waived in accordance with Article IV.
“Closing Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter that, individually or in the aggregate, has or would reasonably be likely to have a material adverse effect on the assets, liabilities, business, financial condition or results of operation of the Sold Companies and the Business, taken as a whole; provided, however, that none of the following shall be considered or taken into account in determining whether there has been or would reasonably be likely to be a Material Adverse Effect: any change, event, occurrence, development, effect, condition, circumstance or matter resulting from or relating to (A) the pendency or public announcement of the Carve-out and the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, regulators or employees (including any employee departures or labor union or works council activities); (B) global or national or regional economic, monetary or financial conditions, including changes or developments in credit markets (including changes in prevailing interest or exchange rates), financial or securities markets (including the disruption thereof and any decline in the price of any security or market index), or general economic, business or regulatory conditions anywhere in the world, or (C) national or international or regional political or social conditions; (D) the commencement, continuation or escalation of a war, armed hostilities or other international or national emergency, calamity or act of terrorism or any weather or health/epidemic related or other force majeure event or natural disaster or the worsening thereof; (E) any change in applicable Laws or applicable accounting principles or, in each case, in the interpretation or enforcement thereof after the date hereof; (F) general conditions in or of the industries in which the Business operates; (G) any change, event, occurrence, development, effect, condition, circumstance or matter that is cured by Seller or its Affiliates to the reasonable satisfaction of Purchaser (including by the payment of money); (H) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any such failure may be considered and taken into account in determining whether there has been or would reasonably be likely to be a Material Adverse Effect); (I) any action taken or not taken by Seller or its Affiliates at Purchaser's written request; or (J) any reconciliation of IFRS to generally accepted accounting principles or vice versa; provided, however, that any change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (B), (C), (D), (E) or (F) above shall not be excluded to the extent such matters disproportionately affect the Business, taken as a whole, as compared to other similarly situated Persons in the water and waste water treatment industry (it being understood and agreed for the avoidance of doubt that only the extent of such disproportionate affect shall not be so excluded). Capitalized terms used above in the definition of “Closing Material Adverse Effect” without definition shall have the meanings assigned to them in the Acquisition Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless otherwise provided herein).
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Agent” means Credit Suisse AG, in its capacity as collateral agent under the Loan Documents, and any successor collateral agent.
“Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, the Collateral Agent and the Lenders pursuant to Section 6.12 or 6.14, and each of the other agreements, instruments or documents entered into by a Loan Party that creates or purports to create a Lien over all or any part of its assets in respect of the First Lien Obligations in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company Plan” means a Plan other than a Multiemployer Plan.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP (subject to Section 1.03(c)), to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets that, in accordance with GAAP (subject to Section 1.03(c)), would be classified as current assets on the consolidated balance sheet of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP (subject to Section 1.03(c)), but excluding any payment of contract-related costs (customarily referred to as costs in excess of billing), cash, Cash Equivalents and Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person.
“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP (subject to Section 1.03(c)) that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding any advanced payments received for contracts (customarily referred to as billings in excess of costs), the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person.
“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (other than clause (xix), without duplication,

(i)
total interest expense determined in accordance with GAAP (subject to Section 1.03(c)) (including, to the extent deducted and not added back in computing Consolidated Net Income, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Leases, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate or currency risk, net of interest income and gains on such hedging obligations,

(ii)
provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii)	depreciation and amortization expense (including amortization of intangible assets),

(iv)
non‑cash expenses resulting from any employee benefit or management compensation plan or the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs to employees of Holdings, the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(v)
any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(vi)	all extraordinary, non-recurring or unusual losses and charges,

(vii)
costs and expenses in connection with project ramp-ups, provided that the aggregate amount of add backs made pursuant to this clause (vii), when added to the aggregate amount of add backs pursuant to clauses (ix) and (xix) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (vii) or clauses (ix) or (xix) below),

(viii)	cash fees and expenses (including Sponsor deal fees) and employee bonuses incurred in connection with, or in anticipation of, the Transactions,

(ix)
cash restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, retention, relocation, severance and signing bonuses and expenses, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs (including legal services costs) incurred in connection with any of the foregoing; provided that the aggregate amount of add backs made pursuant to this clause (ix), when added to the aggregate amount of add backs pursuant to clause (vii) above and clause (xix) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (ix), clause (vii) above or clause (xix) below),

(x)
transaction fees and expenses (including those in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, or any Casualty Event and any amendments or waivers of the Loan Documents or the Second Lien Loan Documents, in each case, whether or not consummated),

(xi)	any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business,

(xii)
any (x) expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any permitted Investment, Permitted Acquisitions or any permitted sale, conveyance, transfer or other disposition of assets or (y) expenses, charges or losses with respect to liability or casualty events or business interruption covered by insurance, in each case to the extent actually reimbursed, or, so long as the Borrower has made a determination that reasonable evidence exists that such indemnification or reimbursement will be made, and only to the extent that such amount is (A) not denied by the applicable indemnifying party, obligor or insurer in writing and (B) in fact indemnified or reimbursed within 365 days after such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period),

(xiii)	management fees (or special dividends in lieu thereof) permitted under Section 7.08(d),

(xiv)	any non‑cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment permitted under Section 7.02,

(xv)	non‑cash losses from Joint Ventures and non‑cash minority interest reductions,

(xvi)	fees and expenses in connection with debt exchanges or refinancings permitted under Section 7.14,

(xvii)	other expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period,

(xviii)	losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items,

(xix)	the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any acquisition or disposition by the Borrower or any Restricted Subsidiary, any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) or headcount reductions, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable as determined in good faith by the Borrower, and (y) such actions are to be taken and the results with respect thereto are to be achieved within (I) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transactions, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the acquisition or disposition, which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions and synergies are not associated with the Transactions, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) the aggregate amount of add backs made pursuant to this clause (xix), when added to the aggregate amount of add backs pursuant to clauses (vii) and (ix) above, shall not exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to clauses (vii) and (ix) above or this clause (xix)), and

(xx)
restructuring charges or reserves and business optimization expenses, including restructuring costs and integration costs, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, retention, relocation, severance and signing bonuses and expenses, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, and any costs associated with any of the foregoing, in each case, incurred in connection with the restructuring of the Municipal Business, minus

(c)	an amount which, in the determination of Consolidated Net Income, has been included for:
(i)    federal, state, local and foreign income tax credits and refunds (to the extent not netted from tax expense),
(ii)    non-recurring income or gains from discontinued operations
(iii)    all extraordinary, non-recurring or unusual gains and non‑cash income during such period,
(iv)    any gains realized upon the disposition of property outside of the ordinary course of business, and
(v)    the amount of Restricted Payments permitted under Sections 7.06(e)(i), 7.06(e)(ii), 7.06(e)(iii), 7.06(e)(vii) and 7.06(i) (except to the extent that (x) the amount paid with such Restricted Payments would not, if the respective expense or other item had been incurred directly by the Borrower, have reduced Consolidated EBITDA determined in accordance with this definition or (y) such Restricted Payment is paid by the Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA, as calculated pursuant to this definition), plus or minus

(d)	unrealized losses/gains in respect of Swap Contracts, all as determined in accordance with GAAP (subject to Section 1.03(c)).
Notwithstanding anything to the contrary, Consolidated EBITDA shall be deemed to be $15,264,748 for the fiscal quarter ended on December 31, 2012, $29,405,467 for the fiscal quarter ended on March 31, 2013, $30,968,403 for the fiscal quarter ended on June 30, 2013 and $40,845,446 for the fiscal quarter ended on September 30, 2013.
“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any Collateral (other than Liens permitted under Section 7.01(i)) that is not subordinated to the Liens securing the First Lien Obligations; provided that (x) such Consolidated First Lien Indebtedness is not subordinated in right of payment to the First Lien Obligations and (y) for purposes of the definition of “Permitted Other First Lien Indebtedness”, the definition of “Permitted Other Second Lien Indebtedness” and clause (x)(B) of the second proviso in Section 2.14(a) only, all Incremental First Lien Facilities and all Permitted Other First Lien Indebtedness (and any Permitted Refinancing thereof) shall be deemed to be (a) secured by a Lien on the Collateral that is not subordinated to the Liens securing the First Lien Obligations, whether or not so secured and (b) not subordinated in right of payment to the First Lien Obligations, whether or not so subordinated.

“Consolidated Funded Indebtedness” means all Indebtedness of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (subject to Section 1.03(c)) (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding (i) net obligations under any Swap Contract, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person, (iii) any deferred compensation arrangements, (iv) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions, or (v) obligations in respect of letters of credit (including Letters of Credit), bankers’ acceptances, bank Guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until one (1) Business Day after such amount is drawn. The amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or, if less, the fair market value of such identified asset.
“Consolidated Funded Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on assets of the Borrower or any of its Restricted Subsidiaries, provided that (x) such Consolidated Funded Indebtedness is not subordinated in right of payment to the First Lien Obligations and (y) for purposes of the definition of “Permitted Other First Lien Indebtedness”, the definition of “Permitted Other Second Lien Indebtedness”, the definition of “Secured Leverage Ratio” as used in the definition of “Second Lien Cap” and clause (x)(B) of the second proviso in Section 2.14(a) only, all Incremental First Lien Facilities and all Permitted Other Indebtedness (and any Permitted Refinancing thereof) shall be deemed to be (a) secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries, whether or not so secured and (b) not subordinated in right of payment to the First Lien Obligations, whether or not so subordinated.
“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (x) such amounts have not been distributed in cash to such Person and its Restricted Subsidiaries during the applicable period, (y) such amounts were not earned by such Unrestricted Subsidiary or Joint Venture during the applicable period or (z) there exists in respect of any future period any encumbrance or restriction on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person and its Restricted Subsidiaries, (iii) the cumulative effect of foreign currency translations during such period to the extent included in Consolidated Net Income, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (v) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period (or, for purposes of calculating Cumulative Credit, either during such period or in respect of any future period) there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Restricted Subsidiaries, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (vi) cancellation of Indebtedness income arising out of prepayments made in accordance with Section 2.05(a)(iii) and (vii) any income (loss) for such period attributable to the early extinguishment of (a) Indebtedness, (b) obligations under any Swap Contracts or (c) other derivative instruments), as determined in accordance with GAAP (subject to Section 1.03(c)).
“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Leases during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments of such Funded Debt (including as required pursuant to Section 2.05) as determined in accordance with GAAP (subject to Section 1.03(c))
“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP (subject to Section 1.03(c)), as set forth on the consolidated balance sheet of the Borrower as of such date.
“Continuing Directors” means the directors of each of Holdings and the Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings or the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Sponsor in his or her election by the stockholders of Holdings or of the Borrower.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Covenant Trigger Amount” means, at any time, an amount equal to 25% of the Revolving Credit Facility at such time.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Suisse” means Credit Suisse AG, acting through such of its affiliates or branches as it deems appropriate, and its successors.
“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate (except to the extent resulting from the operation of clause (e)), determined on a cumulative basis equal to:
(a)    the sum of a percentage of Excess Cash Flow for each full fiscal quarter ended after the Closing Date and prior to such date of determination, equal to, for each such fiscal quarter:
(i) 50% if, as of the last day of such fiscal quarter, the Total Leverage Ratio was greater than or equal to 3.90:1.00,
(ii) 75% if, as of the last day of such fiscal quarter, the Total Leverage Ratio was less than 3.90:1.00 but greater than or equal to 3.40:1.00 or
(iii) 100% if, as of the last day of such fiscal quarter, the Total Leverage Ratio was less than 3.40:1.00, plus
(b)    the sum of any Declined Amounts, plus
(c)    in the event that Cumulative Credit has been reduced as a result of an Investment made pursuant to Section 7.02(t) (any such Investment for purposes of this clause (c) being an “Original Investment” and the amount of any such reduction for purposes of this clause (c) being the “Reduction Amount” in respect of such Investment) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any Investments, an amount equal to the lesser of (A) the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any such Restricted Subsidiary) of any such Equity Interests of an Unrestricted Subsidiary or any such Investments, or (ii) any dividend or other distribution by any such Unrestricted Subsidiary received in respect of any such Investments, or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investments, and (B) the Reduction Amount in respect of such Original Investment; plus
(d)    in the event that Cumulative Credit has been reduced as a result of an Investment made pursuant to Section 7.02(t) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (any such designation being the “Original Designation” and the amount of any such reduction for purposes of this clause (d) being the “Reduction Amount” in respect of such designation), in the event any such Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, an amount equal to the lesser of (A) the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the Reduction Amount in respect of such Original Designation, minus

(e)    the aggregate excess, if any, in respect of each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date) completed prior to such date of (i) the cumulative amount of Cumulative Credit attributable to and determined in accordance with clause (a) of this definition for all four fiscal quarters of each such fiscal year over (ii) such cumulative amount for each such fiscal year attributable to clause (a) of this definition but determined on an annual (and not quarterly) basis for each such fiscal year (for the avoidance of doubt, based on the Total Leverage Ratio as of the last day of each such fiscal year), as such amount may be reduced from time to time to the extent that all or a portion of Cumulative Credit is applied to make Investments, Restricted Payments or prepayments of Junior Financing pursuant to Section 7.02(t), 7.06(f)(2) or 7.14(a)(i), respectively.
“Cure Amount” has the meaning specified in Section 8.03.
“Cure Right” has the meaning specified in Section 8.03.
“Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euro, Sterling or an Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euro, Sterling or such Alternative Currency with Dollars.
“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP (subject to Section 1.03(c)), would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP (subject to Section 1.03(c)).
“Declined Amounts” has the meaning specified in Section 2.05(c).
“Declining Lender” has the meaning specified in Section 2.05(c).
“Debt Fund Affiliate” means any Affiliate of the Sponsor that is a bona fide diversified debt fund primarily engaged in, or advising funds or other investment vehicles that are engaged in making, purchasing or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle that are independent of their duties to the equity holders of Holdings.
“Debt Issuance” means the issuance by any Person and its Restricted Subsidiaries of any Indebtedness for borrowed money.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United

States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans under the applicable Facility plus (c) 2.0% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the Eurocurrency Rate plus the Applicable Rate applicable to such Eurocurrency Rate Loan under the applicable Facility plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Borrower or an L/C Issuer, to confirm in writing to the Administrative Agent, the Borrower or such L/C Issuer that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Borrower or such L/C Issuer), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or a Lender’s direct or indirect parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not result in a Lender being deemed a Defaulting Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.
“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(a)(iii)(B).
“Discount Range” has the meaning specified in Section 2.05(a)(iii)(B).
“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(a)(iii)(A).
“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(a)(iii)(E).
“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligations or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other First Lien Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Latest Maturity Date of all Commitments and Loans then in effect; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Documentation Agent” means RBC Capital Markets, as Documentation Agent under the Loan Documents.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, Sterling or any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros, Sterling or such Alternative Currency. In making the determination of the Dollar Equivalent for purposes of determining the aggregate amount of the available Revolving Credit Commitments, the aggregate amount of the available Letter of Credit Sublimit on the date of any Credit Extension, the Administrative Agent or the applicable L/C Issuer, as the case may be, shall use the Spot Rate in effect at the date on which the Borrower requests such Credit Extension pursuant to the provisions of this Agreement.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of Holdings (other than any CFC Holdco) that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees or binding judicial or administrative decisions relating to pollution and the protection of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface or subsurface land, plant and animal life or any other natural resource), and public and worker health and safety, including those related to the generation, use, handling, storage, transportation, treatment, recycling, labeling or Environmental Release of, or exposure to, any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, investigation or monitoring, consulting costs and attorney fees, and fines or penalties) resulting from or based upon (a) any Environmental Law, including any noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) an Environmental Release or threatened Environmental Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dispersal, dumping or disposing into or through the indoor or outdoor environment.
“Equity Contribution” has the meaning specified in the definition of the “Transactions.”
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated), that together with any Loan Party, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the withdrawal of any of the Loan Parties or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Loan Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is in at-risk status, as defined in Section 430 of the Code or Section 303 of ERISA, or the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (i) the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan; or (j) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate __ 1.00 – Eurocurrency Reserve Percentage

where,
“Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to (i) the rate determined by the Administrative Agent to be the applicable Screen Rate at approximately (1) with respect to Borrowings, conversions or continuations upon less than three (3) Business Days’ notice, 11:00 a.m. (London Time) on the Business Day of such Borrowing or (2) with respect to Borrowings, conversions or continuations upon three (3) or more Business Days’ notice, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative

Agent to be the arithmetic mean of the rates per annum at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London Time) on the date that is two (2) Business Days prior to the commencement of such Interest Period;
provided that in no event shall the Eurocurrency Rate be less than 0.00% per annum.
“Eurocurrency Rate Loan” means a Loan that bears interest at the Eurocurrency Rate. Eurocurrency Rate Revolving Credit Loans may be denominated in Dollars, Euros, Sterling or any Alternative Currency.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Loan the interest on which is determined by reference to the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount equal to (a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis),

(i)
Capital Expenditures, except to the extent made using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period,

(ii)	Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes,

(iii)
Restricted Payments made by the Borrower and its Restricted Subsidiaries to the extent that such Restricted Payments are permitted to be made under Section 7.06(e) or 7.06(i), solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of Consolidated Net Income,

(iv)	the aggregate amount of voluntary or mandatory permanent principal payments or repurchases of Indebtedness of the Borrower and its Restricted

Subsidiaries (excluding the First Lien Obligations, the Revolving Credit Commitments and the Second Lien Obligations); provided that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period or (2) the Cumulative Credit,

(v)
cash payments made in satisfaction of non‑current liabilities (excluding payments of Indebtedness for borrowed money) or non-cash charges in a prior period, in each case, not made directly or indirectly using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period or (2) the Cumulative Credit,

(vi)
to the extent not deducted in arriving at Consolidated Net Income, cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance,

(vii)
cash from operations used or to be used to consummate a Permitted Acquisition (if such Permitted Acquisition has been consummated, or committed to be consummated, prior to the date on which a prepayment of Loans would be required pursuant to Section 2.05(b)(i) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (vii) with respect to a fiscal year as a result of a Permitted Acquisition that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then (A) for the avoidance of doubt, no amount shall be deducted from Excess Cash Flow pursuant to this clause (vii) as a result of such Permitted Acquisition being actually consummated for the Relevant Deduction Amount, and (B) if such Permitted Acquisition is not actually consummated for the Relevant Deduction Amount prior to the date on which a prepayment of Loans would be required pursuant to Section 2.05(b)(i) with respect to the immediately following fiscal year period, an amount equal to such Relevant Deduction Amount shall be added to Excess Cash Flow for such immediately following fiscal year period,

(viii)	to the extent not deducted in arriving at Consolidated Net Income, cash contributions to pension and other employee benefits plans,

(ix)	to the extent not deducted in arriving at Consolidated Net Income, any cash losses from extraordinary, unusual or non-recurring items,

(x)	to the extent not deducted in arriving at Consolidated Net Income, cash payments in respect of any hedging obligations,

(xi)	net non-cash gains and credits to the extent included in arriving at Consolidated Net Income, plus
(c) net non-cash charges and losses to the extent deducted in arriving at Consolidated Net Income; plus
(d) decreases in Net Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), minus
(e) increases in Net Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting).
“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the first full fiscal year ended after the Closing Date.
“Excluded Subsidiary” means any Subsidiary of the Borrower that is (i) a Foreign Subsidiary or a Foreign Subsidiary of a Domestic Subsidiary or a CFC Holdco, (ii) an Immaterial Subsidiary, (iii) prohibited by applicable law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Subsidiary Guaranty or that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to grant such Subsidiary Guaranty (to the extent that the Borrower has used commercially reasonable efforts (not involving spending money in excess of de minimis amounts) to obtain such consent, approval, license or authorization), (iv) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (v) captive insurance companies, (vi) a not-for-profit Subsidiary, (vii) a Subsidiary not wholly-owned by the Borrower and/or one or more of its wholly owned Restricted Subsidiaries, (viii) any Unrestricted Subsidiary and (ix) a Subsidiary to the extent that the burden or cost of obtaining a Subsidiary Guaranty therefrom is excessive in relation to the benefit afforded thereby (as reasonably determined by the Administrative Agent and the Borrower).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 14 of the Subsidiary Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes (i) imposed on (or measured by) its overall net income or overall gross income (however denominated) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender (excluding any L/C Issuer), in which its applicable Lending Office is located, or (ii) that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any United States federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01(a), (d) Taxes attributable to such recipient’s failure to comply with Section 3.01(g) or Section 3.01(h) and (e) any United States federal withholding Taxes imposed under FATCA.
“External Trade L/C Amount” means the then outstanding aggregate amount of (x) Trade L/Cs and (y) Trade L/C Collateralization, in an aggregate amount not to exceed (a) the Trade Facility Collateral Term Loan Amount less (b) the amount of mandatory prepayments pursuant to Section 2.05(b)(iv).
“Facility” means the Term Facility and the Revolving Credit Facility, as the context may require.
“Facility Fee” has the meaning specified in Section 2.09(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” has the meaning specified in Section 5.21.

“Federal Funds Rate” for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Fee Letter” means the Fee Letter, dated as of October 14, 2013, among Holdings, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, UBS AG, Stamford Branch, UBS Securities LLC, and Goldman Sachs Bank USA.
“First Lien Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the ratio of (x) Consolidated Funded First Lien Indebtedness (net of (i) cash (other than, on or prior to the second anniversary of the Closing Date, Ringfenced Cash) and Cash Equivalents on hand that are not Restricted and (ii) cash (other than, on or prior to the second anniversary of the Closing Date, Ringfenced Cash) and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, any Lender or any Second Lien Lender) of the Borrower and its Restricted Subsidiaries on the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four (4) consecutive fiscal quarter period ending on or prior to such date for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Sections 6.01(a) and (b).
“First Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement (other than Excluded Swap Obligations), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or that would accrue but for the commencement of such proceeding), regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the First Lien Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party; provided that the First Lien Obligations shall not include Excluded Swap Obligations, provided, further, however, for purposes of Section 8.04 herein, the Guaranty and the Collateral Documents, the aggregate amount of all such obligations of the Loan Parties in respect of the guarantees made by the Loan Parties of Specified Non-Loan Party Hedge Obligations pursuant to the Loan Documents that shall constitute First Lien Obligations shall not exceed $35,000,000.
“Flood Determination Form” has the meaning specified in Section 6.12(e).

“Flood Hazard Property” has the meaning specified in Section 6.12(e).
“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).
“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(g).
“GS” means Goldman Sachs Bank USA acting through such of its affiliates or branches as it deems appropriate, and its successors.

“Guarantee” means, as to any Person, without duplication, any (a) obligation, contingent or otherwise, of such Person Guaranteeing or having the economic effect of Guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (i) Holdings, (ii) each wholly-owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary and listed on Schedule I, and (iii) each other wholly-owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary that shall be required to execute and deliver a Guaranty or Guaranty supplement pursuant to Section 6.12.
“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.
“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, flammable, explosive or radioactive substances, and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.
“Hedge Bank” means (i) any Person that at the time it enters into a Secured Hedge Agreement, is an Agent, an Arranger or a Lender or an Affiliate of an Agent, an Arranger or a Lender or (ii) any Person that is, as of the Closing Date, an Agent, an Arranger or a Lender or an Affiliate of an Agent, an Arranger or a Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a party to such Secured Hedge Agreement. For the avoidance of doubt, such Person shall continue to be a Hedge Bank with respect to the applicable Secured Hedge Agreement even if it ceases to be an Agent, an Arranger or a Lender or an Affiliate of an Agent, an Arranger or a Lender after the date on which it entered into such Secured Hedge Agreement.
“Holdings” has the meaning specified in the introductory paragraph to this Agreement.
“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1, dated as of the Closing Date, as amended, modified or supplemented thereafter (including pursuant to Amendment No. 2).
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“IFRS” means International Financial Reporting Standards (IFRICs/SICs) issued by the International Accounting Standards Board (IASB) or any successor thereto, as in effect from time to time and as adopted by the European Union.
“Immaterial Subsidiary” means each Restricted Subsidiary designated as such by the Borrower to the Administrative Agent and the Collateral Agent in writing that meets all of the following criteria calculated on the Pro Forma Basis by reference to the most recently delivered set of the financial statements delivered pursuant to Section 6.01(a): (a) the aggregate gross assets (excluding goodwill) of any Restricted Subsidiary designated as an Immaterial Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of the date of such statements do not exceed an amount equal to 5% of the Consolidated Total Assets of the Restricted Group as of such date; (b) the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of any Restricted Subsidiary designated as an Immaterial Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 5% of the Consolidated EBITDA of the Restricted Group for such period; (c) the aggregate gross assets (excluding goodwill) of all Restricted Subsidiaries designated as Immaterial Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) as of the date of such statements do not exceed an amount equal to 10% of the Consolidated Total Assets of the Restricted Group as of such date; and (d) the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of all Restricted Subsidiaries designated as Immaterial Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 10% of the Consolidated EBITDA of the Restricted Group for such period; provided that if, at any time after the delivery of such financial statements, (i) with respect to any Restricted Subsidiary designated as an Immaterial Subsidiary at such time, the aggregate gross assets (excluding goodwill) of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) shall exceed the threshold set forth in clause (a) or the aggregate of the earnings before interest, tax, depreciation and amortization of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) exceed the threshold set forth in clause (b) or (ii) with respect to all Restricted Subsidiaries designated as Immaterial Subsidiaries at such time, the aggregate gross assets (excluding goodwill) of such Restricted Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) shall exceed the threshold set forth in clause (c) or the aggregate of the earnings before interest, tax, depreciation and amortization of such Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) exceed the threshold set forth in clause (d), then the Borrower shall, not later than thirty (30) days after the date by which financial statements for the fiscal quarter or the fiscal year, as applicable, in which such excess occurs (or such longer period as the Administrative Agent may agree in its reasonable discretion), (A) notify the Administrative Agent and the Collateral Agent in writing that one or more of such Restricted Subsidiaries no longer constitutes an Immaterial Subsidiary and (B) comply with the provisions of Section 6.12 applicable to such Subsidiary. All Immaterial Subsidiaries as of the Closing Date are set forth on Schedule III.
“Incremental 2016 First Lien Term Loans” means the incremental term loans incurred pursuant to Amendment No. 1.
“Incremental 2016 First Lien Term Loan Prepayment” means the refinancing, on the Amendment No. 4 Effective Date, pursuant to clause (v) of the proviso immediately following clause (g) of Section 10.01 of this Agreement and in accordance with Section 2.05(b)(iii) of this Agreement, of 100% of the aggregate principal amount of the Incremental 2016 First Lien Term Loans outstanding immediately prior to the Amendment No. 4 Effective Date, together with all accrued and unpaid interest and fees in respect thereof and in connection therewith, with 100% of the Net Cash Proceeds of the Amendment No. 4 Refinancing Term Loans.
“Incremental Cash Management LC Obligations” means the excess, if any, of (i) the amount of obligations under Cash Management LC Agreements that are Secured Cash Management Agreements over (ii) $65,000,000.
“Incremental First Lien Commitments” has the meaning specified in Section 2.14(a).
“Incremental First Lien Commitments Amendment” has the meaning specified in Section 2.14(d).
“Incremental First Lien Commitments Effective Date” has the meaning specified in Section 2.14(e).
“Incremental First Lien Facilities” has the meaning specified in Section 2.14(a).
“Incremental First Lien Lender” has the meaning specified in Section 2.14(c).
“Incremental First Lien Term Commitment” has the meaning specified in Section 2.14(a).
“Incremental First Lien Term Loan Tranche” has the meaning specified in Section 2.14(a).
“Incremental First Lien Term Loans” has the meaning specified in Section 2.14(a).

“Incremental Second Lien Term Loans” has the meaning specified in the Second Lien Credit Agreement.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (subject to Section 1.03(c)):
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all Letters of Credit and other letters of credit (including standby and commercial), bankers’ acceptances, bank Guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (subject to Section 1.03(c)) and (z) expenses accrued in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For purposes of clause (e), the amount of Indebtedness of any Person that is non-recourse to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05.
“Ineligible Assignee” has the meaning specified in Section 10.07(b).
“Information” has the meaning specified in Section 10.08.
“Initial Lenders” means Credit Suisse, Morgan Stanley, RBC, UBS and GS.
“Initial Mortgaged Properties” means the properties listed on Schedule 6.14.
“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit H hereto together with each intellectual property security agreement supplement, including any such supplement executed and delivered pursuant to Section 6.12.
“Intellectual Property Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Intercompany Note” means a promissory note substantially in the form of Exhibit P evidencing Indebtedness owed among the Loan Parties and their respective Subsidiaries.
“Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit Q, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), among Holdings, the Borrower, the Collateral Agent and the Second Lien Collateral Agent.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Class of Loans under the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Class of Loans under the Facility under which such Loan was made.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Class of Loans under the Facility under which such Loan was made.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, or (d) the Disposition of any property for less than the fair market value thereof (other than Dispositions under Sections 7.05(e), (i) and (k)). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns representing a return of capital with respect to such Investment received by the Borrower or a Restricted Subsidiary.
“Investors” has the meaning specified in the definition of the “Transactions.”
“IP Rights” has the meaning set forth in Section 5.16.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable L/C Issuer and in effect at the time of issuance of such Letter of Credit).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“JPM” means JPMorgan Chase Bank, N.A., acting through such of its affiliates or branches as it deems appropriate, and its successor.
“Judgment Currency” has the meaning specified in Section 10.22.
“Judgment Currency Conversion Date” has the meaning specified in Section 10.22.
“Junior Financing” has the meaning specified in Section 7.14.
“Junior Financing Documentation” means the Second Lien Loan Documents and any documentation governing any other Junior Financing.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, an amendment or other modification thereto or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Fee” has the meaning specified in Section 2.03(h).
“L/C Issuer” means the Administrative Agent, JPM, RBC, Citizens Bank, Wells Fargo, GS and MUFG and each other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (a) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (b) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable L/C Issuer, such Letter of Credit shall be deemed “outstanding” in the amount of such drawing.
“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Class of Loans or Commitments with respect to such Class of Loans or

Commitments at such time, including, for the avoidance of doubt, the latest maturity date of any Class of Term Loans, 2019 Revolving Credit Commitments, 2022 Revolving Credit Commitments or Incremental First Lien Term Loans established pursuant to any Incremental First Lien Commitments Amendment, in each case as extended from time to time in accordance with this Agreement (including pursuant to any Permitted Amendment in accordance with Section 10.01).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.
“Lender Participation Notice” has the meaning specified in Section 2.05(a)(iii)(C).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means (a) any standby letter of credit or, if provided by the applicable L/C Issuer in the ordinary course of its business, commercial or documentary letter of credit, bank guarantee, guarantee, performance bond, advance payment guarantee or bond, warranty, bid guarantee or bond, in each case, in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer, and (b) any other similar guarantees, indemnities or other financial accommodations requested by the Borrower and consented to by the Administrative Agent and the applicable L/C Issuer. Letters of Credit may be issued in Dollars, Euros, Sterling or any Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect with respect to the 2022 Revolving Credit Commitments (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to $45,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, lease, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.
“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Application, (vii) any Incremental First Lien Commitments Amendment, (viii) any Loan Modification Agreement, and (ix) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Application, (vi) the Fee Letter, (vii) any Incremental First Lien Commitments Amendment, (viii) any Loan Modification Agreement, (ix) each Secured Cash Management Agreement, and (x) each Secured Hedge Agreement.
“Loan Modification Accepting Lender” has the meaning specified in Section 10.01(B).
“Loan Modification Agreement” has the meaning specified in Section 10.01(B).
“Loan Modification Offer” has the meaning specified in Section 10.01(B).
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurocurrency market.
“London Time” means Greenwich Mean Time or British Summer Time, as applicable.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Agents or the Lenders under any Loan Document.
“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $2,500,000) owned in fee by the Borrower or a Guarantor.
“Maturity Date” means: (a) with respect to the 2019 Revolving Credit Commitments and the 2019 Revolving Credit Loans, the earlier of (i) January 15, 2019 and (ii) the date of termination in whole of the Revolving Credit Commitments and the obligations to issue, amend or extend Letters of Credit pursuant to Sections 2.06(a) or 8.02; (b) with respect to the 2022 Revolving Credit Commitments and the 2022 Revolving Credit Loans, the earlier of (i) December 20, 2022 and (ii) the date of termination in whole of the Revolving Credit Commitments and the obligations to issue, amend or extend Letters of Credit pursuant to Sections 2.06(a) or 8.02; and (c) with respect to the Term Facility, the earliest of (i) December 20, 2024, (ii) the date of termination in whole of the Term Commitments pursuant to Section 2.06(a) prior to any Term Borrowing and (iii) the date that the Term Loans are declared due and payable pursuant to Section 8.02.
“Maximum Rate” has the meaning specified in Section 10.10.
“Memcor Business” means the business of the Borrower or any of its Restricted Subsidiaries in the field of manufacturing and supplying low pressure membrane modules and components, which business is carried out (as of the Closing Date) in Australia.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Morgan Stanley” means Morgan Stanley Senior Funding, Inc. acting through such of its affiliates or branches as it deems appropriate, and its successors.
“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance satisfactory to the Collateral Agent.
“Mortgage Policies” has the meaning specified in Section 6.14(b)(ii).
“Mortgaged Properties” means (i) the Initial Mortgaged Properties listed on Schedule 6.14 and (ii) each other parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 6.12(b)(iii).
“MUFG” means MUFG Union Bank, N.A., acting through such of its affiliates or branches as it deems appropriate, and its successors.
“Multiemployer Plan” means any Plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Municipal Business” means the business of the Borrower or any of its Restricted Subsidiaries providing products, equipment, solutions and services related to water and waste water treatment markets to, or for the benefit of, municipalities.

“Nalco JV” means Treated Water Outsourcing, a Nalco/U.S. Filter Joint Venture, a Delaware general partnership.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management of the Borrower for the fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP (subject to Section 1.03(c)) and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction. It being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve;
(b)    with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance; and
(c)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.
“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.
“New York Time” means Eastern Standard Time or Eastern Daylight Time, as applicable.
“No Undisclosed Information Representation” by a Person means a representation that such Person is not in possession of any material non-public information with respect to Holdings, the Borrower, their respective Subsidiaries or their respective securities.
“Non-Consenting Lender” has the meaning specified in Section 3.07(d).
“Non-Debt Fund Affiliate” means any Affiliate of the Sponsor other than (i) Holdings, (ii) any Subsidiary of Holdings, (iii) any Debt Fund Affiliate and (iv) any natural person.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Offered Loans” has the meaning specified in Section 2.05(a)(iii).
“OID” has the meaning specified in Section 2.14(b).
“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction shall apply); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Designation” has the meaning specified in the definition of “Cumulative Credit.”
“Original Investment” has the meaning specified in the definition of “Cumulative Credit.”
“Other Equity” has the meaning specified in the definition of the “Transactions.”
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring prior to such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning set forth in Section 10.07(l).
“Participating Member State” means each state so described in any EMU Legislation.
“PATRIOT Act” has the meaning specified in Section 10.21.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA.
“Permits” has the meaning specified in Section 5.01.
“Permitted Acquisition” has the meaning specified in Section 7.02(i).
“Permitted Amendments” has the meaning specified in Section 10.01(B).
“Permitted Encumbrances” means any Liens or other encumbrances on any Mortgaged Property permitted under the applicable Mortgage Policy.
“Permitted Equity” has the meaning specified in the definition of the “Transactions.”
“Permitted Equity Issuance” means (a) any sale or issuance of any Equity Interests (excluding Disqualified Equity Interests) of Holdings the proceeds of which are contributed to the common equity of the Borrower, (b) any sale or issuance of any Equity Interests (excluding Disqualified Equity Interests) of the Borrower to Holdings or (c) any capital contribution to the Borrower.
“Permitted Holders” means the Sponsor and the members of the management of Holdings and its Subsidiaries (the “Management Shareholders”); provided that in no event shall the Management Shareholders be treated as Permitted Holders with respect to more than 10% of the Voting Stock of Holdings.
“Permitted Other First Lien Indebtedness” means Indebtedness, that is either unsecured or secured by Permitted Other Indebtedness Liens, and the aggregate principal amount of which, together with the aggregate principal amount of (i) all increases in the Revolving Credit Facility (assuming the full funding thereof) and the Term Facility incurred and outstanding in reliance on Section 2.14(a)(x), (ii) all Incremental Cash Management LC Obligations and (iii) all Permitted Other Second Lien Indebtedness incurred in reliance on clause (x) of the definition thereof, in each case following the Amendment No. 6 Effective Date, does not exceed the sum of (x) $100,000,000 plus (y) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof (assuming for such purposes that the entire amount of all such increases in the Revolving Credit Facility is fully funded) cause the First Lien Leverage Ratio (without netting the cash and Cash Equivalent constituting proceeds of the applicable Permitted Other First Lien Indebtedness) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent to exceed 4.50:1.00 (it being understood and agreed that the Borrower may incur such Indebtedness under either clause (x) or (y) of this definition in such order as it may elect in its sole discretion at the time of such incurrence, without giving Pro Forma Effect to any Permitted Other First Lien Indebtedness (or any portion thereof) permitted to be incurred under clause (x) of this definition that is being incurred as part of the same transaction or series of related transactions when calculating the amount of Permitted Other First Lien Indebtedness (or any portion thereof) that may be incurred pursuant to clause (y) of this definition); provided that: (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date of all Classes of Commitments and Loans then in effect (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss, customary acceleration rights after an event of default and, with respect to such Indebtedness incurred in the form of loans, customary amortization payments, subject to clause (B) below); (B) the maturity date of such Indebtedness shall not be shorter than the Latest Maturity Date of all Classes of Commitments and Loans then in effect and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans; (C) the covenants, events of default, Guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are not more restrictive to the Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (C), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (D) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (E) the agent, trustee or other representative of the holders of such Indebtedness, acting on behalf of such holders, shall be party to the Intercreditor Agreement or another customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent.
“Permitted Other Indebtedness” means Permitted Other First Lien Indebtedness and Permitted Other Second Lien Indebtedness.
“Permitted Other Indebtedness Liens” means Liens on the Collateral securing Permitted Other Indebtedness on a junior basis to, or, except in the case of Permitted Other Second Lien Indebtedness, a pari passu basis with, the Liens securing the First Lien Obligations, provided that (x) all such Liens that are junior to the Liens securing the First Lien Obligations will be pari passu with, or junior to, the Second Lien Obligations and (y) such Liens are granted under security documents to a collateral agent for the benefit of the holders of the Permitted Other Indebtedness and subject to the Intercreditor Agreement or other customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent, the Second Lien Administrative Agent, the Collateral Agent, and the Second Lien Collateral Agent, and that is entered into among the Collateral Agent and the Second Lien Collateral Agent, such other collateral agent and the Loan Parties and which provides for lien sharing and for the senior, junior or pari passu treatment of such Liens with the Liens securing, as applicable, the First Lien Obligations or Second Lien Obligations; and, provided, further, that if such Permitted Other Indebtedness is incurred in the form of term loans, Liens securing such Indebtedness shall be junior to the Liens securing the First Lien Obligations and the Second Lien Obligations, subject to the Intercreditor Agreement or other intercreditor arrangements customary for junior lien syndicated term loans and otherwise reasonably satisfactory to the Administrative Agent, the Second Lien Administrative Agent, the Collateral Agent, and the Second Lien Collateral Agent.

“Permitted Other Second Lien Indebtedness” means Indebtedness, that is either unsecured or secured by Permitted Other Indebtedness Liens, and the aggregate principal amount of which, together with the aggregate principal amount of (i) all increases in the Second Lien Loans incurred and outstanding in reliance on Section 2.14(a)(x) of the Second Lien Credit Agreement, (ii) all Incremental Cash Management LC Obligations, (iii) all Incremental First Lien Commitments incurred and outstanding in reliance on Section 2.14(a)(x) of this Agreement (assuming the full funding thereof) and (iv) all Permitted Other First Lien Indebtedness (assuming the full funding thereof) incurred in reliance on clause (x) of the definition thereof, in each case following the Amendment No. 6 Effective Date, does not exceed the sum of (x) $100,000,000 plus (y) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof cause the Secured Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Permitted Other Second Lien Indebtedness) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Second Lien Administrative Agent to exceed 5.00:1.00 (it being understood and agreed that the Borrower may incur such Indebtedness under either clause (x) or (y) of this definition in such order as it may elect in its sole discretion at the time of such incurrence, without giving Pro Forma Effect to any Permitted Other Second Lien Indebtedness (or any portion thereof) permitted to be incurred under clauses (x) of this definition that is being incurred as part of the same transaction or series of related transactions when calculating the amount of Permitted Other Second Lien Indebtedness (or any portion thereof) that may be incurred pursuant to clause (y) of this definition); provided that: (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date (as defined in the Second Lien Credit Agreement) of all Second Lien Loans then in effect (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (B) the maturity date of such Indebtedness shall not be shorter than the Latest Maturity Date of all Second Lien Loans then in effect (and, if for any reason there are no Second Lien Loans outstanding, not shorter than the Latest Maturity Date of all First Lien Loans) and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Second Lien Loans; (C) the covenants, events of default, Guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are not more restrictive to the Borrower and its Restricted Subsidiaries than those set forth in the Second Lien Credit Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (C), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (D) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (E) the agent, trustee or other representative of the holders of such Indebtedness, acting on behalf of such holders, shall be party to the Intercreditor Agreement or another customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Second Lien Administrative Agent.

“Permitted Ratio Debt” means unsecured Indebtedness in the form of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that: (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety one (91) days after the Latest Maturity Date of all Classes of Commitments and Loans then in effect (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (B) the covenants, events of default, Guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants that are more restrictive than the provisions of Section 7.11) and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (B), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (C) if such Indebtedness is subordinated, the Facilities have been designated as “Designated Senior Debt” or its equivalent in respect of such Indebtedness; (D) in the case of any such Indebtedness of the Borrower or any Restricted Subsidiary owed to the seller of any property acquired in a Permitted Acquisition, such Indebtedness is expressly subordinated to the prior payment in full in cash of the First Lien Obligations on terms and conditions that are reasonably acceptable to the Administrative Agent; (E) immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (F) immediately after giving effect to the incurrence of such Indebtedness, the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with a maximum Total Leverage Ratio of 5.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail.
“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to accrued and unpaid interest, unpaid reasonable premium thereon and reasonable fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the First Lien Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the First Lien Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (iv) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness are, (A) either (x) customary for similar debt securities in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (y) not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (B) when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in the foregoing clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (v) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing.
“Permitted Surviving Debt” has the meaning specified in the definition of the “Transactions.”
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledged Debt” has the meaning specified in the Security Agreement.
“Pledged Interests” has the meaning specified in the Security Agreement.
“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, the Netherlands, Sweden and the United Kingdom, but excluding (a) Greece, Ireland,

Portugal and Spain and (b) any country which became or becomes a member of the European Union after January 1, 2004.
“Prepayment Amount” has the meaning specified in Section 2.05(c).
“Prepayment Date” has the meaning specified in Section 2.05(c).
“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse (or any successor to Credit Suisse in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City and notified to the Borrower. Each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
“Private Lenders” has the meaning specified in Section 6.02.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.16), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“ProAct” means ProAct Services Corporation, a Michigan corporation, its subsidiaries and their respective businesses.
“ProAct Acquisition” means the acquisition of ProAct pursuant to the ProAct Acquisition Agreement.
“ProAct Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of June 19, 2018 (including the exhibits and schedules thereto), among the ProAct, Hammond, Kennedy, Whitney & Company, Inc., a New York corporation, solely in its capacity as the Sellers’ Representative under the ProAct Acquisition Agreement, the persons identified on Exhibit A thereto and EWT Holdings III Corp., a Delaware corporation.
“Productive Asset” means any real estate, building and equipment that is to be used by the Borrower or a Restricted Subsidiary in connection with providing services to a third party pursuant to a written contract, the benefits of which the Borrower believes in good faith warrant the incurrence of the Attributable Indebtedness described in Section 7.03(e)(ii) incurred to finance all or any part of such Productive Asset.
“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(iii).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Qualifying IPO” means the issuance by Evoqua Water Technologies Corp. of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
“Qualifying Lenders” has the meaning specified in Section 2.05(a)(iii).
“Qualifying Loans” has the meaning specified in Section 2.05(a)(iii).
“Ratings Condition” means that the Borrower shall have both (x) a public corporate family rating better than or equal to B1 from Moody’s and (y) a public corporate credit rating better than or equal to B+ from S&P, in each case with a stable outlook.
“Ratings Condition Period” means any period during which the Ratings Condition shall have been satisfied and the Administrative Agent shall have received written notice of such satisfaction; it being understood and agreed, for the avoidance of doubt, that a Ratings Condition Period shall not commence until the date that the Administrative Agent receives such written notice (and, if such day is not a Business Day, then on the first Business Day that immediately follows the date on which such notice is received by the Administrative Agent); provided that if, following a

Ratings Condition Period, the Ratings Condition shall fail to be satisfied, the Borrower shall promptly provide written notice to the Administrative Agent of such failure.
“RBC” means Royal Bank of Canada acting through such of its affiliates or branches as it deems appropriate, and its successors.
“Reduction Amount” has the meaning set forth in the definition of “Cumulative Credit.”
“Refinancing” has the meaning specified in the definition of the “Transactions.”
“Register” has the meaning set forth in Section 10.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Interbank Market” means, in relation to Euros, the European interbank market, and, in relation to any other currency, the London interbank market.
“Relevant CONSOL File Information” means the information in the CONSOL file provided in the Data Room (as defined in the Acquisition Agreement) (reference 4.3.1.2.12) included in the column “WT Deal” and therein only the sections “profit and loss”, “net capital employed” and “net cash flows”; for the avoidance of doubt, any other information in the CONSOL file shall not be Relevant CONSOL File Information.
“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Repricing Transaction” means any refinancing, replacement or repricing, in whole or in part, of any of the Term Loans under this Agreement, directly or indirectly, (x) from, or in anticipation of, the receipt of proceeds of any Indebtedness (including, without limitation, any Incremental First Lien Term Loans or any new or additional loans under this Agreement), or (y) pursuant to any amendment to this Agreement, in any case, having or resulting in a weighted average yield (to be determined by the Administrative Agent, after giving effect to margins, interest rate floors, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurocurrency Rate or Base Rate), less than the weighted average yield of (to be determined by the Administrative Agent, on the same basis as above) such Term Loans immediately prior to such refinancing, replacement or repricing, excluding in each case any refinancing, replacement or repricing of Term Loans in connection with a Change of Control transaction, any Permitted Acquisition for an aggregate consideration in excess of $300,000,000 or any Qualifying IPO.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, as applicable, being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations, as applicable, being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the sum of the (a) the aggregate Outstanding Amount of all Term Loans, and (b) the aggregate unused Term Commitments; provided, that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to the Collateral Documents (or the Liens created thereunder)) or (b) are subject to any Lien (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(b), 7.01(i), 7.01(p), 7.01(q), 7.01(x) (but only to the extent the First Lien Obligations are secured by such cash and Cash Equivalents), 7.01(y) (but only to the extent the First Lien Obligations are secured by such cash and Cash Equivalents) and 7.01(gg) (but only to the extent the First Lien Obligations are secured by such cash and Cash Equivalents)) in favor of any Person other than the Collateral Agent, any Lender, the Second Lien Collateral Agent or any Second Lien Lender; provided that, in any event, cash and Cash Equivalents that are subject solely to Liens under Section 7.01(f) or (j) (in an aggregate amount of up to $65,000,000 (less the amount of mandatory prepayments made pursuant to Section 2.05(b)(iv) at or prior to such time)) shall be deemed not Restricted for all purposes hereunder.
“Restricted Group” means the Borrower and its Restricted Subsidiaries.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).
“Restricted Proceeds” has the meaning specified in Section 2.05(b)(viii).
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Revaluation Date” means (i) with respect to any Loan, each of the following: (A) each date of a Borrowing of a Eurocurrency Rate Loan denominated in Euro, Sterling or an Alternative Currency, (B) each date of a continuation of a Eurocurrency Rate Loan denominated in Euro, Sterling or an Alternative Currency pursuant to Section 2.02 and (C) such additional dates as the Administrative Agent or the Required Revolving Lenders shall require; and (ii) with respect to any Letter of Credit, each of the following: (A) each date of issuance of a Letter of Credit denominated in Euro, Sterling or an Alternative Currency, (B) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (C) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in Euro, Sterling or an Alternative Currency and (D) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Lenders shall require.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period and denominated in the same currency made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment” means at any time on or after the Amendment No. 5 Effective Date, (i) each 2019 Revolving Credit Commitment with respect to 2019 Revolving Credit Lenders and (ii) each 2022 Revolving Credit Commitment with respect to 2022 Revolving Credit Lenders.
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.14(h).
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a 2019 Revolving Credit Commitment at such time or any Lender that has a 2022 Revolving Credit Commitment at such time.
“Revolving Credit Loan” means any 2019 Revolving Credit Loan or 2022 Revolving Credit Loan.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Ringfenced Cash” means cash in the amount of €60,000,000 (or the Dollar Equivalent thereof) held by the Borrower or any of its Restricted Subsidiaries on the Closing Date, as such cash may be reduced from time to time by expenditures thereof.
“Sanctioned Country” means a country that is itself the target of territorial sanctions imposed, administered, or enforced by OFAC, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union.
“Sanctioned Entity” means (a) a government of a Sanctioned Country, (b) an agency of the government of a Sanctioned Country, (c) a Person directly or indirectly owned or controlled by the government of a Sanctioned Country, or (d) a Person organized under the laws of, located or resident in, a Sanctioned Country.
“Sanctioned Person” means (a) a Person named on (i) the list of Specially Designated Nationals and Blocked Persons or other sanctions list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) any comparable sanctions-related list maintained by the United Nations Security Council, the European Union, or any European Union member state, or (b) a Person owned or controlled by one or more Persons named on the list of Specially Designated Nationals or Blocked Persons or other sanctions list maintained by OFAC, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state.
“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial, and any successor thereto.
“Screen Rate” means, in relation to a Loan denominated in (a) Dollars, Euros or Sterling, the ICE Benchmark Administration (or (x) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (y) any service selected by such Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) Interest Settlement Rate for the relevant currency and Interest Period, (b) Canadian Dollars, the CDOR for the relevant Interest Period, (c) Australian Dollars, the AUD Rate for the relevant Interest Period and (d) Singapore Dollars, the SGD Rate for the relevant Interest Period. If the ICE Benchmark Administration (or any successor thereto) ceases to establish such rate, the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Lien Administrative Agent” means the “Administrative Agent” as defined in the Second Lien Credit Agreement.
“Second Lien Cap” means (a) the sum of (x) $175,000,000 plus (y) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof cause the Secured Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Second Lien Obligations) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Second Lien Administrative Agent to exceed 5.00:1.00, minus (b) the sum of (i) all Permitted Other Second Lien Indebtedness incurred in reliance on clause (x) of the definition thereof, (ii) all Incremental Cash Management LC Obligations, (iii) all Incremental First Lien Commitments incurred and outstanding in reliance on Section 2.14(a)(x) of this Agreement (assuming the full funding thereof) and (iv) all Permitted Other First Lien Indebtedness (assuming the full funding thereof) incurred in reliance on clause (x) of the definition thereof.
“Second Lien Collateral Agent” means the “Collateral Agent” as defined in the Second Lien Credit Agreement.
“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms and with the Intercreditor Agreement), among Holdings, the Borrower, the Second Lien Lenders, the Second Lien Administrative Agent and the Second Lien Collateral Agent, including any replacement thereof entered into in connection with one or more refinancings thereof permitted hereunder.
“Second Lien Lender” means any “Lender” as defined in the Second Lien Credit Agreement.
“Second Lien Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.
“Second Lien Loans” means the “Loans” as defined in the Second Lien Credit Agreement and shall, for the avoidance of doubt, include Incremental Second Lien Loans.

“Second Lien Obligations” means the “Second Lien Obligations” as defined in the Second Lien Credit Agreement.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank and for which (a) written notice substantially in the form of Exhibit O has been delivered by the Borrower or such Restricted Subsidiary or the Cash Management Bank to the Administrative Agent, which (i) specifies that such agreement is a Secured Cash Management Agreement, and (ii) acknowledges and accepts Cash Management Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto, and (b) the Borrower or such Restricted Subsidiary and/or Cash Management Bank provides to the Administrative Agent such supporting documentation as the Administrative Agent may reasonably request (including, in the case of a Cash Management LC Agreement intended to constitute a Secured Cash Management Agreement, the maximum amount of obligations permitted thereunder); provided that Cash Management LC Agreements shall constitute Secured Cash Management Agreements only to the extent the aggregate amount of obligations thereunder does not at any time exceed $90,000,000 less the then outstanding External Trade L/C Amount.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank and for which (a) written notice substantially in the form of Exhibit O has been delivered by the Borrower or such Restricted Subsidiary or the Hedge Bank to the Administrative Agent and the Collateral Agent, which (i) specifies that such Swap Contract is a Secured Hedge Agreement, and (ii) acknowledges and accepts Hedge Bank’s appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto, and (b) the Borrower or such Restricted Subsidiary and/or Hedge Bank provides to the Administrative Agent and the Collateral Agent such supporting documentation as the Administrative Agent or the Collateral Agent may reasonably request.
“Secured Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the ratio of (x) Consolidated Funded Secured Indebtedness (net of (i) cash (other than, on or prior to the second anniversary of the Closing Date, Ringfenced Cash) and Cash Equivalents on hand that are not Restricted and (ii) cash (other than, on or prior to the second anniversary of the Closing Date, Ringfenced Cash) and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, any Lender or any Second Lien Lender) of the Borrower and its Restricted Subsidiaries on the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four (4) consecutive fiscal quarter period ending on or prior to such date for which financial statements have been delivered.
“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.01(c).
“Security Agreement” means, collectively, the Security Agreement dated as of the Closing Date executed by the Loan Parties, substantially in the form of Exhibit G, dated as of the Closing Date, as amended, modified or supplemented thereafter (including pursuant to Amendment No. 2), together with each other security agreement supplement executed and delivered pursuant to Section 6.12.
“Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Seller” has the meaning specified in the “Preliminary Statements.”
“Singapore Dollar” and “SGD” means the lawful currency of the Republic of Singapore.
“SGD Rate” means, for any Interest Period, the rate per annum for the relevant period displayed on the page “ABSIRFIX01” of the Reuters Monitor Money Rates Service Screen under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATE FIXING AT 11 A.M. SINGAPORE TIME” or a comparable or successor rate, published by Reuters (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of debts and liabilities, including, without limitation, contingent liabilities, subordinated or otherwise, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities, subordinated, contingent or otherwise, as they become absolute and mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(g).
“Specified Affiliate Indebtedness” has the meaning specified in Section 7.03(r).
“Specified Build Own Operate Equipment” means any Build Own Operate Equipment with respect to which the Borrower has determined in good faith that the granting of a

Lien thereon in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any of the Collateral Documents would impair the ability of any Loan Party to secure third-party financing that is permitted under this Agreement to finance all or any part of the purchase price or cost of design, construction, installation or improvement of such equipment; provided that a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent certifying as to such good faith determination.
“Specified Contract Rights” means all right, title and interest of any Loan Party in and to, and all rights of any Loan Party arising under, any Build Own Operate Contract, together with (i) all permits, licenses, certificates, consents and approvals (including, without limitation, governmental approvals) necessary to satisfy such Loan Party’s obligations under the Build Own Operate Contract, (ii) all insurance policies, books, records, correspondence, files and other documents relating to the Build Own Operate Contract, (iii) all cash and non-cash proceeds of any of the foregoing and (iv) all claims of such Loan Party with respect thereto, but in each case only for so long as, and to the extent that, (x) the foregoing assets (other than insurance policies) relate only to such Build Own Operate Contract and the equipment or other property that is the subject thereof (and no other property of the Loan Party), (y) the equipment or other property that is the subject of such Build Own Operate Contract is subject to a Lien permitted under Section 7.01(hh) and (z) the Indebtedness secured by such Lien is permitted under Section 7.03(w).
“Specified Junior Debt Repayment” means the repayment in full of all Second Lien Loans outstanding immediately prior to the Amendment No. 2 Effective Date, together with all accrued and unpaid interest thereon and fees in respect thereof.
“Specified Non Loan Party Hedge Obligations” means obligations of Restricted Subsidiaries that are not Loan Parties under Secured Hedge Agreements in an aggregate amount not to exceed $35,000,000.
“Specified Refinancing Debt” means Indebtedness (or unfunded commitments in respect thereof) that is either unsecured or secured by Specified Refinancing Liens, provided that: (A) an amount equal to the principal amount of such Indebtedness (or unfunded commitments in respect thereof) is applied concurrently with the incurrence thereof to prepay the Loans pursuant to Section 2.05(b)(iii) or any previously incurred Specified Refinancing Debt (or, in the case of unfunded commitments, to permanently reduce the commitments under the Revolving Credit Facility); (B) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date of all Classes of Commitments and Loans then in effect (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss, customary acceleration rights after an event of default and, with respect to such Indebtedness incurred in the form of loans, customary amortization payments, subject to clause (C) below); (C) the maturity date of such Indebtedness shall not be shorter than the Latest Maturity Date of all Classes of Commitments and Loans then in effect and, with respect to such Indebtedness incurred in the form of loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans; (D) the covenants, events of default, Guarantees, collateral and other terms of such Indebtedness, when taken as a whole, are not more restrictive to

Holdings, the Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (D), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (E) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; (F) there shall be no borrowers or guarantors in respect of such Indebtedness that are not the Borrower or a Guarantor, and the borrower with respect to such Indebtedness shall be the borrower of the Indebtedness being refinanced; (G) if secured, such Indebtedness shall not be secured by any assets that do not constitute Collateral; and (H) the terms relating to the holding of loans under such Indebtedness by an Affiliated Lender shall be no less restrictive to such Affiliated Lender than those in Sections 10.01 and 10.07.
“Specified Refinancing Liens” means Liens on the Collateral securing Specified Refinancing Debt on a junior basis to, or a pari passu basis with, the Liens securing the First Lien Obligations, provided that such Liens are granted under security documents to a collateral agent for the benefit of the holders of such Specified Refinancing Debt that are not more restrictive to Holdings, the Borrower and its Restricted Subsidiaries than the Collateral Documents (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the security documents with respect to such Specified Refinancing Debt or drafts of such security documents, stating that the Borrower has determined in good faith that such security documents satisfy the requirement set forth in the first proviso above, shall be conclusive evidence that such security documents satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period) and are subject to the Intercreditor Agreement or an intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Collateral Agent and that is entered into among the Collateral Agent, such other collateral agent and the Loan Parties and which provides for lien sharing and for the junior or pari passu treatment, as the case may be, of such Liens with and relative to the Liens securing the First Lien Obligations; and, provided, further, that if such Specified Refinancing Debt is incurred in the form of loans, (x) such Indebtedness is incurred pursuant to the Loan Documents in accordance with clause (v) or (vi) of the proviso following paragraph (g) of Section 10.01 or (y) the Specified Refinancing Liens securing such Indebtedness shall be junior to the Liens securing First Lien Obligations and the Second Lien Obligations, subject to the Intercreditor Agreement or intercreditor arrangements customary for junior lien syndicated term loans and otherwise reasonably satisfactory to the Administrative Agent and the Collateral Agent.
“Specified Representations” means those representations made in Sections 5.01(a) and (b)(ii), 5.02(a), 5.04, 5.13, 5.17 (as evidenced by the certificate delivered pursuant to Section 4.01(a)(xii)), 5.19 (subject to the last paragraph of Section 4.01), 5.20, 5.21, and 5.22.

“Specified Second Lien Refinancing Debt” means, “Specified Refinancing Debt” (as defined in the Second Lien Credit Agreement).
“Specified Second Lien Refinancing Liens” means, to the extent permitted by the Intercreditor Agreement, “Specified Refinancing Liens” (as defined in the Second Lien Credit Agreement).
“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business and described in reasonable detail in the officer’s certificate of the Borrower.
“Sponsor” means AEA.
“Sponsor Management Agreement” means the Management Agreement, dated as of January 7, 2014 (as amended, supplemented or otherwise modified from time to time), by and among WTG Holdings I Corp., a Delaware corporation, the Borrower and AEA Investors LP.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with Dollars through its principal foreign exchange trading office; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros, Sterling or any Alternative Currency.
“Sterling” and “£” means the lawful currency of the United Kingdom.
“Subject Acquisition Agreement” has the meaning specified in Section 2.14(f).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.
“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, as amended, modified or supplemented thereafter (including pursuant to Amendment No. 2), together with each other Guaranty and Guaranty supplement delivered pursuant to Section 6.12.
“Supplemental Administrative Agent” has the meaning specified in Section 9.14(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include an Agent, an Arranger or a Lender or any Affiliate of an Agent, an Arranger or a Lender).
“Target” means, collectively, (i) Siemens Water Technologies Pty Ltd (ACN 165 060 168), incorporated in Victoria, Australia with its registered office at 885 Mountain Hwy, Baywater Victoria, 3153 Australia, (ii) Siemens Water Technologies Ltd., a corporation organized under the federal laws of Canada, with its registered office at Oakville, Ontario, Canada, (iii) Siemens Water Technologies GmbH, Auf der Weide 10, 89312 Günzburg, a German limited liability company (Gesellschaft mit beschränkter Haftung) registered with the commercial register of the lower court

(Amtsgericht) of Memmingen under HRB 15470, Federal Republic of Germany, (iv) Siemens Water Technologies S.r.l. with its registered seat in Casteggio (PV), Italy and its business address at Via Torino no. 114, registered with the commercial register of Pavia under no. 02515520183, (v) WT Membrane Systems Pty Ltd (ACN 166 784 694), incorporated in Victoria, Australia with its registered office at 885 Mountain Hwy, Baywater Victoria, 3153 Australia, (vi) Siemens Treated Water Outsourcing Corp., a Delaware corporation, (vii) Siemens Water Technologies Pte Ltd (Co. Reg. No. 201323301N), a private limited company organized under the laws of Singapore with its registered office in 60 MacPherson Road Singapore 348615, (viii) Siemens Water Technologies Limited, a company registered in England and Wales with registered number 8608208 with its registered office at Faraday House, Sir William Siemens Square, Frimley, Camberley, Surrey, GU16 8QD, England and (ix) Siemens Water Technologies LLC, a Delaware limited liability company.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on (i) with respect to the Amendment No. 5 Refinancing Term Loans, Schedule I of Amendment No. 5 and (ii) with respect to the Amendment No. 6 Incremental Term Loans, Schedule I of Amendment No. 6, or, in each case, opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitment of all Term Lenders shall be (x) $505,000,000 on the Closing Date and (y) $940,599,708.89 on the Amendment No. 6 Effective Date (which amount, for the avoidance of doubt, includes both the Amendment No. 5 Refinancing Term Loans and the Amendment No. 6 Incremental Term Loans), in each case as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Term Facility” means, at any time, (a) prior to the Closing Date, the aggregate Term Commitments of all Term Lenders at such time, and (b) thereafter, the aggregate Term Loans of all Term Lenders at such time.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility and shall include for the avoidance of doubt, (i) Term Loans made on the Closing Date, (ii) prior to the Amendment No. 4 Effective Date, the Incremental 2016 First Lien Term Loans, (iii) the Amendment No. 2 Incremental Term Loans, (iv) the Amendment No. 4 Incremental Term Loans, (v) the Amendment No. 4 Refinancing Term Loans, (vi) the Amendment No. 5 Refinancing Term

Loans and (vii) the Amendment No. 6 Incremental Term Loans; provided that, for the avoidance of doubt, there shall be no Term Loans outstanding as of the Amendment No. 6 Effective Date other than the Amendment No. 5 Refinancing Term Loans and the Amendment No. 6 Incremental Term Loans, which Term Loans shall constitute a single tranche of Term Loans.
“Term Note” means a promissory note of the Borrower payable to any Term Lender, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.
“Threshold Amount” means $20,000,000.
“Total Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date, the ratio of (x) Consolidated Funded Indebtedness (net of (i) cash (other than, on or prior to the second anniversary of the Closing Date, Ringfenced Cash) and Cash Equivalents on hand that are not Restricted and (ii) cash (other than, on or prior to the second anniversary of the Closing Date, Ringfenced Cash) and Cash Equivalents restricted in favor of, without duplication, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, any Lender or any Second Lien Lender) of the Borrower and its Restricted Subsidiaries on the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four (4) consecutive fiscal quarter period ending on or prior to such date for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Sections 6.01(a) and (b).
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the sum of the aggregate Outstanding Amount of all Revolving Credit Loans and the aggregate Outstanding Amount of all L/C Obligations.
“Trade Facility Collateral Term Loan Amount” has the meaning specified in Section 6.11(a).
“Trade L/C” means (i) any letter of credit, financial guaranty and similar instrument or financial accommodation issued by the Target and/or its Subsidiaries and outstanding immediately prior to the Closing Date and set forth on Schedule II and (ii) any letters of credit, financial guaranties and similar instruments or financial accommodations of the Borrower and its Subsidiaries (other than Letters of Credit) cash collateralized with the Trade Facility Collateral Term Loan Amount.
“Trade L/C Collateralization” has the meaning specified in Section 6.11(a).
“Transaction Costs” has the meaning specified in the definition of the “Transactions”.

“Transactions” means the acquisition of the Target by Holdings and associated funds and certain other investors (collectively, the “Investors”), together with each of the following transactions consummated or to be consummated in connection therewith:
(a)    The Acquisition.
(b)    Equity contributions in the form of common equity (“Permitted Equity”) being made in cash directly or indirectly to Holdings (which shall be contributed in cash by Holdings to the Borrower in the form of common equity) by the Investors (the “Equity Contribution”), in an aggregate amount that, when taken together with all Permitted Equity rolled over or directly or indirectly invested in Permitted Equity of Holdings and all Permitted Equity of Holdings issued to, or otherwise directly or indirectly acquired by, any existing shareholders and management of the Target (the “Other Equity”) will be not less than 30% of the sum of (i) the aggregate principal amount of the Facilities made available on the Closing Date, (ii) the aggregate principal amount of Second Lien Loans borrowed on the Closing Date, (iii) the aggregate amount of existing Indebtedness of Holdings and its Subsidiaries not subject to the Refinancing (as defined below), (iv) the Equity Contribution and (v) the Other Equity. For the avoidance of doubt, the amount of any Trade Facility Collateral Term Loan Amount shall be included for purposes of such calculation.
(c)    Substantially all existing Indebtedness for borrowed money of the Target and its subsidiaries, other than intercompany indebtedness and existing capital leases, other Indebtedness permitted to exist beyond the Closing Date under the Acquisition Agreement and certain limited indebtedness that the Arrangers and Holdings reasonably agree may remain outstanding after the Closing Date (collectively, the “Permitted Surviving Debt”), will be refinanced, terminated or discharged and satisfied and all liens securing any such indebtedness will be released (the “Refinancing”) at the closing of the Acquisition. For the avoidance of doubt, letters of credit outstanding on the Closing Date no longer available to the Target may be backstopped or replaced by Letters of Credit issued under the Revolving Credit Facility on the Closing Date.
(d)    The Borrower obtaining the Facilities.
(e)    The Borrower obtaining the Second Lien Loans in an aggregate principal amount of $75,000,000.
(f)    All fees, premiums and expenses incurred in connection with the Transactions (the “Transaction Costs”) being paid.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UBS” means UBS AG, Stamford Branch acting through such of its affiliates or branches as it deems appropriate, and its successors.
“UCP” means, with respect to any Letter of Credit, the ‘Uniform Customs and Practice for Documentary Credits’, as most recently published by the International Chamber of Commerce in its Publication No. 600 (or such later version thereof as may be acceptable to the applicable L/C Issuer and in effect at the time of issuance of such Letter of Credit).
“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).
“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and the Collateral Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.02 and the designation of such Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s (as applicable) Investment therein, (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02, (d) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Second Lien Credit Agreement and any then outstanding Specified Second Lien Refinancing Debt, (e) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated and (f) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (e), and (2) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) any Indebtedness owed by such Unrestricted Subsidiary shall be permitted to be incurred under Section 7.03 on the date of such Subsidiary Redesignation, (iii) any Liens on the property or assets of such Unrestricted Subsidiary shall be permitted to be incurred under Section 7.01 on the date of such Subsidiary Redesignation and (iv) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iii). Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary. As of the Closing Date, all Subsidiaries of the Borrower are Restricted Subsidiaries.
“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Wells Fargo” means Wells Fargo Bank, N.A., acting through such of its affiliates or branches as it deems appropriate, and its successors.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Windsor Property” means any parcel of real property owned in fee by the Borrower or any of its Subsidiaries on the Closing Date in South Windsor, New South Wales, Australia and any parcel of real property acquired in exchange therefor.
“Withholding Agent” means the Borrower, any Loan Party, or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield Differential” has the meaning specified in Section 2.14(b)(iii).
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (1)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The term “including” is by way of example and not limitation.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.
(b)    If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.
(c)    Notwithstanding anything to the contrary in this Section 1.03, (i) with respect to any time period beginning on the Closing Date and ending on the Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first fiscal year of the Borrower ending after the Closing Date, references to “GAAP” in this Agreement shall be deemed to mean “IFRS” (unless the Borrower elects that such references to “GAAP” shall be deemed to mean “GAAP”) and (ii) any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capitalized Lease or Attributable Indebtedness on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Capitalized Lease or Attributable

Indebtedness as a result of the adoption of changes in GAAP or changes in the application of GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York Time.
1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
1.08    Currency Equivalents Generally; Additional Alternative Currencies.
(a)    Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Credit Suisse at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.
(b)    The Administrative Agent or an L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Euros, Sterling or any Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable (on the basis of the Spot Rate as of the applicable Revaluation Date).

Wherever in this Agreement in connection with a Borrowing, conversion, continuation or payment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in Euros, Sterling or an Alternative Currency, such amount shall be the relevant Currency Equivalent of such Dollar amount (rounded to the nearest unit of Euros, Sterling or such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.
(c)    The Borrower may from time to time request that Eurocurrency Rate Revolving Credit Loans be made and Letters of Credit be issued in a currency other than Dollars, Euros, Sterling and those currencies specifically listed in clause (a) of the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Each such request shall be subject to the approval of the Administrative Agent, the Revolving Credit Lenders and the applicable L/C Issuer.
(d)    Any such request shall be made to the Administrative Agent and, with respect to Letters of Credit, the applicable L/C Issuer not later than 11:00 a.m. (New York Time) twelve (12) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). The Administrative Agent shall promptly notify each Revolving Credit Lender of such request. Each Revolving Credit Lender and the applicable L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m. (New York Time) seven (7) Business Days after receipt of such request (or such other date and time as the Administrative Agent may determine in a particular instance in its sole discretion) whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(e)    Any failure by a Revolving Credit Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Credit Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issued by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
(f)    For the avoidance of doubt, in the case of a Revolving Credit Loan denominated in Euro, Sterling or an Alternative Currency, except as expressly provided herein, (i) all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in Euro, Sterling or such Alternative Currency (without any translation into the Dollar Equivalent thereof), (ii) all interest shall be payable in Euro, Sterling or such Alternative Currency, as applicable and (iii) all fees shall be payable in Dollars.
1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Dollar Equivalent of the stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.10    Pro Forma Calculations. Notwithstanding anything to the contrary herein, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated (including, but not limited to, for purposes of Section 2.14) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Total Leverage Ratio and the First Lien Leverage Ratio, as applicable, for purposes of (a) determining the applicable percentage of Excess Cash Flow set forth in Section 2.05, (b) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the maximum First Lien Leverage Ratio pursuant to Section 7.11 and (c) determining the “Applicable Rate”, the events described in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.
1.11    Basket Calculations. If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of either (x) fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII or (y) fluctuations in applicable currency exchange rates after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations; provided that, for the avoidance of doubt, the provisions of Section 1.08 shall otherwise apply to such baskets, including with respect to determining whether any Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction pursuant to Section 7.14 may be incurred or made at any time under Article VII; provided, further, that, once incurred or made, the amount of such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction pursuant to Section 7.14 shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.
1.12    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “2019 Revolving Credit Loan” or a “2022 Revolving Credit Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency 2019 Revolving Credit Loan” or a “Eurocurrency 2022 Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “2019 Revolving Credit Borrowing” or a “2022 Revolving Credit Borrowing””) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency 2019 Revolving Credit Borrowing” or a “a “Eurocurrency 2022 Revolving Credit Borrowing”).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
(a)    The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (x) each 2019 Revolving Credit Lender severally agrees to make 2019 Revolving Credit Loans to the Borrower denominated in Dollars, Euros, Sterling or an Alternative Currency from time to time, on any Business Day until the Maturity Date applicable to the 2019 Revolving Credit Loans, in an aggregate amount not to exceed at any time outstanding the amount of such 2019 Revolving Credit Lender’s 2019 Revolving Credit Commitment and (y) each 2022 Revolving Credit Lender severally agrees to make 2022 Revolving Credit Loans to the Borrower denominated in Dollars, Euros, Sterling or an Alternative Currency from time to time, on any Business Day until the Maturity Date applicable to the 2022 Revolving Credit Loans, in an aggregate amount not to exceed at any time outstanding the amount of such 2022 Revolving Credit Lender’s 2022 Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (a) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (b) the Total Revolving Credit Outstandings denominated in any Alternative Currency shall not exceed the Alternative Currency Sublimit with respect to such Alternative Currency and (c) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment. All Revolving Credit Loans shall be made by all Revolving Credit Lenders (including both 2019 Revolving Credit Lenders and 2022 Revolving Credit Lenders) in accordance with their Pro Rata Shares under the Revolving Credit Facility until the Maturity Date with respect to the 2019 Revolving Credit Commitments; thereafter, all Revolving Credit Loans shall be made by the 2022 Revolving

Credit Lenders in accordance with their Pro Rata Shares under the Revolving Credit Facility until the Maturity Date with respect to the 2022 Revolving Credit Commitments Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or an Alternative Currency, as further provided herein.
(c)    Incremental 2016 First Lien Term Loans.    On the Incremental First Lien Commitments Effective Date (as defined in Amendment No. 1), the Borrower obtained Incremental 2016 First Lien Term Loans (as defined in Amendment No. 1) pursuant to Amendment No. 1 on the terms and conditions set forth in Amendment No. 1. On the Amendment No. 4 Effective Date, 100% of the aggregate principal amount of the Incremental 2016 First Lien Term Loans outstanding on such date immediately prior to the effectiveness of Amendment No. 4 were refinanced with 100% of the Net Cash Proceeds of the Amendment No. 4 Refinancing Term Loans.
(d)    Amendment No. 2 Borrowing    .    Subject to the terms and conditions set forth in Amendment No. 2, each Amendment No. 2 Incremental Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 2 Effective Date in an amount not to exceed such Lender’s Amendment No. 2 Incremental Term Commitment. Amounts borrowed under this Section 2.01(d) and subsequently repaid or prepaid may not be reborrowed. Immediately upon the funding of the Amendment No. 2 Incremental Term Loans and without further action from any Person, (i) such Amendment No. 2 Incremental Term Loans shall automatically constitute additional Term Loans and (ii) such Amendment No. 2 Incremental Term Lender shall automatically constitute a Term Lender, in each case, for all purposes of this Agreement and the other Loan Documents.
(e)    Amendment No. 4 Borrowing and Refinancing.    Subject to the terms and conditions set forth in Amendment No. 4, (x) each Amendment No. 4 Incremental Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 4 Effective Date in an amount not to exceed such Lender’s Amendment No. 4 Incremental Term Commitment and (y) each Amendment No. 4 Refinancing Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 4 Effective Date in an amount not to exceed such Lender’s Amendment No. 4 Refinancing Term Commitment. Amounts borrowed under this Section 2.01(e) and subsequently repaid or prepaid may not be reborrowed. Immediately upon the funding of the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans and without further action from any Person, (i) such Amendment No. 4 Incremental Term Loans and such Amendment No. 4 Refinancing Term Loans shall, in each case, automatically constitute additional Term Loans for all purposes of this Agreement and the other Loan Documents and (ii) such Amendment No. 4 Incremental Term Lender and such Amendment No. 4 Refinancing Term Lender shall, in each case, automatically constitute a Term Lender for all purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, but subject to Section 2.01(f) and (g), following the effectiveness of Amendment No. 4 on the Amendment No. 4 Effective Date there shall not exist under this Agreement any tranche of Term Loans other than a single tranche of Term Loans consisting of the Term Loans borrowed on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans.
(f)    Amendment No. 5 Borrowing and Refinancing.    Subject to the terms and conditions set forth in Amendment No. 5, (x) each Amendment No. 5 Refinancing Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 5 Effective Date in an amount not to exceed such Lender’s Amendment No. 5 Refinancing Term Commitment. Amounts borrowed under this Section 2.01(f) and subsequently repaid or prepaid may not be reborrowed. Immediately upon the funding of the Amendment No. 5 Refinancing Term Loans and without further action from any Person, (i) such Amendment No. 5 Refinancing Term Loans shall, in each case, automatically constitute Term Loans for all purposes of this Agreement and the other Loan Documents and (ii) such Amendment No. 5 Refinancing Term Lender shall, in each case, automatically constitute a Term Lender for all purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, but subject to Section 2.01(g), following the effectiveness of Amendment No. 5 on the Amendment No. 5 Effective Date, there shall not exist under the Agreement any tranche of Term Loans other than a single tranche of Term Loans consisting of the Amendment No. 5 Refinancing Term Loans.
(g)    Amendment No. 6 Borrowing.    Subject to the terms and conditions set forth in Amendment No. 6, each Amendment No. 6 Incremental Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 6 Effective Date in an amount not to exceed such Lender’s Amendment No. 6 Incremental Term Commitment. Amounts borrowed under this Section 2.01(g) and subsequently repaid or prepaid may not be reborrowed. Immediately upon the funding of the Amendment No. 6 Incremental Term Loans and without further action from any Person, (i) such Amendment No. 6 Incremental Term Loans shall automatically constitute Term Loans for all purposes of this Agreement and the other Loan Documents and (ii) such Amendment No. 6 Incremental Term Lender shall automatically constitute a Term Lender for all purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, and notwithstanding anything in Section 2.01(e) or (f) or any other provision in this Agreement or in any other Loan Document to the contrary, following the effectiveness of Amendment No. 6 on the Amendment No. 6 Effective Date, there shall not exist under the Agreement any tranche of Term Loans other than a single tranche of Term Loans consisting of the Amendment No. 5 Refinancing Term Loans and the Amendment No. 6 Incremental Term Loans.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    (1) Term Loans and Incremental First Lien Term Loans. Each Borrowing of Term Loans or Incremental First Lien Term Loans, each conversion of Term Loans or Incremental First Lien Term Loans from a Base Rate Loan to a Eurocurrency Rate Loan (or vice versa) and each continuation of Eurocurrency Rate Term Loans or Eurocurrency Rate Incremental First Lien Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may initially be given by telephone and promptly confirmed in writing by delivering to the Administrative Agent a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, prior to the applicable time specified in the immediately succeeding sentence. Each such notice must be received by the Administrative Agent not later than (A) with respect to Borrowings of Term Loans on the Closing Date, 10:00 a.m. (New York time) one Business Day prior to the Closing Date, (B) with respect to Borrowings of Term Loans or Incremental First Lien Term Loans consisting of Eurocurrency Rate Loans, conversions of Term Loans or Incremental First Lien Term Loans from one Type to the other and each continuation of Eurocurrency Rate Loans, 2:00 p.m. (New York Time) three (3) Business Days prior to the requested date of such Borrowing, conversion or continuation or (C) with respect to Borrowings of Term Loans or Incremental First Lien Term Loans consisting of Base Rate Loans, 10:00 a.m. (New York Time) on the requested date of such Borrowing; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. (New York Time) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m. (New York Time) three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting a Borrowing of Term Loans or Incremental First Lien Term Loans, a conversion of Term Loans or Incremental First Lien Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (2) the requested date of such Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Term Loans or Incremental First Lien Term Loans to be borrowed, converted or continued, (4) the Type of Term Loans or Incremental First Lien Term Loans to be borrowed or to which existing Term Loans or Incremental First Lien Term Loans are to be converted and (5) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan or Incremental First Lien Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Incremental First Lien Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(i)    Revolving Credit Loans. Each Borrowing of Revolving Credit Loans denominated in Dollars, Euros, Sterling or any Alternative Currency, each conversion of

Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may initially be given by telephone and promptly confirmed in writing by delivering to the Administrative Agent a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, prior to the applicable time specified in the immediately succeeding sentence. Each such notice must be received by the Administrative Agent not later than (A) (1) with respect to Borrowings of Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or Canadian Dollars, conversions of Revolving Credit Loans denominated in Dollars, Euros, Sterling or Canadian Dollars from one Type to the other and each continuation of Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or Canadian Dollars, 2:00 p.m. (New York Time) three (3) Business Days and (2) with respect to Borrowings of Eurocurrency Rate Loans denominated in any Alternative Currency (other than Canadian Dollars) and each continuation of Eurocurrency Rate Loans denominated in any Alternative Currency (other than Canadian Dollars), 2:00 p.m. (New York Time) five (5) Business Days, in each case prior to the requested date of such Borrowing, conversion or continuation of, (B) with respect to Borrowings of Base Rate Loans in Dollars, 12:00 noon (New York Time) on the date of the proposed Borrowing, or (C) with respect to conversions of Base Rate Loans to Eurocurrency Rate Loans, 2:00 p.m. (New York Time) three (3) Business Days prior to the requested date of such conversion; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon (New York Time) (1) with respect to any Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or Canadian Dollars, four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation or (2) with respect to any Eurocurrency Loans denominated in an Alternative Currency (other than Canadian Dollars), six (6) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon (New York Time) (x) with respect to any Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or Canadian Dollars, three (3) Business Days or (y) with respect to any Eurocurrency Loans denominated in an Alternative Currency (other than Canadian Dollars), four (4) Business Days, in each case, prior to the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of Revolving Credit Loans denominated in Dollars upon less than three Business Days’ notice pursuant to this clause (ii)(B) shall be made as Base Rate Loans only. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or any Alternative Currency shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (I) whether the Borrower is requesting a Borrowing of Revolving Credit Loans, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (II) the requested date of such Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (IV) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (V) the currency of the Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted and (VI) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a currency or Type of Revolving Credit Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in Euros, Sterling or any Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans denominated in Euros, Sterling or such Alternative Currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans, 2019 Revolving Credit Loans or 2022 Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).
(i)    In the case of a Borrowing of Term Loans or Incremental First Lien Term Loans, each Appropriate Lender shall make the amount of its Term Loan or Incremental First Lien Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York Time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(ii)    In the case of a Borrowing of Revolving Credit Loans, each Appropriate Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than the earlier of (A) 2:00 p.m. (New York Time) and (B) the Applicable Time specified by the Administrative Agent (and, in the case of this clause (B), no case later than 9:00 a.m. (New York Time)) in the case of any Eurocurrency Rate Revolving Credit Loan, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, no Loans may be converted to or continued as Eurocurrency Rate Loans denominated in Dollars, Euros or Sterling and the Required Lenders may demand that any or all of the then outstanding Loans be prepaid and/or any or all of the then outstanding (x) Eurocurrency Rate Loans denominated in Dollars be converted into Base Rate Loans or (y) Eurocurrency Rate Loans denominated in Euros, Sterling or any Alternative Currency be converted into Eurocurrency Rate Loans having an Interest Period of one (1) month, in each case on the last day of the then current Interest Period with respect thereto or on such other day as the Required Lenders may demand.
(d)    The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate, the Screen Rate and the Spot Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans, or Revolving Credit Loans from one Type to the other, and all continuations Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders and the Borrower set forth in this Section 2.03 and elsewhere in the Loan Documents and subject to the conditions precedent set forth in Section 4.02, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars, Euros, Sterling or an Alternative Currency (including, with respect to any Alternative Currency, the Dollar Equivalent of such Alternative Currency) at the request of and for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Total Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Revolving Credit Commitment (after giving effect to the addition of any Additional Arrangers), (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the conditions precedent set forth in Section 4.02 are not satisfied with respect to such L/C Credit Extension as of the date of such L/C Credit Extension; provided, further, that (A) the aggregate face amount of outstanding Letters of Credit issued by CS, JPM, RBC, Citizens Bank, Wells Fargo, GS and MUFG, as applicable, in its capacity as an L/C Issuer, at no time shall exceed (I) with respect to CS, $8,400,000.00 (or such other amount as separately agreed upon between CS and the Borrower), (II) with respect to JPM, $18,400,000.00 (or such other amount as separately agreed upon between JPM and the Borrower), (III) with respect to RBC, $5,600,000.00 (or such other amount as separately agreed upon between RBC and the Borrower), (IV) with respect to Citizens Bank, $4,200,000.00 (or such other amount as separately agreed upon between Citizens Bank and the Borrower), (V) with respect to Wells Fargo, $4,200,000.00 (or such other amount as separately agreed upon between Wells Fargo and the Borrower), (VI) with respect to GS, $4,000,000.00 (or such other amount as separately agreed upon between GS and the Borrower) and (VII) with respect to MUFG, $4,000,000.00 or such other amount as separately agreed upon between MUFG and the Borrower), in each case, without the prior written consent of the Borrower and CS, JPM, RBC, Citizens Bank, Wells Fargo, GS or MUFG, as applicable; it being acknowledged and agreed that no other consent (including pursuant to Section 10.01) will be required to increase or decrease such maximum aggregate face amount and only the consent of the Borrower and the applicable L/C Issuer will be required to establish, increase or decrease the maximum aggregate face amount of outstanding Letters of Credit issued by any L/C Issuer with respect to such L/C Issuer, and none of CS, JPM, RBC, Citizens Bank, Wells Fargo, GS or MUFG, or, to the extent the Borrower and such L/C Issuer have agreed upon a maximum aggregate face amount of outstanding Letters of Credit with respect to such L/C Issuer, any other L/C Issuer shall have any obligation to issue, amend, increase or extend any Letter of Credit issued or to be issued by it if such issuance, amendment, increase or extension shall (after giving effect thereto) cause the maximum aggregate face amount of outstanding Letters of Credit issued or to be issued by it to exceed the applicable foregoing maximum aggregate face amount with respect to such L/C Issuer, (B) the maximum aggregate face amount of Letters of Credit so established, increased or decreased as provided in the foregoing clause (A) shall not in any event exceed the aggregate amount of the Letter of Credit Sublimit then in effect, (C) no such establishment, increase or decrease of such maximum aggregate face amount of Letters of Credit shall increase such L/C Issuer’s Revolving Credit Commitment in its capacity as a Revolving Credit Lender without its consent pursuant to Section 10.01 and (D) CS, JPM, RBC, Citizens Bank, Wells Fargo, GS or MUFG, and their respective Affiliates shall not be obligated to issue any commercial or documentary Letters of Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall any L/C Issuer that is not a 2022 Revolving Credit Lender be obligated to make any L/C Credit Extension with respect to any Letter of Credit or to participate in any Letter of Credit following the Maturity Date applicable to the 2019 Revolving Credit Commitments.
(ii)    No L/C Issuer shall be under any obligation to make any L/C Credit Extension if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from making such L/C Credit Extension, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit or financial accommodations generally or such L/C Credit Extension in particular (it being acknowledged and agreed that an L/C Issuer shall be entitled to cancel any outstanding Letter of Credit issued by such L/C Issuer if any such order, judgment or decree or any such Law, request or directive shall apply to such Letter of Credit) or shall impose upon such L/C Issuer with respect to letters of credit or financial accommodations generally or such L/C Credit Extension any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date;
(B)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit (other than a Letter of Credit in the form of a financial accommodation, which may have a longer expiry date as agreed by the applicable L/C Issuer and, if such longer expiry date is after the Maturity Date with respect to the Revolving Credit Facility, the Administrative Agent and the Required Revolving Lenders) would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders, the Administrative Agent and such L/C Issuer have approved such expiry date;

(C)    the expiry date of any requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders, the Administrative Agent and such L/C Issuer have approved such expiry date;
(D)    such L/C Credit Extension would violate one or more policies of such L/C Issuer now or hereafter in effect or the Borrower shall not have complied with Section 10.21(b) with respect to such L/C Credit Extension;
(E)    such Letter of Credit is in an initial stated amount less than $5,000, in the case of a commercial or documentary Letter of Credit or a Letter of Credit in the form of a guarantee, warranty, bond or a similar instrument, or $100,000, in the case of a standby Letter of Credit, or such Letter of Credit is to be denominated in a currency other than Dollars, Euros, Sterling or any Alternative Currency;
(F)    the conditions precedent set forth in Section 4.02 are not satisfied with respect to such L/C Credit Extension as of the date of such L/C Credit Extension; or
(G)    any Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the applicable L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the applicable L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iv)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.
(v)    It is agreed that, in the case of the issuance of any commercial or documentary Letter of Credit, such commercial or documentary Letter of Credit shall in no event provide for time drafts or bankers’ acceptances.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:30 p.m. (New York Time) at least five (5) Business Days (or such later date and time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which such Letter of Credit is to be denominated and (H) whether the Letter of Credit is issued for the account of the Borrower or a Restricted Subsidiary (and identifying such Restricted Subsidiary), provided that the Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary; and (I) such other matters as the applicable L/C Issuer may reasonably request (including the form of the requested Letter of Credit). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested L/C Credit Extension is permitted in accordance with the terms hereof (including the satisfaction of the conditions precedent set forth in Section 4.02), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone (if promptly confirmed in writing) or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or, if no Default or Event of Default is continuing, the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or such amendment. The Administrative Agent will promptly notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein, and upon a specific request by any Revolving Credit Lender, furnish to such Revolving Credit Lender details of such Letter of Credit or such amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. If such L/C Issuer notifies the Borrower of such payment prior to 11:00 a.m. (New York Time) on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall (provided that, in the case of any Letter of Credit denominated in Euros, Sterling or an Alternative Currency, the applicable L/C Issuer has notified the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof, but in no event later than 11:00 a.m. (New York Time) one Business Day after such payment) reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York Time) on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees and interest (including interest accruing from and after the date of drawing to but excluding the date of reimbursement (if not reimbursed on the date of drawing) at the per annum rate of interest applicable to a Revolving Credit Loan that is (x) in the case of any Letter of Credit denominated in Dollars, a Base Rate Loan and (y) in the case of any Letter of Credit denominated in Euros, Sterling or an Alternative Currency, a Eurocurrency Rate Loan) in respect of any such Letter of Credit. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Euros, Sterling or an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof; provided that, in respect of any honored drawing in an amount less than $500,000, the Borrower shall reimburse the applicable L/C Issuer for such amount in cash and shall not be entitled to reimburse such drawing in accordance with this and the immediately succeeding sentences of this Section 2.03(c)(i). In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans with respect to each Letter of Credit denominated in Dollars or Eurocurrency Rate Loans with respect to each Letter of Credit denominated in Euros, Sterling or an Alternative Currency to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, but subject to (x) the proviso in the immediately preceding sentence, (y) the amount of the unutilized portion of the Revolving Credit Commitments (and, with respect to such Eurocurrency Rate Loans denominated in an Alternative Currency, the unutilized portion of the Alternative Currency Sublimit with respect to such Alternative Currency) and (z) the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan with respect to each Letter of Credit denominated in Dollars or Eurocurrency Rate Loan with respect to each Letter of Credit denominated in Euros, Sterling or an Alternative Currency to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans with respect to each Letter of Credit denominated in Dollars or Eurocurrency Rate Loans with respect to each Letter of Credit denominated in Euros, Sterling or an Alternative Currency because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(vii)    On and after the Maturity Date with respect to the 2019 Revolving Credit Commitments, each 2022 Revolving Credit Lender will be required, in accordance with such 2022 Revolving Credit Lender’s Pro Rata Share, to fund 2022 Revolving Credit Loans or L/C Advances pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, arising on or after such date and/or fund participations in Letters of Credit at the request of the Administrative Agent regardless of whether any Default existing on the Maturity Date with respect to the 2019 Revolving Credit Loans; provided that the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment.
(d)    Repayment of Participations.
(i)    If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of such L/C Issuer or the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the First Lien Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other Guarantee, for all or any of the First Lien Obligations of the Borrower in respect of such Letter of Credit;
(vi)    any adverse change in the relevant exchange rates or in the availability of Euros, Sterling or the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct of such Person as determined by a court of competent jurisdiction in a final, non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or any proceeds thereof; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which have been determined by a court of competent jurisdiction in a final, non-appealable judgment to have been caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Applicability of ISP98, UCP and Other Rules. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower or when it is amended with the consent of the beneficiary thereof, (i) with respect to each Letter of Credit that is a standby letter of credit, the rules of the ISP shall apply to such Letter of Credit that is a standby letter of credit and (ii) with respect to each Letter of Credit that is a commercial or documentary letter of credit, the rules of the UCP shall apply to such Letter of Credit that is a commercial or documentary letter of credit. Such rules as determined by the L/C Issuer in consultation with the Borrower shall apply to each Letter of Credit that is a bank guarantee, guarantee, performance bond, advance payment guarantee or bond, warranty, bid guarantee or bond or any other similar guarantee, indemnity or other financial accommodation requested by the Borrower and consented to by the Administrative Agent and the applicable L/C Issuer.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee (the “L/C Fee”) for each Letter of Credit equal to the Applicable Rate then in effect for Eurocurrency Rate Loans with respect to the Revolving Credit Facility times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, that (i) any L/C Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 and as to which the Fronting Exposure of such Defaulting Lender has been reallocated to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such L/C Fee, if any, payable to the applicable L/C Issuer for its own account and (ii) for the avoidance of doubt, the L/C Fee shall be due and payable in full regardless of whether all or a portion of the Letters of Credit outstanding have been Cash Collateralized. Such L/C Fee shall be computed on a quarterly basis in arrears. Such L/C Fee shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(i)    Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee in Dollars (i) with respect to each commercial or documentary Letter of Credit issued by such L/C Issuer, at a rate to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed the greater of (A) 0.125% per annum and (B) $500 with respect to any Letter of Credit), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial or documentary Letter of Credit increasing the stated amount of such Letter of Credit, at a rate to be separately agreed between the Borrower and the applicable L/C Issuer (but in any event not to exceed the greater of (A) 0.125% per annum and (B) $500 with respect to any Letter of Credit), computed on the amount of such increase, and payable upon the effectiveness of such amendment, (iii) with respect to each standby Letter of Credit, at a rate equal to the greater of (A) 0.125% per annum and (B) $500 with respect to any Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, (iv) with respect to any amendment of a standby Letter of Credit increasing the stated amount of such Letter of Credit, at a rate equal to the greater of (A) 0.125% per annum and (B) $500 with respect to any Letter of Credit, computed on the amount of such increase, and payable upon the effectiveness of such amendment, (v) with respect to each Letter of Credit pursuant to clause (a) of the definition thereof other than commercial, documentary and standby Letters of Credit, at a rate to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed the greater of (A) 0.125% per annum and (B) $500 with respect to any Letter of Credit), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, (vi) with respect to any amendment of any Letter of Credit pursuant to clause (a) of the definition thereof other than commercial, documentary and standby Letters of Credit increasing the stated amount of such Letter of Credit, at a rate to be separately agreed between the Borrower and the applicable L/C Issuer (but in any event not to exceed the greater of (A) 0.125% per annum and (B) $500 with respect to any Letter of Credit), computed on the amount of such increase, and payable upon the effectiveness of such amendment and (vii) with respect to each Letter of Credit pursuant to clause (b) of the definition thereof, such fees as the applicable L/C Issuer and the Borrower separately agree; provided that, for the avoidance of doubt, the fronting fee shall be due and payable in full regardless of whether all or a portion of such Letter of Credit outstanding has been Cash Collateralized. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account and to each of its correspondents in relation to any Letter of Credit or any drawing thereunder the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer or such correspondent relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.
(j)    Other Letters of Credit. The Borrower shall request a Letter of Credit pursuant to clause (b) of the definition thereof by notifying each of the Administrative Agent and the applicable L/C Issuer in writing not later than 11:00 a.m. (New York Time) at least fifteen (15) Business Days (or such later date and time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date of such Letter of Credit of its request for such issuance and specifying in such notice (i) the proposed issuance date of such Letter of Credit (which shall be a Business Day); (ii) the proposed amount thereof; (iii) the proposed type of such Letter of Credit; (iv) the proposed expiry date thereof; (v) the proposed name and address of the beneficiary thereof; (vi) the proposed documents to be presented by such beneficiary in case of any drawing thereunder; (vii) the proposed full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (viii) in the case of a Letter of Credit denominated in Euro, Sterling or an Alternative Currency, the proposed currency in which such Letter of Credit is to be denominated. Each of the Administrative Agent and the applicable L/C Issuer may, in its sole discretion, agree to such Letter of Credit by notifying the Borrower in writing not later than 11:00 a.m. (New York Time) at least five (5) Business Days prior to the proposed issuance date of such Letter of Credit (or such later date and time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion); provided that (A) the consent of each of the Administrative Agent and the applicable L/C Issuer shall be required with respect to each such Letter of Credit, which consent may be withheld in the Administrative Agent’s and the applicable L/C Issuer’s discretion and (B) if the Administrative Agent or the applicable L/C Issuer shall not have notified the Borrower within such time period, the Administrative

Agent or the applicable L/C Issuer shall be deemed to have declined to consent to such Letter of Credit. None of the Administrative Agent or any L/C Issuer shall be obligated to consent to such Letter of Credit, unless it so consents in its sole discretion.
(k)    Revaluation of Letters of Credit in Euros, Sterling or Alternative Currencies. If any Letter of Credit is denominated in Euros, Sterling or an Alternative Currency, the applicable L/C Issuer with respect to such Letter of Credit shall, on each Revaluation Date and otherwise from time to time in such L/C Issuer’s discretion, recalculate the Dollar Equivalent of such Letter of Credit by notionally converting into Dollars the outstanding amount of such Letter of Credit on the basis of the Spot Rate on the date of calculation and notify the Administrative Agent of such recalculated amount. The Borrower shall, if requested by the Administrative Agent within five (5) days of its receipt of notice of any calculation pursuant to the immediately preceding sentence, prepay the Total Revolving Credit Outstandings in accordance with Section 2.05(b)(iv) to prevent the Dollar Equivalent of the Total Revolving Credit Outstandings exceeding the aggregate Revolving Credit Commitments following any adjustment to the Dollar Equivalent pursuant to the immediately preceding sentence.
(l)    Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(m)    Additional L/C Issuers. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving Credit Lender, designate one or more additional Revolving Credit Lenders to act as an L/C Issuer under the terms of the Agreement. Any Revolving Credit Lender designated as an L/C Issuer pursuant to this Section 2.03(m) shall be deemed to be an “L/C Issuer” (in addition to being a Revolving Credit Lender) in respect of Letters of Credit issued or to be issued by such Revolving Credit Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other L/C Issuers and such Revolving Credit Lender. The acceptance of any designation as an L/C Issuer hereunder by a Revolving Credit Lender shall be evidenced by an agreement entered into by such Revolving Credit Lender, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the interests, rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “L/C Issuer” shall be deemed to refer to such Revolving Credit Lender in addition to any other L/C Issuers, as the context shall require. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer. At any time there is more than one L/C Issuer hereunder, the Borrower may, in its discretion, select which L/C Issuer is to issue any particular Letter of Credit.
(n)    Resignation or Replacement of an L/C Issuer. Any L/C Issuer may resign at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer (provided that the replaced L/C Issuer shall not be required to execute or deliver any written agreement if the replaced L/C Issuer has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor L/C Issuer. On the date of effectiveness of such resignation, the Borrower shall pay all accrued and unpaid fees to the resigning L/C Issuer pursuant to Section 2.03(i). After its resignation as an L/C Issuer hereunder, (i) the resigning L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer set forth in this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but, after receipt by the Administrative Agent, the Lenders and the Borrower of notice of resignation from an L/C Issuer, such L/C Issuer shall not be required, and shall be discharged from its obligations, to issue additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, and (ii) the provisions of Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an L/C Issuer under this Agreement. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of an L/C Issuer or any such additional L/C Issuer.
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional.
(i)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class of Loans in whole or in part without premium or penalty (subject to Section 2.05(d)); provided that such notice must be received by (A) with respect to prepayments of any Class of Term Loans or Incremental First Lien Term Loans, the Administrative Agent not later than 2:00 p.m. (New York Time) (x) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (y) one (1) Business Day prior to the date of prepayment of Base Rate Loans or (B) with respect to prepayments of any Class of Revolving Credit Loans, the Administrative Agent not later than 10:00 a.m. (New York Time) on the Business Day of such prepayment, in the case of each of Eurocurrency Rate Loans and Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to each of the Term Loans pursuant to Sections 2.07(a) or as otherwise directed by the Borrower; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares. Each prepayment of Revolving Credit Loans made pursuant to this Section 2.05(a) at a time when Revolving Credit Loans of more than one Class remain outstanding shall be paid to the Lenders in accordance with their respective Pro Rata Shares. All prepayments under this Section 2.05(a)(i) shall be subject to Section 2.05(d).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.
(iii)    Voluntary Non-Pro-Rata Prepayments.
(A)    Notwithstanding anything to the contrary herein, any Borrower Purchasing Party shall have the right at any time and from time to time to prepay any Class of Term Loans at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) without premium or penalty (but subject to Section 3.05) pursuant to the procedures described in this Section 2.05(a)(iii), provided that, on the date of any such Discounted Voluntary Prepayment, such Borrower Purchasing Party shall deliver to the Administrative Agent a certificate of a Responsible Officer stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(a)(iii) has been satisfied, (3) the aggregate principal amount of Term Loans so prepaid pursuant to such Discounted Voluntary Prepayment, (4) such Borrower Purchasing Party shall not use the proceeds of any Credit Extension under the Revolving Credit Facility to acquire such Term Loans and (5) that such Borrower Purchasing Party does not have any material non-public information with respect to Holdings, the Borrower, or any of its Subsidiaries or any of their respective securities that either (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive such information) or has not otherwise been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, prior to such time or (B) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material to, Holdings, the Borrower and the Restricted Subsidiaries.
(B)    To the extent any Borrower Purchasing Party seeks to make a Discounted Voluntary Prepayment, such Borrower Purchasing Party will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that such Borrower Purchasing Party desires to prepay Term Loans in each case in an aggregate principal amount specified therein by such Borrower Purchasing Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for the Term Loans, (B) a discount range (which may be a single percentage) selected by such Borrower Purchasing Party with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans (the “Discount Range”); provided that such Borrower Purchasing Party may elect not to include a Discount Range in the Discounted Prepayment Option Notice and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five (5) Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
(C)    Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify all Term Lenders. On or prior to the Acceptance Date, each such Term Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”), which Acceptable Discount shall be within the Discount Range, if the Discount Range is specified in the Discounted Prepayment Option Notice (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid), and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (the “Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Offered Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent and the applicable Borrower Purchasing Party, acting jointly, shall determine the applicable discount for the Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by such Borrower Purchasing Party if such Borrower Purchasing Party has selected a single percentage pursuant to Section 2.05(a)(iii)(B) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which such Borrower Purchasing Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be (x) the highest Acceptable Discount within the Discount Range or (y) if no Discount Range was specified in the Discounted Prepayment Option Notice, the highest Acceptable Discount acceptable to such Borrower Purchasing Party. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.
(D)    The applicable Borrower Purchasing Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, such Borrower Purchasing Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, in each case calculated by applying the Applicable Discount, such Borrower Purchasing Party shall prepay all Qualifying Loans.
(E)    Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent and the applicable Borrower Purchasing Party shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (except as set forth in Section 3.05), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 12:00 noon (New York Time), one (1) Business Day prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Qualifying Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(F)    To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(a)(iii)(C) above) established by the Administrative Agent in consultation with the applicable Borrower Purchasing Party.
(G)    Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the applicable Borrower Purchasing Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.
(H)    For the avoidance of doubt, each Discounted Voluntary Prepayment shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of the Term Loans prepaid. With respect to each Discounted Voluntary Prepayment, (1) the applicable Borrower Purchasing Party shall pay all accrued and unpaid interest, if any, on the par principal amount of the applicable Loans to the date of the Discounted Voluntary Prepayment and, if any Eurocurrency Rate Loan is prepaid on a date other than the scheduled last day of the Interest Period applicable thereto, such Borrower Purchasing Party shall also pay any amounts owing pursuant to Section 3.05 and (2) such Discounted Voluntary Prepayment shall not change the scheduled amortization of the Term Loans required by Section 2.07, except to reduce the amount outstanding and due and payable on the Maturity Date of the Class of Term Loans subject to such Discounted Voluntary Prepayment (and such reduction, for the avoidance of doubt, shall only apply, on a non-pro-rata basis, to the Term Loans that are the subject of such Discounted Voluntary Prepayment).
(iv)    In connection with any voluntary prepayment of any Class of Loans pursuant to this Section 2.05(a), such voluntary prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
(b)    Mandatory.
(i)    Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), but in any event not later than one hundred and twenty-five (125) days after the end of each fiscal year of the Borrower beginning with the first full fiscal year ended after the Closing Date, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements commencing with the first full fiscal year ended after the Closing Date minus (B) the aggregate amount of voluntary principal prepayments of the Loans pursuant to Section 2.05(a)(i) (except prepayments of Revolving Credit Loans unless accompanied by a corresponding permanent commitment reduction of the Revolving Credit Facility) and of the Second Lien Loans pursuant to Section 2.05(a)(i) of the Second Lien Credit Agreement (but excluding for the avoidance of doubt, the Specified Junior Debt Repayment) minus (C) the aggregate discounted amount actually paid in cash by the Borrower Purchasing Parties in connection with all Discounted Voluntary Prepayments pursuant to Section 2.05(a)(iii) and all Discounted Voluntary Prepayments (as defined in the Second Lien Credit Agreement) of the Second Lien Loans pursuant to Section 2.05(a)(iii) of the Second Lien Credit Agreement (in the case of clauses (B) and (C), to the extent financed with internally generated funds); provided that such percentage shall be reduced to 25% or 0% if the Total Leverage Ratio as of the last day of the prior fiscal year was less than 3.90:1.00 or 3.40:1.00, respectively.
(ii)    (1)    If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets by the Borrower or any of its Restricted Subsidiaries permitted by Section 7.05(a), (b), (c), (d), (e), (f), (h), (i), (j), (k) or (l)) or (y) any Casualty Event occurs, and any transaction or series of related transactions described in the foregoing clauses (x) and (y) results in the realization or receipt by the Borrower and its Restricted Subsidiaries of Net Cash Proceeds in excess of $1,000,000 (any such transaction or series of related transactions being a “Relevant Transaction”), then if such Relevant Transaction, together with all other Relevant Transactions occurring in the same fiscal year of the Borrower, would result in the realization or receipt by the Borrower and its Restricted Subsidiaries of aggregate Net Cash Proceeds in excess of $2,500,000, the Borrower shall, except to the extent the Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing), prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received from such Relevant Transaction within two (2) Business Days of receipt thereof by the Borrower or such Restricted Subsidiary.
(A)    With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than as specifically excluded in Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, and so long as no Event of Default shall have occurred and be continuing, the Borrower or the applicable Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within three hundred and sixty-five (365) days following receipt of such Net Cash Proceeds (or, if Holdings, the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, 545 days following receipt of such Net Cash Proceeds); provided, however, that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

(iii)    Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Specified Refinancing Debt or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.
(iv)    Within three (3) Business Days after the entering into a Secured Cash Management Agreement that replaces a Trade L/C or Trade L/C Collateralization, the Borrower shall (A) reduce the Trade Facility Collateral Term Loan Amount and (B) prepay an aggregate principal amount of Term Loans, in each case in an amount equal to 100% of the aggregate principal amount of such Secured Cash Management Agreement, until such time as the Trade Facility Collateral Term Loan Amount is reduced to zero; it being acknowledged and agreed that the Borrower shall not be required to prepay the Term Loans with respect to any Secured Cash Management Agreement that (x) does not replace a Trade L/C or Trade L/C Collateralization or (y) is incurred after the Trade Facility Collateral Term Loan Amount has been reduced to zero.
(v)    If for any reason (i) the Total Revolving Credit Outstandings at any time exceed the aggregate Revolving Credit Commitments then in effect or (ii) the Total Revolving Credit Outstandings denominated in any Alternative Currency at any time exceed 103% of the Alternative Currency Sublimit with respect to such Alternative Currency, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments then in effect. Notwithstanding anything herein to the contrary, (x) if on any date the Administrative Agent shall determine in its sole discretion that, due to the fluctuations in the Spot Rate, the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of such excess and the Borrower shall, if the amount of such excess is 5% or more of the aggregate Revolving Credit Commitments, within three (3) Business Days of the receipt of such notice, prepay Revolving Credit Loans and/or Cash Collateralize or pay the L/C Obligations in the order and in the manner provided in this Section 2.05(b)(v) in an amount sufficient to cause such excess to not exceed 5% of the aggregate Revolving Credit Commitments and (y) if on any Revaluation Date the Administrative Agent shall determine in its sole discretion that, due to the fluctuations in the Spot Rate, the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of such excess and the Borrower shall, within three (3) Business Days of the receipt of such notice, prepay Revolving Credit Loans and/or Cash Collateralize or pay the L/C Obligations in the order and in the manner provided in this Section 2.05(b)(v).
(vi)    Subject to Sections 2.14(b)(ii) and 2.16, each prepayment of Loans pursuant to this Section 2.05(b) (other than Section 2.05(b)(v)) shall be applied pro rata among (x)

the Term Facility and (y) except for any prepayments pursuant to Section 2.05(b)(iv) (which shall be applied only to the Term Facility) and unless otherwise provided in the documentation governing any Incremental First Lien Term Loans, any Incremental First Lien Term Loans (or, in the case of a Specified Refinancing Debt, to a Facility or Facilities designated by the Borrower to be refinanced with the proceeds thereof and allocated among such Facilities, as specified by the Borrower) (and within any Class of the Term Facility and the Incremental First Lien Term Loans on a pro rata basis to the applicable Lenders of such Class) and (i) in the case of the Term Facility, to the principal repayment installments thereof, first, in direct order of maturities, to the eight (8) next succeeding quarterly principal repayment installments of the Term Facility that are due pursuant to Section 2.07, second, on a pro rata basis, to the other principal repayment installments of the Term Facility that are due pursuant to Section 2.07 (excluding the installment due on the Maturity Date of each Class of Term Loans under the Term Facility) and, third, to the principal repayment installment of the Term Facility that is due pursuant to Section 2.07 on the Maturity Date of each Class of Term Loans under the Term Facility and (ii) in the case of each Incremental First Lien Term Loan Tranche, as set forth in the Incremental First Lien Commitments Amendment with respect to such Incremental First Lien Term Loan Tranche; and each such prepayment shall be paid to the Term Lenders and the Incremental First Lien Lenders in accordance with their respective Pro Rata Shares.
(vii)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
(viii)    Foreign Dispositions. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or such Excess Cash Flow so affected (any such portion being “Restricted Proceeds”) will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such Restricted Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Restricted Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(b) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax cost consequences with respect to such Net Cash Proceeds or such portion of the Excess Cash Flow, as the case may be, such Net Cash Proceeds or portion of the Excess Cash Flow, as the case may be, so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any such Net Cash Proceeds or portion of Excess Cash Flow, as the case may be, so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b), the Borrower applies an amount equal to such Net Cash Proceeds or such portion of Excess Cash Flow, as the case may be, to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or such portion of the Excess Cash Flow, as the case may be, had been received by the Borrower rather than such Foreign Subsidiary, less, in the case of such Net Cash Proceeds only, the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated.
(ix)    If there are no Declining Lenders pursuant to Section 2.05(c) in connection with any prepayment of any Class of Term Loans pursuant to this Section 2.05(b), such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
(x)    If for any reason at any time during the three (3) Business Day period immediately preceding the Maturity Date with respect to the 2019 Revolving Credit Commitments, the 2019 Revolving Credit Lenders’ Pro Rata Share of the Total Revolving Credit Outstandings attributable to the L/C Obligations exceeds the amount of the 2022 Revolving Credit Commitments minus the 2022 Revolving Credit Lenders’ Pro Rata Share of the Total Revolving Credit Outstandings at such time, then the Borrower shall promptly (and in any event within two (2) Business Days) prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize any reimbursement obligations with respect to Letters of Credit in an aggregate amount necessary to eliminate such excess.
(c)    Term Opt-out.
With respect to any prepayment of the Term Facility and the Incremental First Lien Term Loans pursuant to Section 2.05(b) (other than prepayments pursuant to Section 2.05(b)(iii)), any Term Lender or Incremental First Lien Lender, at its option, may elect not to accept such prepayment; provided, for the avoidance of doubt, that no such Term Lender or Incremental First

Lien Lender may elect to accept a partial prepayment. Upon receipt by the Administrative Agent of any such prepayment of the Term Facility and the Incremental First Lien Term Loans, the amount of the prepayment that is available to prepay the Term Loans and the Incremental First Lien Term Loans (the “Prepayment Amount”) shall be deposited in a Cash Collateral Account on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Term Lenders and the Incremental First Lien Lenders of the amount available to prepay the Term Loans and the Incremental First Lien Lenders and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. (New York Time) on the Business Day immediately preceding the Prepayment Date. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders and the Incremental First Lien Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans and the Incremental First Lien Lenders owing to such Accepting Lenders shall be withdrawn from the applicable Cash Collateral Account and applied ratably to prepay Term Loans and Incremental First Lien Term Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans or Incremental First Lien Term Loans owing to Declining Lenders (x) shall instead be made available for any mandatory prepayment of the Second Lien Loans (or any Specified Second Lien Refinancing Debt) that may be required at such time pursuant to Section 2.05(b) of the Second Lien Credit Agreement (or comparable documentation governing any Specified Second Lien Refinancing Debt) and (y) to the extent declined by the lenders under the Second Lien Credit Agreement (and any Specified Second Lien Refinancing Debt), together with the amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders but were required to be made available for any mandatory prepayment of the Second Lien Loans (or any Specified Second Lien Refinancing Debt), shall instead be retained by the Borrower (such amounts, “Declined Amounts”).
(d)    Prepayment Premium. (x) Any optional prepayment of any portion of the outstanding Term Loans (including the Term Loans made on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans, the Amendment No. 4 Refinancing Term Loans and the Amendment No. 5 Refinancing Term Loans) made pursuant to Section 2.05(a)(i) in connection with a Repricing Transaction (including any mandatory assignment pursuant to Section 3.07 in connection therewith) and (y) any prepayment of Term Loans (including the Term Loans made on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans, the Amendment No. 4 Refinancing Term Loans and the Amendment No. 5 Refinancing Term Loans) pursuant to Section 2.05(b)(iii) in connection with a Repricing Transaction or any amendment to this Agreement in connection with a Repricing Transaction (in each case including any mandatory assignment pursuant to Section 3.07 in connection therewith), in each case of clause (x) and clause (y) following the Amendment No. 5 Effective Date and on or prior to the date that is six months following the Amendment No. 5 Effective Date shall be subject to a premium equal to the principal amount of Term Loans subject to such prepayment or the principal amount of Term Loans affected by such amendment (or mandatorily assigned in connection therewith), as applicable, multiplied by 1%. Any prepayment of all or any portion of the outstanding Term Loans after the date that is six months following the Amendment No. 5 Effective Date shall not be subject to a premium.
2.06    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Revolving Credit Commitments or the Alternative Currency Sublimit with respect to any Alternative Currency, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Revolving Credit Commitments or the Alternative Currency Sublimit with respect to any Alternative Currency; provided that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Alternative Currency Sublimit with respect to any Alternative Currency if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving Credit Loans denominated in such Alternative Currency would exceed the Alternative Currency Sublimit with respect to such Alternative Currency. Each reduction in the Revolving Credit Commitments hereunder shall be made, at the Borrower’s option, to any Class of Revolving Credit Commitments outstanding on such date ratably among the applicable Lenders in accordance with their Pro Rata Shares. The Borrower shall pay to the Administrative Agent, in each case, for the account of the applicable Lenders, on the date of each termination or reduction, any fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
(b)    Mandatory.
(i)    The aggregate Term Commitments shall be automatically and permanently reduced to zero after the making of the Term Borrowing, if any, on the Closing Date.
(ii)    The Letter of Credit Sublimit and the Alternative Currency Sublimit with respect to each Alternative Currency shall automatically be reduced proportionately to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, unless otherwise requested by the Borrower and consented to by (A) in the case of the Letter of Credit Sublimit, the Administrative Agent and each L/C Issuer or (B) in the case of the Alternative Currency Sublimit, the Administrative Agent, each L/C Issuer and the Required Revolving Lenders.
(iii)    The aggregate Revolving Credit Commitments in respect of each Class under the Revolving Credit Facility shall be automatically and permanently reduced to zero on the Maturity Date for such Class under the Revolving Credit Facility.

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitments, the Letter of Credit Sublimit or the Alternative Currency Sublimit with respect to any Alternative Currency or the unused Revolving Credit Commitment under this Section 2.06. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans (including the Term Loans made on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans, the Amendment No. 4 Refinancing Term Loans, the Amendment No. 5 Refinancing Term Loans and the Amendment No. 6 Incremental Term Loans) outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Term Loans made as of the Closing Date), with each such installment due and payable on each date set forth below (or, if such day is not a Business Day, on the immediately preceding Business Day):

Date	Term Loan Principal Amortization Payment
9/30/2018	$2,369,268.79
12/31/2018	$2,369,268.79
3/31/2019	$2,369,268.79
6/30/2019	$2,369,268.79
9/30/2019	$2,369,268.79
12/31/2019	$2,369,268.79
3/31/2020	$2,369,268.79
6/30/2020	$2,369,268.79
9/30/2020	$2,369,268.79
12/31/2020	$2,369,268.79
3/31/2021	$2,369,268.79
6/30/2021	$2,369,268.79
9/30/2021	$2,369,268.79
12/31/2021	$2,369,268.79
3/31/2022	$2,369,268.79
6/30/2022	$2,369,268.79
9/30/2022	$2,369,268.79
12/31/2022	$2,369,268.79
3/31/2023	$2,369,268.79
6/30/2023	$2,369,268.79
9/30/2023	$2,369,268.79
12/31/2023	$2,369,268.79
3/31/2024	$2,369,268.79
6/30/2024	$2,369,268.79
9/30/2024	$2,369,268.79
Maturity Date of the Term Facility	Remaining Balance
provided, however, that the final principal repayment installment of each Class of Term Loans shall be repaid on the Maturity Date for such Class of Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans of such Class outstanding on such date.
(b)    Incremental First Lien Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Incremental First Lien Lenders the aggregate principal amount of all Incremental First Lien Term Loans outstanding of each Incremental First Lien Term Loan Tranche effected following the Amendment No. 4 Effective Date in such installments as set forth in the Incremental First Lien Commitments Amendment with respect to such Incremental First Lien Term Loan Tranche (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Incremental First Lien Term Loans of such Incremental First Lien Term Loan Tranche pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Incremental

First Lien Term Loans made as of the initial Incremental First Lien Commitments Effective Date with respect to such Incremental First Lien Term Loan Tranche).
(c)    Revolving Credit Loans. The Borrower shall repay to the applicable Revolving Credit Lenders on the Maturity Date for each Class of Revolving Credit Loans under the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans of such Class outstanding on such date.
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan that is a Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the greater of (x) the Eurocurrency Rate for such Interest Period and (y) 1.00%, plus (B) the Applicable Rate for Eurocurrency Rate Loans that are Term Loans; (ii) each Eurocurrency Rate Loan that is a Revolving Credit Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period, plus (B) the Applicable Rate for Eurocurrency Rate Loans that are Revolving Credit Loans; (iii) each Base Rate Loan that is a Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the greater of (x) (1) 2.00% and (y) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans that are Term Loans; and (iv) each Base Rate Loan that is a Revolving Credit Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans that are Revolving Credit Loans.
(b)    The Borrower shall pay interest on the principal amount of all overdue First Lien Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees with respect to Letters of Credit described in Sections 2.03(h) and (i):
(a)    Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a facility fee in Dollars equal to 0.50% per annum times the aggregate amount of the Revolving Credit Commitments (the “Facility Fee”). The Facility Fee shall accrue at all times from the Closing Date until the Latest Maturity Date of all Classes of Revolving Credit

Commitments under the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for each Class of Revolving Credit Commitments. The Facility Fee shall be calculated quarterly in arrears.
(b)    Other Fees. (i) The Borrower shall pay to the Arrangers, the Administrative Agent and the Collateral Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty‑six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the First Lien Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the First Lien Leverage Ratio would have resulted in higher pricing for such period, (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for the applicable period, (B) the Applicable Margin shall be recalculated with the First Lien Leverage Ratio at the corrected level and (C) the Borrower shall immediately and retroactively pay to the Administrative Agent for the account of the Revolving Credit Lenders or the applicable L/C Issuer, as the case may be, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Revolving Credit Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other First Lien Obligations hereunder.
2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the First Lien Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.
(c)    Entries made in good faith by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. Subject to Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, in each case, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than (A) with respect to the Term Facility, any Incremental First Lien Term Commitments and any Incremental First Lien Term Loans, 2:00 p.m. (New York Time) or (B) with respect to the Revolving Credit Facility, (x) for any Revolving Credit Loans denominated in Dollars, 2:00 p.m. (New York Time) and (y) for any Revolving Credit Loans denominated in Euros, Sterling or any Alternative

Currency, 8:00 a.m. (New York Time), in each case on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by (i) with respect to the Term Facility, any Incremental First Lien Term Commitments and any Incremental First Lien Term Loans, the Administrative Agent after 2:00 p.m. (New York Time) or (ii) (x) for any Revolving Credit Loans denominated in Dollars, 2:00 p.m. (New York Time) or (y) for any Revolving Credit Loans denominated in Euros, Sterling or any Alternative Currency, 8:00 a.m. (New York Time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to (1) in the case of any Borrowing of Eurocurrency Rate Loans or Base Rate Loans that are Revolving Credit Loans, the proposed date of such Borrowing or (2) in the case of any Borrowing of Base Rate Loans that are Term Loans, 12:00 noon (New York Time) on the date of such Borrowing, in the case of each of clauses (1) and (2), that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (y) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the

Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.
(d)    Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 9.07.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
(g)    Unallocated Funds. If the Administrative Agent receives funds for application to the First Lien Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other First Lien Obligations then owing to such Lender.
2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the First Lien Obligations purchased to the same extent as though the purchasing Lender were the original owner of the First Lien Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the prepayments pursuant to Section 2.05(a)(iii), or Section 2.05(b)(iii) (out of proceeds of the Specified Refinancing Debt), the implementation of the Incremental First Lien Commitments Amendment, the application of Cash Collateral provided for in Section 2.15 or to the assignments and participations described in Section 10.07.
2.14    Incremental First Lien Facilities.
(a)    Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may request (i) one or more additional tranches of term loans (each an “Incremental First Lien Term Commitment” and all of them, collectively, the “Incremental First Lien Term Commitments”) and (ii) increases in the aggregate amount of the Revolving Credit Commitments and the Letter of Credit Sublimit (each such increase, a “Revolving Credit Commitment Increase”, together with the Incremental First Lien Term Commitments, the “Incremental First Lien Commitments”); provided that no Lender or L/C Issuer shall be required to participate in any Incremental First Lien Facility or increase in the Letter of Credit Sublimit; and provided, further that (x) after giving effect to any such addition, the aggregate amount of Incremental First Lien Commitments that have been added pursuant to this Section 2.14 (together with the aggregate amount of (i) Permitted Other First Lien Indebtedness incurred in lieu of the Incremental First Lien Facilities, (ii) Incremental Second Lien Term Loans incurred under the Second Lien Credit Agreement, (iii) Permitted Other Second Lien Indebtedness and (iv) Incremental Cash Management LC Obligations), in each case, on or after the Amendment No. 6 Effective Date, shall not exceed (A) $100,000,000 plus (B) such additional amount that would not, after giving effect on a Pro Forma Basis to the incurrence thereof (assuming for such purposes that the entire amount of any such Revolving Credit Commitment Increase and all previous Revolving Credit Commitment Increases were fully funded) cause the First Lien Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of the applicable Incremental First Lien Facilities) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are available to exceed 4.50:1.00 and (y) any such addition shall be in an aggregate amount of not less than $20,000,000 or any whole multiple of $1,000,000 in excess thereof. The Borrower may incur Incremental First Lien Commitments pursuant to either clause (A) or clause (B) of the second proviso of the immediately preceding sentence and shall not be obligated to initially incur Incremental First Lien Commitments pursuant to clause (A) prior to incurring any Incremental First Lien Commitments pursuant to clause (B); and shall be allowed to classify under which clause such Incremental First Lien Commitments are being incurred at the time of such incurrence, without giving Pro Forma Effect to any Incremental First Lien Commitments (or any portion thereof) in each case permitted to be incurred under clause (A) of the second proviso of the immediately preceding sentence that is being incurred as part of the same transaction or series of related transactions when calculating the amount of Incremental First Lien Commitments (or any portion thereof) that may be incurred pursuant to clause (B) of the second proviso of the immediately preceding sentence, provided, however, that any Incremental Cash Management LC Obligations shall be incurred solely pursuant to clause (A). Any loans made in respect of any Revolving Credit Commitment Increase shall be made by increasing the aggregate Revolving Credit Commitments with the same terms (including pricing) as the existing Revolving Credit Loans. Any loans made in respect of any such Incremental First Lien Term Commitments (the “Incremental First Lien Term Loans” and, together with any Revolving Credit Commitment Increase, the “Incremental First Lien Facilities”) may be made, at the option of the Borrower, by either (i) increasing the Term Commitments with the same terms (including pricing) as the existing Term Loans, in which case such Incremental First Lien Term Loans shall constitute Term Loans for all purposes hereunder and under the other Loan Documents or (ii) creating a new tranche of term loans (an “Incremental First Lien Term Loan Tranche”). The Incremental First Lien Facilities shall rank either pari passu or junior (as elected by the Borrower in its sole discretion) in right of payment and in respect of lien priority as to the Collateral with the Revolving Credit Commitments and the outstanding Term Loans. The proceeds of the Incremental First Lien Facilities shall be used for working capital, capital expenditures and other general corporate purposes (including any actions permitted by Article VII, but excluding Restricted Payments) of the Borrower and its Restricted Subsidiaries.
(b)    The Incremental First Lien Term Loans comprising each Incremental First Lien Term Loan Tranche:
(i)    shall have a maturity date that is not prior to the Latest Maturity Date of all Classes of Term Loans then in effect and will have a Weighted Average Life to Maturity that is not shorter than that of the Term Loans;
(ii)    shall share ratably (and may not share more than ratably) in any prepayments of the Term Facility (unless the Incremental First Lien Lenders with respect to such Incremental First Lien Term Loans agree to receive prepayments after the prepayments of the Term Facility or any other Incremental First Lien Term Loans);
(iii)    except as set forth in subsection (a) above and this subsection (b) with respect to prepayment events, maturity date, interest rate, yield, fees and original issue discounts and except with respect to the amortization schedule for the Incremental First Lien Term Loans and the permitted use of proceeds thereof, shall have terms substantially the same terms as (and in any event no more favorable than) the outstanding Term Loans (and to the extent materially differing from the terms of the outstanding Term Loans, shall be reasonably satisfactory to the Administrative Agent); provided that if the initial yield (as determined by the Administrative Agent as set forth below) on any Incremental First Lien Term Loan Tranche incurred on or prior to the date that is 18 months following the Closing Date exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “Yield Differential”) the yield then in effect for outstanding Term Loans (such yield, in the case of each of such Incremental First Lien Term Loan Tranche and the Term Loans, for purposes of this proviso being deemed to include all upfront or similar fees or original issue discount paid by the Borrower generally to the Lenders who provide such Incremental First Lien Term Loan Tranche or to the Lenders who provided the outstanding Term Loans in the primary syndication thereof based on an assumed four-year life to maturity), then the Applicable Rate then in effect for outstanding Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental First Lien Term Loans under the Incremental First Lien Term Loan Tranche.
For purposes of clause (iii) above, the initial yield on any Incremental First Lien Term Loan Tranche shall be determined by the Administrative Agent to be equal to the sum of (x) the interest rate margin for loans under the Incremental First Lien Term Loan Tranche that bear interest based on the Eurocurrency Rate (for the avoidance of doubt, including the Eurocurrency Rate and the margin or spread) and (y) if the Incremental First Lien Term Loan Tranche is originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or the Borrower for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental First Lien Term Loan Tranche, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of the Incremental First Lien Term Loan Tranche and (B) four); provided that for purposes of clause (x) above, if the lowest permissible Eurocurrency Rate applicable to such Incremental First Lien Term Loan Tranche is greater than 1.00% or the lowest permissible Base Rate applicable to such Incremental First Lien Term Loan Tranche is greater than 2.00%, the difference between such “floor” and 1.00%, in the case of Incremental First Lien Term Loans that are Eurocurrency Rate Loans, and 2.00%, in the case of Incremental First Lien Term Loans that are Base Rate Loans, shall be equated to interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Facility shall be required, to the extent an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors.
(c)    Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the Incremental First Lien Commitments. At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Incremental First Lien Term Loans (or any portion thereof) may be made, and Revolving Commitment Increases, as applicable, may be provided, by any existing Lender or by any other bank or investing entity (but in no case (i) by any Loan Party, (ii) except in compliance with the proviso of Section 2.14(i) below solely with respect to Incremental First Lien Term Commitments and Incremental First Lien Term Loans, by an Affiliated Lender, (iii) by any Defaulting Lender or any of its Subsidiaries, (iv) by any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clause (iii), or (v) by any natural person) (each, except to the extent excluded pursuant to the foregoing parenthetical, an “Incremental First Lien Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent (and, in the case of a Revolving Credit Commitment Increase and the L/C) shall have consented (not to be unreasonably withheld) to such Lender’s or Incremental First Lien Lender’s, as the case may be, making such Incremental First Lien Term Loans or providing such Revolving Credit Commitment Increase if such consent would be required under Section 10.07 for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Incremental First Lien Lender, as the case may be. No Lender shall be obligated to provide any Incremental First Lien Term Loans or Revolving Credit Commitment Increases, in each case, unless it so agrees. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental First Lien Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Facilities held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental First Lien Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to an accession agreement in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Commitments in respect of any Incremental First Lien Commitments shall become Commitments (or in the case of any Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental First Lien Commitments Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender, as the case may be agreeing to provide such Commitment, if any, each Incremental First Lien Lender, if any, and the Administrative Agent. An Incremental First Lien Commitments Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.
(e)    If any Incremental First Lien Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental First Lien Commitments Effective Date”) and the final allocation of such addition. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such addition and the Incremental First Lien Commitments Effective Date.
(f)    The effectiveness of any Incremental First Lien Commitments Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental First Lien Lenders, if any, with respect to the conditions set forth in clauses (ii)(A) and (ii)(C) below as set forth in the last paragraph of this clause (f), be subject to the satisfaction on the date thereof of each of the following conditions:
(i)    the Administrative Agent shall have received on or prior to the Incremental First Lien Commitments Effective Date each of the following, each dated the applicable Incremental First Lien Commitments Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Incremental First Lien Commitments

Amendment; (B) certified copies of resolutions of each Loan Party approving the execution, delivery and performance of the Incremental First Lien Commitments Amendment and either certified copies of the Organization Documents of each Loan Party or a certification by a Responsible Officer of each Loan Party that there have been no changes to the Organization Documents of such Loan Party since the Closing Date; (C) to the extent requested by the Administrative Agent, a Mortgage modification or a new Mortgage with respect to each Mortgaged Property and the related documents, agreements and instruments (including legal opinions) set forth in Sections 6.12(b)(iii) and 6.12(b)(iv), which Mortgage modification, new Mortgage and related documents, agreements and instruments (including legal opinions) may, if agreed to by the Administrative Agent in its sole discretion, be delivered within sixty (60) days of the date of effectiveness of the applicable Incremental First Lien Commitments Amendment (or such longer period as agreed to by the Administrative Agent in its sole discretion); and (D) a favorable opinion of counsel for the Loan Parties dated the Incremental First Lien Commitments Effective Date, to the extent requested by the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;
(ii)    (A) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Incremental First Lien Commitments Amendment and the additional credit extensions provided thereby, (B) such increase shall be made on the terms and conditions provided for above, and (C) both at the time of any request for Incremental First Lien Commitments and upon the effectiveness of any Incremental First Lien Commitments Amendment, no Default or Event of Default shall exist and at the time that any such Incremental Loan is made (and after giving effect thereto) no Default or Event of Default shall exist; and
(iii)    there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental First Lien Commitments Amendment on the related Incremental First Lien Commitments Effective Date), as applicable, all fees and, to the extent required by Section 10.04, expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Incremental First Lien Commitments Effective Date.
If the proceeds of any Incremental First Lien Facility will be used to consummate a Permitted Acquisition and the terms of the definitive acquisition agreement (the “Subject Acquisition Agreement”) in respect thereof so require, (x) the condition that, at the time of any request for Incremental First Lien Commitments and upon the effectiveness of any Incremental First Lien Commitments Amendment and at the time that any such Incremental Loan is made (and after giving effect thereto), no Default or Event of Default shall exist, shall be limited to no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall exist and (y) the condition that the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) at the time that any such

Incremental Loan is made (and after giving effect thereto), shall be limited to the accuracy of the representations and warranties that would constitute Specified Representations and the equivalent representations in the Subject Acquisition Agreement.
(g)    On each Incremental First Lien Commitments Effective Date, each Lender or Eligible Assignee which is providing an Incremental First Lien Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have an Incremental First Lien Commitment which shall become a “Commitment” hereunder and (iii) in the case of an Incremental First Lien Term Commitment, shall make an Incremental First Lien Term Loan to the Borrower in a principal amount equal to such Incremental First Lien Term Commitment, and such Incremental First Lien Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents (except that the interest rate applicable to any Incremental First Lien Term Loan under an Incremental First Lien Term Loan Tranche may be higher or lower).
(h)    Upon each Revolving Credit Commitment Increase pursuant to this Section, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Incremental First Lien Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Revolving Credit Commitment Increase Lender) will equal such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) if, on the date of such Revolving Credit Commitment Increase, there are any Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Borrower, necessary and appropriate to result in each Revolving Credit Lender (including each Revolving Credit Commitment Increase Lender) having a pro-rata share of the outstanding Revolving Credit Loans based on each such Revolving Credit Lender’s Revolving Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.
(i)    This Section 2.14 shall supersede any provision of Section 2.13 or Section 10.01 to the contrary; provided that, notwithstanding the foregoing, any Affiliated Lender providing any Incremental First Lien Term Commitments or Incremental First Lien

Term Loans pursuant to this Section 2.14 shall be subject to the restrictions with respect to Affiliated Lenders set forth in clauses (i) and (j) of Section 10.07.
2.15    Cash Collateral.
(a)    Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or a financial institution selected by the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral (including cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing) as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash

Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.04), and (y) subject to Section 2.16, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16    Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Revolving Lenders” and “Required Term Lenders” in Section 1.01 and in Section 10.01;
(ii)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or hereunder; third, to Cash Collateralize the L/C Issuers’ fronting exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Borrowings are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(iii)    that Defaulting Lender (x) shall not be entitled to receive any Facility Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h); and
(iv)    during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.
(b)    If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend or increase any Letter of Credit unless it is satisfied that the participations in the L/C Borrowings related to any existing Letters of Credit as well as the new, extended or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iv) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.15.
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that, if any Indemnified Taxes or Other Taxes are required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to be deducted from such payments, then (i) the sum payable by the Borrower or such Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes (including any such deductions applicable to additional sums payable under this Section 3.01) each Agent and Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For purposes of this Section 3.01, the term “Lender” shall include each L/C Issuer .
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, except for Other Taxes resulting from an assignment by any Lender pursuant to Section 10.07, which assignment is not at the request of the Borrower pursuant to Section 3.07.
(c)    The Loan Parties shall, jointly and severally, indemnify each Agent and Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document and any Other Taxes paid or payable by such Agent or Lender (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and the calculation of the amount of such liability delivered to the Borrower by a Lender or Agent, or by the Administrative Agent on behalf of itself or a Lender or Agent, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (without interest, other than any interest paid by the relevant taxation authority with respect to such refund) to the Borrower (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this Section 3.01(e), in no event will any Lender or Agent be required to pay any amount to the Borrower pursuant to this Section 3.01(e) the payment of which would place such Lender or Agent in a less favorable net after-tax position than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect thereto had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit or oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(f)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts due under this Section 3.01, which may include the designation of another Lending Office for any Loan or Letter of Credit affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the First Lien Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c).
(g)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the

Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Each Foreign Lender shall, to the extent it is legally able to do so, furnish to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement, two accurate and complete originally executed copies of (i) IRS Form W-8BEN or W-8BEN-E (or the applicable successor form) certifying exemption from or a reduction in the rate of United States federal withholding tax under an applicable treaty to which the United States is a party, (ii) IRS Form W-8ECI (or successor form) certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States, (iii) IRS Form W-8EXP or W-8IMY (or successor form), together with required attachments, certifying exemption from or reduction in the rate of United States federal withholding tax, or (iv) in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E (or the applicable successor form) together with a statement substantially in the form of Exhibit N. Each Foreign Lender shall, to the extent it is legally able to do so, deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. In addition, each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the United States taxing authorities for such purpose). Solely for purposes of this Section 3.01(g), the term “Foreign Lender” shall include any Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(ii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(h)    Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally able to do so, furnish to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement, two accurate and complete originally executed copies of IRS Form W-9 (or successor form) establishing that such Lender or Agent is not subject to United States backup withholding tax.
(i)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(i), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(j)    Each party’s obligations under this Section 3.01 shall survive the termination of the Aggregate Commitments, repayment of all other First Lien Obligations hereunder and the resignation of the Administrative Agent. For purposes of this Section 3.01 and Section 9.01, the term “applicable law” includes FATCA.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation of any of the foregoing that (a) deposits (whether in Dollars, Euros, Sterling or an Alternative Currency) are not being offered to banks in the European interbank market, the London interbank Eurocurrency market or other offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars, Euros, Sterling or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revoke such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Cost and Reduced Return; Capital Adequacy.
(a)    If any Lender determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or (as the case may be) (in the case of any Change in Law with respect to Taxes, any Loan) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and Other Taxes (as to which Section 3.01 shall govern), (ii) Excluded Taxes (other than clause (a)(ii) of the definition of Excluded Taxes) and (iii) reserve requirements reflected in the Eurocurrency Rate), then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(b)    If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the capital of, or increasing the liquidity required to be maintained by, such Lender or L/C Issuer or any holding company of such Lender or L/C Issuer, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction or increase suffered.
(c)    The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.
3.05    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any assignment pursuant to Section 3.07, continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the European interbank market, the London interbank Eurocurrency market or other offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Matters Applicable to All Requests for Compensation
(a)    A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180‑day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)    If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
3.07    Replacement of Lenders under Certain Circumstances
(a)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may, at its sole expense and effort, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender (or such lesser time as may be agreed by the Administrative Agent), replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (A) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person, (B) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05 (if applicable) and 3.05) in accordance with the Assignment and Assumption with respect to such assignment, (C) such assignment does not conflict with applicable Law and (D) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(b)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. If such replaced Lender fails to execute and deliver such Assignment and Assumption within three Business Days after the receipt of notice referred to in the foregoing clause (a), the Administrative Agent is hereby authorized to execute such Assignment and Assumption instead of such replaced Lender (and each Lender, by its becoming a Lender hereunder is deemed to have granted to the Administrative Agent an irrevocable proxy, which proxy shall be deemed to be coupled with interest, to execute and deliver the Assignment and Assumption, as provided in this Section). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full to such assigning Lender in accordance with such Assignment and Assumption concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
(c)    Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(d)    In the event that (i) the Borrower has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
3.08    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other First Lien Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its counsel:

(i)    executed counterparts of this Agreement, a Guaranty from each Guarantor (subject to the last paragraph of this Section 4.01) and the Intercompany Note, as applicable;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    the Security Agreement, duly executed by each Loan Party, together with (subject to the last paragraph of this Section 4.01):
(A)    certificates (including original share certificates and/or original certificates of title) representing the Pledged Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,
(B)    copies of financing statements, filed or duly prepared for filing under, the Uniform Commercial Code in all jurisdictions necessary in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and
(C)    evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (including, without limitation, receipt of duly executed payoff letters and UCC‑3 termination statements);
(iv)    the Intellectual Property Security Agreement, duly executed by each Loan Party, together with (subject to the last paragraph of this Section 4.01) evidence that all action that the Collateral Agent in its reasonable judgment may deem reasonably necessary or desirable in order to perfect and protect the Liens created under the Intellectual Property Security Agreement has been taken;
(v)    the Intercreditor Agreement, duly executed by the Loan Parties, the Collateral Agent and the Second Lien Collateral Agent;
(vi)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Collateral Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(vii)    such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent or the Collateral Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business (as applicable) in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(viii)    an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, addressed to each Agent, each L/C Issuer and each Lender, as to the matters set forth in Exhibit I;
(ix)     a customary certificate, substantially in the form of Exhibit J, from the chief financial officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent;
(x)    (a) the “as reported” and “as is” financial results of the Target as held for sale for the twelve (12) months’ period ended September 30, 2013, consistent with the methodology employed in the reporting of such results as set forth in the Relevant CONSOL File Information for the period ended on June 30, 2013 and received by the Commitment Parties, and a quality of earnings report with respect to the Target for such period, consistent with the quality of earnings report with respect to the Target received by the Commitment Parties for the nine (9) months’ period ended June 30, 2013, and (b) pro forma financial information of the Target for the nine (9) months’ period ended June 30, 2013 and, if the Closing Date occurs after November 30, 2013, for the year ended September 30, 2013, in each case prepared (i) consistent with the Relevant CONSOL File Information referred to in the foregoing clause (a), (ii) after giving effect to the Transactions and (iii) with no reconciliation to IFRS or GAAP;
(xi)    a Committed Loan Notice and/or Letter of Credit Application, as applicable, relating to the initial Credit Extension;
(xii)    a certificate, dated as of the Closing Date, duly executed by of a Responsible Officer of Holdings certifying that the conditions precedent set forth in Sections 4.01(d), 4.01(e), 4.01(i) and 4.01(j) have been satisfied as of the Closing Date; and
(xiii)    evidence that the Second Lien Loan Documents shall have been executed and delivered by all of the Persons stated to be party thereto in their respective forms then most recently delivered to the Administrative Agent, and evidence that the “Closing Date” (as defined in the Second Lien Credit Agreement) will occur on the Closing Date.
(b)    Holdings and the Borrower shall have received the Equity Contribution and Other Equity in the manner described in the definition of the “Transactions”.
(c)    On the Closing Date, after giving effect to the Transactions, neither Holdings nor the Borrower nor any of their Subsidiaries shall have any outstanding Indebtedness for borrowed money other than the Facilities, Second Lien Loans in an aggregate principal amount of $75,000,000 and Permitted Surviving Debt.
(d)    The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Facilities, without giving effect to any amendments thereto, waivers thereof or consents with respect thereto that are materially adverse to the Lenders in their capacity as Lenders, without the consent of each Initial Lender, such consent not to be unreasonably withheld or delayed.
(e)    Between September 30, 2012 and the Closing Date, there shall not have occurred a Closing Material Adverse Effect that would result in a failure of a condition precedent to the Borrower’s obligations under the Acquisition Agreement.
(f)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date.
(g)    All fees and expenses required to be paid on the Closing Date shall have been paid in full in cash from the proceeds of the initial funding under the Facilities.
(h)    All actions necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to liens permitted by Section 7.01) in the Collateral shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the last paragraph of this Section 4.01.
(i)    The representations made by or with respect to the Target, its subsidiaries and their respective businesses in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement, shall be true and correct in all material respects as of the Closing Date (except in the case of any such representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation or warranty qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification of materiality).
(j)    The Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any such representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that any such representation or warranty qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification of materiality).
(k)    The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties except, in the case of assets other than Pledged Interests, for Liens permitted under Section 7.01.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Notwithstanding anything herein to the contrary, it is understood that (x) to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) customary Uniform Commercial Code Lien searches with respect to Holdings, the Borrower and the Subsidiary Guarantors, in each case, in its jurisdiction of organization, (ii) execution and delivery of a customary personal property security agreement, (iii) the perfection of Liens on Collateral that may be perfected by the filing of financing statements under the Uniform Commercial Code or by intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office and (iv) the pledge and perfection of security interests in the capital stock or other Equity Interests of the Borrower and its Restricted Subsidiaries with respect to which a Lien may be perfected by the delivery of a stock or equivalent certificate) after Holdings’ and the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such Lien search and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the Collateral Agent pursuant to arrangements to be mutually agreed between the Collateral Agent and the Borrower and (y) to the extent any Guarantee of any Subsidiary Guarantor cannot be provided as a condition precedent to the availability of the Facilities on the Closing Date because the directors or managers of such Subsidiary Guarantor have not authorized such Guarantee and the election of new directors or managers to authorize such Guarantee has not taken place prior to the funding of the Facilities (such Guarantee, a “Duly Authorized Guarantee”), such election shall take place and such Duly Authorized Guarantee shall be provided no later than 5:00 p.m., New York Time, on the Closing Date (it being understood that, notwithstanding the foregoing, the execution of all such Guarantees shall be a condition to the availability of the Facilities on the Closing Date; provided, however, that the release of such executed Guarantees shall not be a condition to the availability of the Facilities on the Closing Date).
4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date and other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Sections 5.05(b) and (e) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)    No Default or Event of Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.
(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    In the event, that after giving effect to such Credit Extension, the Total Revolving Credit Outstandings (exclusive of (x) all Cash Collateralized L/C Obligations and (y) the aggregate amount available to be drawn under all Letters of Credit that have not been Cash Collateralized in an amount not exceeding 50% of the Revolving Credit Facility) at such time would exceed the Covenant Trigger Amount, then the Administrative Agent shall have received from the Borrower a certificate (with reasonably detailed calculations in support thereof) of a Responsible Officer, certifying that the Borrower would be in compliance, on a Pro Forma Basis after giving effect to such Credit Extension as if such Credit Extension had occurred as of the first day of such period, with the financial covenant set forth in Section 7.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such Credit Extension for which the financial statements and certificates required by the Sections 6.01(a) and (b) have been delivered (whether or not such covenant was in fact required to be tested at the end of such period pursuant to Section 7.11).
(e)    With respect to any Credit Extension under the Revolving Credit Facility, the report and opinion of the independent certified public accountants with respect to the most recently delivered set of the financial statements delivered pursuant to Section 6.01(a) shall not contain a qualification, exception or explanatory note of the type described in clause (B) of Section 6.01(a).

(f)    After giving effect to any Credit Extension under the Revolving Credit Facility occurring during the three (3) Business Day period immediately preceding the Maturity Date with respect to the 2019 Revolving Credit Commitments, the Borrower would not be required by Section 2.05(b)(x) to prepay or cause to be prepaid Revolving Credit Loans and/or Cash Collateralize or cause to be Cash Collateralized any reimbursement obligations with respect to any Letter of Credit.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:
5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite valid and subsisting governmental licenses, authorizations, consents and approvals (“Permits”) to operate its business as currently conducted; except in each case referred to in clause (b)(i) (other than with respect to the Borrower), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no actions, claims or proceedings pending or to the best of the Borrower’s or any Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same could reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, except on the Closing Date as set forth in clause (y) of the last paragraph of Section 4.01, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien to secure the Secured Obligations pursuant to the Collateral Documents), or require any payment to be made under (i) the Second Lien Credit Agreement (or any Specified Second Lien Refinancing Debt), (ii) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any breach or contravention or payment referred to in clause (b)(ii) and (b)(iii), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by an Agent, an L/C issuer, any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The combined financial statements of the Target as of September 30, 2013, consisting of the combined statements of financial position, the combined statements of income and the combined statements of cash flow, for the year then ended have been prepared in all material aspects in accordance with the “Basis of Preparation” as outlined in note 1 of those combined financial statements. During the period from September 30, 2013 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Target of any material part of the business or property of the Target and (ii) no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Target, which is not reflected in the foregoing combined financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date. The Relevant CONSOL File Information delivered pursuant to Section 4.01(a)(x) fairly presents in all material respects the reported profit and loss, net capital employed and net cash flow operating results of the Target for the periods set forth therein, excluding audit adjustments.
(b)    Commencing with the financial statements required to be delivered with respect to the fiscal quarter ended on or about December 31, 2013, the unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (i) were prepared in accordance with GAAP (subject to Section 1.03(c))

consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since September 30, 2013, there has been no change, event, occurrence, event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    The forecasted financial information of the Target delivered to the Lenders pursuant to Section 4.01 or 6.01 was prepared in good faith using assumptions based on information sourced from the financial records of the Target for the periods stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery and at the time of preparation of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.
5.06    Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Holdings or any of its Restricted Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or, as of the Closing Date, the consummation of the Transactions, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. Neither Holdings nor any Restricted Subsidiary of Holdings is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.08    Ownership of Property; Liens.
(a)    Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to (or legal and beneficial title to, as applicable in the relevant jurisdiction), or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Encumbrances.
(b)    Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party or any of its Restricted Subsidiaries, as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner.
5.09    Environmental Matters.

Except as disclosed in Schedule 5.09 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    There are no pending or, to the knowledge of the Borrower, threatened claims against Holdings or any of its Subsidiaries alleging either potential liability under, or responsibility for violation of, any Environmental Law, and to the knowledge of the Borrower, (i) there are no pending investigations by any Governmental Authority regarding any such potential claims and (ii) no facts or circumstances exist that would likely be the basis for any such claim.
(b)    (i) Neither Holdings nor any of its Subsidiaries has generated, used, stored, treated or transported, or caused any Environmental Release of, Hazardous Materials at any location and (ii) none of the real properties currently owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of the Borrower, the real properties formerly owned, leased or operated by Holdings or any of its Subsidiaries, contain any Hazardous Materials that, in the case of either (i) or (ii) above, are in amounts or concentrations or in a manner which (x) constitute a violation by Holdings or any of its Subsidiaries of, (y) require any investigation, remediation or response action under, or (z) are reasonably likely to give rise to liability against Holdings or any of its Subsidiaries under, Environmental Laws.
(c)    Neither Holdings nor any of its Subsidiaries is undertaking or, to the knowledge of the Borrower, is obliged to undertake, either individually or together with other potentially responsible parties, any investigation, remediation, or response action relating to any actual or threatened Environmental Release of Hazardous Materials at any site.
5.10    Taxes. Holdings and its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed, and have paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (subject to Section 1.03(c)) or (c) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
5.11    ERISA Compliance.
(a)    Each Company Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received, or is entitled to rely upon, a favorable determination letter from the Internal Revenue Service or an opinion of counsel to the effect that the form of such Company Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower and Holdings, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Borrower and Holdings, threatened claims, actions or lawsuits, or action by any governing body or Governmental Authority, with respect to any Company Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Company Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate such Pension Plan, except with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(d)    Neither any Loan Party nor, to the knowledge of the Borrower, any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 5.11(d) hereto.
5.12    Subsidiaries; Equity Interests. As of the Closing Date, each Loan Party has no Subsidiaries and is not engaged in any Joint Venture or partnership other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by a Loan Party free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01, Permitted Other Indebtedness Liens, Specified Refinancing Liens, Specified Second Lien Refinancing Liens or any Lien permitted under Section 7.01(dd).
5.13    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged and will not engage in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(b)    None of Holdings, the Borrower, any Person Controlling Holdings, or any other Subsidiary of Holdings is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.
5.14    Disclosure. Holdings has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information to any Agent or Lender; it being understood that such projections may vary from actual results and that such variances may be material.
5.15    Compliance with Laws. Each Loan Party and its Subsidiaries is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.16    Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, trade dress, domain names, copyrights, patents, patent applications, franchises, licenses, trade secrets, know-how and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses. Set forth on Schedule 5.16 is a complete and accurate list of all registrations or applications for registration of any IP Rights owned or exclusively licensed by a Loan Party or any of its Subsidiaries as of the Closing Date. To the knowledge of Holdings and the Borrower, (i) the conduct of the business of the Loan Parties and their Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any rights held by any other Person, and

(ii) no slogan or other advertising device, product, process, method, substance, part or other material now employed or sold, or now contemplated to be employed or sold, by any Loan Party or any Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any rights held by any other Person except in each case for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, no Person is infringing, misappropriating, diluting or otherwise violating any IP Rights that are material to the operation of the business of the Loan Parties or any of their Subsidiaries.
5.17    Solvency. Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
5.18    Labor Matters. Other than mandatory national, provincial or industry-wide collective bargaining arrangements, there are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 5.18, covering the employees of Holdings or any of its Subsidiaries as of the Closing Date and neither Holdings nor any Subsidiary has suffered any strikes, walkouts, slowdowns, lockouts, work stoppages or other material labor difficulty within the last five years. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them before the National Labor Relations Board (or any foreign equivalent thereof) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them and (b) to the knowledge of Holdings and the Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and the Borrower, no union organization activity that is taking place.
5.19    Perfection, Etc. Subject to the last paragraph of Section 4.01, all filings and other actions necessary or desirable to create, perfect and protect the Lien in the Collateral of the Collateral Agent, for the benefit of the Secured Parties, securing the Secured Obligations created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.
5.20    OFAC and PATRIOT Act Compliance. To the extent applicable, Holdings, each member of the Restricted Group and each Unrestricted Subsidiary is in compliance, in all respects, with (i) the Trading with the Enemy Act, the International Emergency Economic Powers Act, each as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

5.21    Anti-Corruption Compliance. Each Loan Party is in compliance in all material respects with all applicable anti-corruption Laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and maintains (whether internally or administered through the Seller, as the case may be) policies and procedures designed to ensure that each Loan Party will continue to be in compliance in all material respects with all applicable anti-corruption Laws. No part of the proceeds of the Loans or the issuance of any Letter of Credit has been or will be used, directly or indirectly, by any Loan Party for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-corruption Law.
5.22    OFAC. No Loan Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities or (c) derives revenue from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, in violation of applicable economic sanctions. The proceeds of any Loan and the issuances of any Letter of Credit will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in violation of applicable economic sanctions.
5.23    Designation as Senior Debt. The First Lien Obligations constitute “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of the Borrower or any Guarantor, including any subordinated Indebtedness, which contains such designation.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other First Lien Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    (i) within one hundred and twenty (120) days after the Closing Date or such later date (but in any event no later than 180 days after the Closing Date) as may be reasonably agreed by the Administrative Agent, a combined balance sheet of the Target as at the end of such fiscal year, and the related combined statements of income or operations, shareholders’ equity and cash flows for the twelve (12) month period ending September 30, 2013, prepared in accordance with IFRS, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing (it being understood and acknowledged that that the Borrower need only exercise commercially reasonable efforts in order to deliver the specified financial information within the time periods set forth in this clause (i)) and (ii) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to Section 1.03(c)), audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under the credit facilities provided for herein that is scheduled to occur within one year from the time such opinion is delivered or (B) any potential inability to satisfy any financial covenants set forth in any agreement, document or instrument governing or evidencing Indebtedness (including that set forth in Section 7.11) on a future date or in a future period), together with a Narrative Report with respect thereto;
(b)    as soon as available, but in any event (x) for each of the first three fiscal quarters ended after the Closing Date (including, for the avoidance of doubt, the fiscal quarter ending December 31, 2013) within sixty (60) days and (y) thereafter, within forty-five (45) days, in each case, after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or, in the case of any fiscal quarter ended prior to the first anniversary of the Closing Date, to the extent such comparative figures are available), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (subject to Section 1.03(c)), subject only to normal year-end audit adjustments and the absence of footnotes, together with a Narrative Report with respect thereto; and
(c)    as soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year then ended.
To the extent Holdings designates any of its Subsidiaries as an Unrestricted Subsidiary, the financial statements referred to in this Section 6.01 shall be accompanied by reconciliation statements eliminating the financial information pertaining to such Unrestricted Subsidiary or Unrestricted Subsidiaries.

6.02    Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a)(ii) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes and which Compliance Certificate need not include financial covenant calculations unless (x) such calculations are required under Section 7.11 or (y) the Borrower wishes the Applicable Rate to be calculated on the basis of “Pricing Level 2” in the definition thereof;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of any Indebtedness of any Loan Party or of any of its Subsidiaries in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
(d)    promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;
(e)    reasonably promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
(f)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a report supplementing Schedule 5.16 (in connection with the delivery of the annual financial statements only) and Schedule 5.08(b) hereto, including, in the case of supplements to Schedule 5.08(b), an identification of all Material Real Property disposed of by any Loan Party since the delivery of the last supplements and a list and description of all Material Real property acquired since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, state, and (A) in the case of the owned real property, the record owner and (B) in the case of leases of property, lessor and lessee), and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);
(g)    copies of any notice of default under, and any material amendment, supplement, waiver or other modification of, the Second Lien Credit Agreement;
(h)    promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; and
(i)    promptly, such additional information regarding the business, legal, financial or corporate affairs or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the foregoing and anything herein to the contrary, to the extent that a direct or indirect parent of the Borrower is a public company, the documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) shall be deemed to have been delivered on the date the Forms 10-K (in the case of Section 6.01(a) and Section 6.02(b)), 10-Q (in the case of Section 6.01(b) and Section 6.02(b)) or 8-K (in the case of Section 6.02(b)) are filed with the SEC; provided that any such documents containing financial information shall be accompanied by reconciliation statements eliminating the financial information pertaining to any Person other than the Borrower and its Restricted Subsidiaries.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the L/C Issuers and the Collateral Agent materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”; all other Lenders, “Private Lenders”) may have personnel who do not wish to receive material non-public information with respect to the Borrower and the Target and their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Collateral Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries and their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Each of Holdings and the Borrower hereby (i) acknowledges and agrees that no Borrower Material delivered pursuant to Section 6.01(a), 6.01(b) (other than any reconciliation statements delivered pursuant thereto eliminating the financial information pertaining to any Person other than the Borrower and its Restricted Subsidiaries) or 6.02(a) shall contain any material non-public information with respect to Holdings, the Borrower, its Subsidiaries and their respective securities for purposes of United States Federal and state securities laws and (ii) authorizes the Administrative Agent, the Collateral Agent, the Arrangers, the L/C Issuers and the Lenders to treat all Borrower Materials delivered pursuant to Section 6.01(a), 6.01(b) (other than any reconciliation statements delivered pursuant thereto eliminating the financial information pertaining to any Person other than the Borrower and its Restricted Subsidiaries) or 6.02(a) as not containing any material non-public information with respect to Holdings, the Borrower, its Subsidiaries and their respective securities for purposes of United States Federal and state securities laws and as suitable for distribution to Public Lenders.
6.03    Notices. Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights, or (iv) the occurrence of any ERISA Event;
(c)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and
(d)    of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii).
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP (subject to Section 1.03(c)) are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing in each jurisdiction in which such qualification is required), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered or issued IP Rights to the extent appropriate consistent with its reasonable business judgment.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons of established reputation engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
6.08    Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and Permits and duly observe all requirements of any foreign, Federal, state or local Governmental Authority, in each case, applicable to it or to its business or property, except if the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (subject to Section 1.03(c)) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Collateral Agent on behalf of the Administrative Agent and the Lenders may exercise rights under this Section 6.10 and the Collateral Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Administrative Agent, the Collateral Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.
6.11    Use of Proceeds.
(a)    Use the proceeds of the Term Borrowings on the Closing Date (i) for the Refinancing, (ii) in an amount of up to $65,000,000 (such amount, as reduced pursuant to Section 2.05(b)(iv), the “Trade Facility Collateral Term Loan Amount”) to cash collateralize directly, or to issue cash collateralized backstop letters of credit in favor of the issuer of, the Trade L/C’s and/or to provide cash collateral to current beneficiaries of the Trade L/C’s in exchange for cancellation of such Trade L/C’s (the “Trade L/C Collateralization”) and (iii) to finance a portion of the Transactions (including upfront fees and original issue discount); provided that to the extent the Trade L/C Collateralization is less than $65,000,000, the Borrower may use the incremental proceeds of the Term Borrowings to fund the working capital needs of the Restricted Group.

(b)    Use the proceeds of the Revolving Credit Borrowings (A) on the Closing Date, (i) to issue Letters of Credit, (ii) to pay any additional upfront fees and original issue discount, (iii) to provide for ordinary course working capital needs and (iv) in an amount not to exceed $10,000,000 to pay Transaction Costs and for working capital adjustment, if any, and (B) after the Closing Date, (i) to finance or refinance the working capital and capital expenditures needs of the Borrower and its Restricted Subsidiaries and (ii) for general corporate purposes (including any actions permitted by Article VII) of the Restricted Group.
(c)    Use the proceeds of the Amendment No. 2 Incremental Term Loans on the Amendment No. 2 Effective Date to effectuate the Amendment No. 2 Transactions and for working capital, capital expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries.
(d)    Use the proceeds of the Amendment No. 4 Incremental Term Loans on the Amendment No. 4 Effective Date to effectuate the Amendment No. 4 Transactions (other than then the Incremental 2016 First Lien Term Loan Prepayment), to repay Revolving Credit Borrowings and for other general corporate purposes (including Permitted Acquisitions and other permitted Investments).
(e)    Use the proceeds of the Amendment No. 4 Refinancing Term Loans on the Amendment No. 4 Effective Date to effectuate the Amendment No. 4 Transactions; provided that, in accordance with Section 2.05(b)(iii) of this Agreement, 100% of the Net Cash Proceeds of the Amendment No. 4 Refinancing Term Loans shall be used on the Amendment No. 4 Effective Date to effectuate the Incremental 2016 First Lien Term Loan Prepayment.
(f)    Use the proceeds of the Amendment No. 5 Refinancing Term Loans on the Amendment No. 5 Effective Date to effectuate the Amendment No. 5 Transactions; provided that, in accordance with Section 2.05(b)(iii) of this Agreement, 100% of the Net Cash Proceeds of the Amendment No. 5 Refinancing Term Loans shall be used on the Amendment No. 5 Effective Date to effectuate the Amendment No. 5 Term Loan Refinancing.
(g)    Use the proceeds of the Amendment No. 6 Incremental Term Loans on the Amendment No. 6 Effective Date to consummate the ProAct Acquisition, to pay and fees and expenses in connection therewith and for other general corporate purposes (including Permitted Acquisitions and other permitted Investments).
6.12    Covenant to Guarantee Obligations and Give Security.
(a)    [Reserved].
(b)    Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary other than an Excluded Subsidiary by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property,” as defined in the Security Agreement) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:
(i)    in connection with the formation or acquisition of a Restricted Subsidiary, within ten (10) days after such formation or acquisition or such longer period, not to exceed an additional forty-five (45) days, as the Administrative Agent may agree in its sole discretion, (A) cause each such Restricted Subsidiary that is not an Excluded Subsidiary, to duly execute and deliver to the Administrative Agent and the Collateral Agent a Guaranty or Guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, Guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Equity Interests of such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Collateral Agent, together with supplements to the Security Agreement (and, if applicable, supplements to the other Collateral Documents) with respect to the pledge of any Equity Interests or Indebtedness and any additional assets of such Restricted Subsidiary in accordance with the Security Agreement, Intellectual Property Security Agreement and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreement and the other Collateral Documents), securing payment of all the First Lien Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties;
(ii)    within ten (10) days after such formation or acquisition, or such longer period, not to exceed an additional forty-five (45) days, as the Administrative Agent may agree in its sole discretion, furnish to the Administrative Agent and the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent and the Collateral Agent;
(iii)    within thirty (30) days (or sixty (60) days with respect to Mortgages) after such formation or acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent and the Collateral Agent Mortgages (with respect to Material Real Properties only) and other agreements, documents and instruments as specified by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement and Mortgages), securing payment of all the First Lien Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties;

(iv)    within thirty (30) days (or sixty (60) days with respect to Mortgages) after such formation or acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, take, and cause such Restricted Subsidiary that is not an Excluded Subsidiary to take, whatever additional action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens (to the extent required by the Collateral Documents) on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;
(v)    as promptly as practicable (but in any event no later than sixty (60) days or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion) after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned in fee by a Loan Party that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Properties covered thereby), American Land Title Association/American Congress on Surveying and Mapping form surveys and environmental assessment reports in each case in scope, form and substance reasonably satisfactory to the Administrative Agent, and favorable opinions of local counsel to the Loan Parties in states in which the applicable Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent; and
(vi)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such Guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents.
(c)    Notwithstanding the foregoing, the Collateral Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.

(d)    For the avoidance of doubt, changes in organization of a Loan Party or any of its Restricted Subsidiaries (such as conversion of a corporation into a limited liability company) shall not constitute a formation or acquisition of a Restricted Subsidiary; provided that within ten (10) days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) such converted entity shall deliver such instruments and documents (including UCC financing statements and affirmation of its obligations under the Loan Documents) and take all such other action as the Administrative Agent or the Collateral Agent may deem necessary or desirable in preserving the continuing validity and perfection of the Collateral Agent’s Lien on the Collateral owned by (or, in the case of Equity Interests of such Person included in the Collateral, issued by) such Person.
(e)    Concurrent with the delivery of any Mortgage with respect to a Material Real Property, (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvements to the applicable improved property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), a written notification to the Borrower (“Borrower Notice”), (C) the Borrower’s written acknowledgment of receipt of Borrower Notice from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable Mortgaged Property is located, copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Secured Parties.
6.13    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and make all reasonable efforts to cause all lessees operating or occupying its owned, leased or operated properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and owned, leased or operated properties; and (c) conduct any investigation, remediation or other response action necessary to address any Environmental Release of Hazardous Materials at any of its owned, leased or operated properties, to the extent required by, and in accordance with, applicable Environmental Laws.
6.14    Further Assurances, Post Closing Obligations.
(a)    Promptly upon request by the Administrative Agent, the Collateral Agent, an L/C Issuer or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative

Agent, the Collateral Agent, an L/C Issuer or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
(b)    By the date that is ninety (90) days after the Closing Date, as such time period may be extended, by not more than additional thirty (30) days, in the Administrative Agent’s reasonable discretion, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Administrative Agent, unless otherwise agreed by the Administrative Agent, the following:
(i)    a Mortgage with respect to each Initial Mortgaged Property, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and are in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
(ii)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements) and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable; provided, with respect to any property located in a state in which a zoning endorsement is either not available or is available but only at a premium that is excessive or requires a legal opinion, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent, may be delivered in lieu of a zoning endorsement;
(iii)    American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; new or updated surveys will not be required if an existing survey is available and survey coverage is available for Agent’s title insurance policies without the need for such new or updated surveys;
(iv)    reliance letter executed by Environ International Corporation entitling the Administrative Agent on behalf of the Lenders to rely on its Phase I Environmental Site Assessments and the Executive Summary thereof prepared for the Acquisition, in scope, form and substance reasonably satisfactory to the Administrative Agent;
(v)    favorable opinions of local counsel to the Loan Parties in states in which the Initial Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent;
(vi)    favorable opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the validly existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent;
(vii)    with respect to each Initial Mortgaged Property: (A) a Flood Determination Form, (C) if it is a Flood Hazard Property, a Borrower Notice, (B) the Borrower’s written acknowledgment of receipt of the Borrower Notice from the Administrative Agent as to the fact that such Initial Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable Initial Mortgaged Property is located, copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Secured Parties;
(viii)    evidence that all other actions reasonably requested by the Administrative Agent, that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken; and
(ix)    evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.14 and as otherwise required to be paid in connection therewith under Section 10.04.
6.15    Maintenance of Ratings. If, and only if, the Borrower obtains public credit rating of the Facilities from each of S&P and Moody’s, a public corporate family rating of the Borrower from Moody’s and a public corporate credit rating of the Borrower from S&P, at all times thereafter, use commercially reasonable efforts (to the extent availability of necessary financial information) to maintain such ratings from each of S&P and Moody’s (but not any specific credit rating).
6.16    Conference Calls. With respect to each full fiscal year for which financial statements have been delivered pursuant to Section 6.01(a)(ii), not later than twenty (20) days after the delivery of the financial statements with respect to such fiscal year pursuant to Section 6.01(a), hold, at the request of the Administrative Agent (a) a telephonic conference call with all Lenders who choose to attend such conference call, on which conference call shall be reviewed the financial results and the financial condition of the Borrower and its Restricted Subsidiaries for, and as of the last day of, such fiscal year, and (b) a telephonic conference call with all Private Lenders who choose to attend such conference call, on which conference call shall be reviewed the projections presented for the then-current fiscal year of the Borrower; it being understood that only one such call pursuant to each of clauses (a) and (b) shall be held per calendar year.
6.17    ERISA.
(a)    Provide to the Administrative Agent promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of their respective ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.
(b)    Provide to the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan and (iii) such other documents or governmental reports, filings or findings relating to any Plan (or employee benefit plan sponsored or contributed to by any Loan Party), as the Administrative Agent shall reasonably request.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other First Lien Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), (A) (except with respect to Section 7.15) the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly and (B) (with respect to Section 7.15) Holdings shall not:

7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;
(c)    Liens for taxes, assessments or governmental charges which are either (x) immaterial to the Restricted Group taken as a whole or (y) not overdue for a period of more than thirty (30) days and which are being contested in good faith and by appropriate proceedings diligently conducted, and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (subject to Section 1.03(c));
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days and which are being contested in good faith and by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank Guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;
(f)    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;
(g)    easements, rights-of-way, sewers, electric lines, telegraph and telephone lines, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, individually and in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.03(e); provided, that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(j)    Liens on the Trade Facility Collateral Term Loan Amount in effect at such time securing Trade L/Cs and Trade L/C Collateralization;
(k)    Liens on cash, Cash Equivalents or other property arising in connection with any defeasance, discharge or redemption of Indebtedness;
(l)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);
(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(n)    Liens (i) of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and (iv) incurred in connection with a cash management program established in the ordinary course of business;
(o)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or (o) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(p)    Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(f);
(q)    Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Restricted Subsidiary (excluding Liens existing on property of any Person designated as a Restricted Subsidiary in accordance with the second sentence of the definition of “Unrestricted Subsidiary”, provided, however, the foregoing exclusion shall not apply to Liens existing on property that would have otherwise been permitted by this Section 7.03(q) had such Unrestricted Subsidiary been a Restricted Subsidiary at the time such property was acquired by such Unrestricted Subsidiary) after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(k)(B);
(r)    Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(s)    any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement in the ordinary course of business permitted by this Agreement;
(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
(u)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;
(v)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(w)    Liens on Cash Collateral granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to Cash Collateralize pursuant to Section 2.03(a)(ii)(G) or 2.05(b)(v);
(x)    Permitted Other Indebtedness Liens;
(y)    Specified Refinancing Liens and Specified Second Lien Refinancing Liens;
(z)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(aa)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries);
(bb)    Liens solely on any cash earnest money deposits or other similar escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(cc)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(dd)    Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(ee)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(ff)    other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed the greater of $60,000,000 and 2% of Consolidated Total Assets;
(gg)        Liens on the Collateral securing the Second Lien Obligations of the Loan Parties permitted pursuant to Section 7.03(a)(B); provided, that such Liens shall be subordinated to the Liens securing the First Lien Obligations pursuant to the Intercreditor Agreement; and
(hh)    Liens securing Indebtedness permitted under Section 7.03(w); provided, that such Liens do not at any time encumber any property other than Specified Contract Rights and Specified Build Own Operate Equipment.
7.02    Investments. Make or hold any Investments, except:
(a)    Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(b)    loans or advances to officers, directors and employees of Holdings and its Restricted Subsidiaries (i) in an aggregate amount not to exceed $5,000,000 at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes (including payroll payments in the ordinary course of business), and (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof in an aggregate amount not to exceed $3,000,000;
(c)    Investments (i) by any Loan Party in the Borrower or any Subsidiary Guarantor (including any new Restricted Subsidiary which becomes a Subsidiary Guarantor), (ii) by any Restricted Subsidiary of the Borrower that is not a Loan Party in any Loan Party (other than Holdings) or in any other such Restricted Subsidiary that is also not a Loan Party, (iii) of the Ringfenced Cash by any Loan Party in any Restricted Subsidiary of the Borrower that is not a Loan Party and (iv) by any Loan Party in any Restricted Subsidiary of the Borrower that is not a Loan Party; provided that the aggregate amount of Investments made pursuant to this clause (iv), together with the aggregate amount of Investments made pursuant to Section 7.02(i)(B), shall not exceed $40,000,000 at any one time outstanding;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business and consistent with past practice;
(e)    Investments arising out of transactions permitted under Sections 7.01, 7.03 (other than Section 7.03(d)(B)(2)), 7.04 (other than Sections 7.04(a)(ii)(B), 7.04(c)(ii) and 7.04(d)), 7.05 (other than Section 7.05(f)(C)), 7.06 (other than Section 7.06(d) with respect to Investments under Section 7.02) and 7.14;
(f)    Investments existing on the Closing Date and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;
(g)    Investments in Swap Contracts permitted under Section 7.03(g);
(h)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 (other than Section 7.05(f));
(i)    the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person (such assets or Person being referred to herein as the “Acquired Business”) that, upon the consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):
(A)    each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12;
(B)    the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition of an entity that does not become a Guarantor or of assets that do not become Collateral because such assets are owned by an entity that is not required to become a Guarantor, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries of entities that do not become Guarantors or of assets that do not become Collateral, pursuant to this Section 7.02(i), together with the aggregate amount of Investments made pursuant to Section 7.02(c)(iv), shall not exceed $40,000,000;
(C)    immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;
(D)    the Acquired Business shall be an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that the Target is engaged in on the Closing Date;
(E)    in the case of the acquisition of the Equity Interests of another Person, the Board of Directors of such other Person to be acquired shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable Law; and
(F)    The Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one (1) Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(j)    Investments in Joint Ventures, such Investments not to exceed $20,000,000 at any one time outstanding; provided that prior to making any Investments under this Section 7.02(j), the Borrower shall have delivered a statement in reasonable detail from the Borrower setting out the business rationale for such Investment;

(k)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;
(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)    the licensing, sublicensing or contribution of IP Rights pursuant to joint research development or marketing arrangements with Persons other than the Borrower and its Restricted Subsidiaries consistent with past practices;
(n)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Sections 7.06(e), 7.06(f) or 7.06(i) (so long as such amounts are counted as Restricted Payments for purposes of such sections);
(o)    so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing, other Investments (including for greater certainty Investments in non-Loan Parties and Permitted Acquisitions thereof in excess of limitations set forth in the foregoing clauses (c)(iv) and (i)(B), respectively) not exceeding the greater of $40,000,000 and 2.5% of Consolidated Total Assets at any one time outstanding; provided, however, that, such amount may be increased by the Net Cash Proceeds of Permitted Equity Issuances (other than Net Cash Proceeds constituting any Cure Amount), except to the extent such Net Cash Proceeds have been applied to make Restricted Payments pursuant to Section 7.06(c) or prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.14 or to make previous Investments pursuant to this Section 7.02(o);
(p)    pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise made in connection with Liens permitted under Section 7.01;
(q)    loans or advances made to distributors in the ordinary course of business and consistent with past practice;
(r)    Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings) to the seller of such Investments;
(s)    Investments of a Restricted Subsidiary that is acquired after the Closing Date or of a company merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with

Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired by the Borrower and its Restricted Subsidiaries in such transaction and were in existence on the date of such acquisition, merger or consolidation; and
(t)    Investments (including for greater certainty Investments in non-Loan Parties and Permitted Acquisitions thereof in excess of limitations set forth in the foregoing clauses (c)(iv) and (i)(B), respectively) made with the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.02(t), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that immediately before and immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing.
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Loan Parties in respect of the First Lien Obligations;
(b)    Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;
(c)    Guarantees of any Loan Party (other than Holdings) in respect of Indebtedness of the Borrower or a Restricted Subsidiary otherwise permitted hereunder;
(d)    Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party constituting an Investment permitted under Section 7.02(c), 7.02(o) or 7.02(t), and (C) any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness pursuant to this clause (d) shall be (1) unsecured, (2) evidenced by the Intercompany Note, (3) if owed to a Loan Party, subject to the Collateral Agent’s first-priority security interest pursuant to the Collateral Documents and (4) if owed by a Loan Party, expressly subordinated in right of payment to the payment in full of the First Lien Obligations on terms reasonably satisfactory to the Administrative Agent;
(e)    Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of any Windsor Property and other fixed or capital assets, in each case within the limitations set forth in Section 7.01(i); provided, however, that (A) with respect to any Windsor Property, the Indebtedness incurred pursuant to this Section 7.03(e) shall not exceed the fair market value thereof and (B) with respect to fixed or capital assets other than any Windsor Property, (i) if incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) used in the business of the Borrower or any Restricted Subsidiary, the aggregate amount of all such Indebtedness at any one time outstanding, including all Permitted Refinancing thereof incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (i), shall not exceed $30,000,000 and (ii) if incurred in connection with the financing of all or any part of the purchase price, lease expenses, rental payments or cost of design, construction or installation of Productive Assets (whether through the leasing of or direct purchase of such Productive Assets or the Equity Interests of any Person owning such Productive Assets), the aggregate amount of all such Indebtedness at any one time outstanding, including all Permitted Refinancing thereof incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (ii), shall not exceed $50,000,000;
(f)    Indebtedness of the Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount at any one time outstanding not to exceed $45,000,000;
(g)    Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
(h)    guarantees incurred by the Borrower or a Restricted Subsidiary in the ordinary course of business in respect of obligations (not for money borrowed) of a Restricted Subsidiary to a supplier, customer, franchisee, lessor or licensee that in each case is not an Affiliate;
(i)    Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries;
(j)    Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or its direct or indirect parent permitted by Section 7.06;
(k)    (A) Indebtedness incurred by the Borrower or its Restricted Subsidiaries in a Permitted Acquisition or a Disposition permitted under Section 7.05 under agreements providing for the adjustment of the purchase price or similar adjustments and (B) Indebtedness of any Person acquired pursuant to a Permitted Acquisition that is secured, if at all, only by Liens permitted by Section 7.01(q); provided that (x) such Indebtedness was not incurred in contemplation of such Permitted Acquisition, (y) immediately before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (z) the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000;
(l)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for customary indemnification, deferred purchase price, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the Permitted Acquisition, or other acquisition or Disposition of any business or assets or Person or any Equity Interests of a Subsidiary otherwise permitted hereunder, provided that, with respect to Dispositions, the maximum liability of the Borrower and the Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Restricted Subsidiaries in connection with such Disposition;
(m)    Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(n)    Indebtedness in an aggregate principal amount not to exceed the greater of $80,000,000 and 2.5% of Consolidated Total Assets at any time outstanding;
(o)    Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and (B) any customary cash management, cash pooling or netting or setting-off arrangements incurred in the ordinary course of business;
(p)    (A) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in the case of the foregoing clauses (a) and (b) in the ordinary course of business and (B) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of bank Guarantees, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof;
(q)    obligations in respect of (A) performance, bid, appeal and surety bonds and performance and completion Guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and (B) Trade L/Cs outstanding from time to time; provided that such obligations pursuant to this clause (B), in the aggregate, shall not exceed at any time $90,000,000 less the amount of mandatory prepayments made pursuant to Section 2.05(b)(iv) at or prior to such time;
(r)    Indebtedness (“Specified Affiliate Indebtedness”) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that (A) the borrower with respect to such Indebtedness shall be the Borrower; (B) the lender with respect to such Indebtedness shall be the Sponsor or any of its Affiliates other than Holdings, the Borrower and its Restricted Subsidiaries or any other portfolio company of the Sponsor; (C) the all-in interest rate per annum with respect to such Indebtedness shall not exceed a market interest rate as determined by the Borrower, and in any event shall not exceed the Eurocurrency Rate for Dollars for a one-month interest period plus 4.50 % per annum; (D) the fees with respect to such Indebtedness shall not exceed the fees payable by the Borrower with respect to the Revolving Credit Facility; (E) no premiums shall be payable with respect to such Indebtedness; (F) such Indebtedness shall be unsecured; (G) if guaranteed, such Indebtedness shall be guaranteed by one or more of the Guarantors only and there shall be no additional guarantors with respect to such Indebtedness other than the Sponsor or any of its Affiliates other than Holdings, the Borrower, or its Restricted Subsidiaries or other portfolio companies of the Sponsor; (H) such Indebtedness shall not be subject to any amortization or scheduled prepayments of principal; (I) the covenants, events of default, Guarantees and other terms of such Indebtedness, when taken as a whole, are not more restrictive to Holdings, the Borrower and its Restricted Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (I), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period); (J) such Indebtedness shall not have any financial covenants; (K) the proceeds of such Indebtedness shall be used solely to fund working capital needs of the Restricted Group; (L) any repayment or prepayment of such Indebtedness shall be subject to (1) Holdings, the Borrower and its Restricted Subsidiaries being in compliance with the financial covenant set forth in Section 7.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to the date of any repayment or prepayment of such Indebtedness for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) (whether or not such covenant was in fact required to be tested at the end of such period pursuant to Section 7.11) immediately prior to and after giving effect to such repayment or prepayment and (2) there shall be no Outstanding Amount under the Revolving Credit Facility immediately prior to and after giving effect to such repayment or prepayment; (M) and such Indebtedness shall be subordinated on terms reasonably satisfactory to the Administrative Agent; and (N) such Indebtedness shall be disregarded for purposes of determining the availability or amount of any covenant baskets or carve-outs;
(s)    Indebtedness incurred by a Loan Party constituting Permitted Other Indebtedness;
(t)    Indebtedness incurred by a Loan Party constituting Permitted Ratio Debt;
(u)    Indebtedness constituting Specified Refinancing Debt;

(v)    Indebtedness constituting Specified Second Lien Refinancing Debt in an aggregate amount at any one time outstanding, together with the then outstanding Second Lien Obligations, not to exceed the Second Lien Cap; and
(w)    Indebtedness secured by Specified Contract Rights and Specified Build Own Operate Equipment; provided that the aggregate amount of all such Indebtedness at any one time outstanding, including all Permitted Refinancing thereof incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (w), together with all Indebtedness incurred pursuant to Section 7.03(e), shall not exceed $80,000,000.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:
(a)    any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction), provided, that the Borrower shall be the continuing or surviving Person or the surviving Person shall be a Person organized and existing under the laws of the United States or any state thereof and shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries, provided, that when any Guarantor is merging with another Restricted Subsidiary, (A) the Guarantor shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;
(b)    (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve, or the Borrower or any Subsidiary may (if the perfection and priority of the Liens securing the First Lien Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);
(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a

Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;
(d)    any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided, that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02; and
(e)    a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(f)(A)).
7.05    Dispositions. Make any Disposition, except:
(a)    Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of tangible property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;
(b)    the abandonment or other Disposition of IP Rights (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned) to the extent Borrower determines in its reasonable business judgment that (i) such IP Rights are not commercially reasonable to maintain under the circumstances and (ii) such Disposition could not reasonably be expected to materially and adversely affect the business of the Borrower or any of its Restricted Subsidiaries;
(c)    Dispositions of inventory and goods held for sale in the ordinary course of business;
(d)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(e)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(f)    (A) Dispositions permitted by Section 7.04, (B) Liens permitted by Section 7.01 (other than Section 7.01(o)(ii)), (C) Investments permitted by Section 7.02 (other than Section 7.02(e) with respect to Dispositions under this Section 7.05 and Section 7.02(h)) and (D) Restricted Payments permitted by Section 7.06;
(g)    Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions (other than any Windsor Property); provided that (i) the fair market value of all property so Disposed of shall not exceed $20,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary for not less than 75% cash consideration;
(h)    Dispositions of Cash Equivalents;
(i)    Dispositions of accounts receivable in connection with the collection or compromise thereof;
(j)    licensing or sublicensing of IP Rights in the ordinary course of business on customary terms and which does not materially interfere with the business of the Borrower and its Restricted Subsidiaries;
(k)    sales of property and issuances and sales of Equity Interests (A) among or between Loan Parties (other than Holdings); provided that the sale or issuance by the Borrower of its Equity Interests to Holdings shall be permitted, (B) among or between Restricted Subsidiaries that are not Loan Parties, (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties (other than Holdings) or (D) by Loan Parties to Restricted Subsidiaries that are not Loan Parties; provided that the fair market value of all property so Disposed of pursuant to this sub-clause ((D)) shall not exceed $25,000,000 in the aggregate;
(l)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;
(m)    transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
(n)    Dispositions of (i) the Memcor Business and (ii) any Windsor Property, including pursuant to a sale-leaseback transaction; and
(o)    Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided, that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (o) shall not exceed $25,000,000 and (iii) the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary for not less than 75% cash consideration;
provided, however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (h) and (j)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(a)    each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);
(b)    the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;
(c)    the Borrower may make Restricted Payments with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount), except to the extent such Net Cash Proceeds have been applied to make Investments pursuant to Section 7.02(o) or prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to Section 7.14 or to make previous Restricted Payments pursuant to this Section 7.06(c);
(d)    to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.02, 7.04, 7.08 or 7.14;
(e)    the Borrower or any Restricted Subsidiary may make Restricted Payments to Holdings, so long as, with respect to any such Restricted Payments made pursuant to sub-clause (iv) or sub-clause (vii) below, no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom:
(i)    so long as the Borrower is a member of a consolidated, combined or unitary group of which Holdings is the parent for foreign, federal, state or provincial or local income tax purposes, the proceeds of which will be used to pay the tax liability to each foreign, federal, state, provincial or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings that includes the Borrower and its Subsidiaries, to the extent such tax liability does not exceed the lesser of (x) the taxes that would have been payable by the Borrower and its Subsidiaries as a stand-alone group and (y) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group, reduced by any such payments paid or to be paid directly by the Borrower or its Subsidiaries; provided that Restricted Payments made under this clause (i) in respect of taxes attributable to the income of Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or its Restricted Subsidiaries;

(ii)    the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to its direct or indirect parent to enable it to pay) (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1,500,000 in any 12-month period plus any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (b) the fees and other amounts described in Section 7.08(d) to the extent that the Borrower would be then permitted under such Section 7.08(d) to pay such fees and other amounts directly;
(iii)    the proceeds of which shall be used by Holdings to pay its (or to make a Restricted Payment to its direct or indirect parent to enable it to pay) franchise taxes and similar taxes and other expenses necessary to maintain its corporate existence;
(iv)    the proceeds of which will be used to repurchase the Equity Interests of Holdings (or to make a Restricted Payment to its direct or indirect parent to enable it to repurchase its Equity Interest) from directors, employees or members of management of Holdings or any Restricted Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of (A) $5,000,000 (or $7,500,000 after a Qualifying IPO) in any calendar year; provided, that the Borrower may carry over and make in any subsequent calendar year or years, in addition to the amount for such subsequent calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $5,000,000 (or $7,500,000 after a Qualifying IPO) with respect to such subsequent calendar year; provided, further, that the amounts set forth in this clause (e)(iv) may be further increased by (A) the proceeds of any key-man life insurance maintained by Holdings (or its direct or indirect parent), the Borrower or a Restricted Subsidiary, to the extent such proceeds are received by the Borrower or a Restricted Subsidiary, plus (B) to the extent contributed in cash to the common equity of the Borrower, the Net Cash Proceeds from the sale of Equity Interests of any of the Borrower’s or its direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date;
(v)    the proceeds of which are applied to the purchase or other acquisition by Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 7.02; provided, that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such purchaser or other acquisition;
(vi)    repurchases of Equity Interests of Holdings deemed to occur upon the non-cash exercise of stock options and warrants; and
(vii)    the proceeds of which shall be used by Holdings to pay, or to make Restricted Payments to allow any direct or indirect parent thereof to pay, other than to Affiliates of Holdings (other than Affiliates that are bona fide investment banks), a portion of any customary fees and expenses related to any unsuccessful equity offering by Holdings (or any direct or indirect parent thereof), or any unsuccessful debt offering by any direct or indirect parent of Holdings, in each case directly attributable to the operations of the Borrower and its Restricted Subsidiaries;
(f)    in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments to Holdings in an aggregate amount not to exceed the sum of (1) an amount (which shall not be less than zero) equal to the greater of $20,000,000 and 1.5% of Consolidated Total Assets; plus (2) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.06(f)(2), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, provided that (in the case of this Section 7.06(f)(2)) immediately before and immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;
(g)    after a Qualifying IPO, Restricted Payments of up to 6% per annum of the Net Cash Proceeds contributed to the common equity of the Borrower from such Qualifying IPO provided that immediately before and immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;
(h)    Restricted Payments made on the Closing Date to consummate the Transactions; and
(i)    repurchases of Equity Interests of Holdings, the Borrower or any Restricted Subsidiary to fund the payment of withholding or similar Taxes that are payable by any future, present or former employee, director, manager or consultant (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) in connection with the exercise of stock options.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties and their Restricted Subsidiaries, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions, (d) (i) so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, the direct or indirect payment of fees (including termination payments) and/or other payments to the Sponsor or its Affiliates pursuant to the Sponsor Management Agreement (which fees and/or payments shall not exceed (A) in respect of annual fees and/or payments, up to the greater of (x) $4,000,000 and (y) an amount equal to 1% of the aggregate amount of the cash equity contributions directly or indirectly made by the Sponsor to Holdings and further contributed to the Borrower (other than any cash equity contributions constituting a Cure Amount), (B) in respect of the fees and/or payments payable in connection with the Acquisition, the amount disclosed to the Administrative Agent on or prior to the Closing Date and (C) in respect of fees payable in connection with transactions permitted by this Agreement, in amounts that are usual, customary and market for such transactions) and (ii) the payment of related indemnities and reasonable expenses, (e) customary fees and indemnities may be paid to any directors of Holdings (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries and reasonable out‑of‑pocket costs of such Persons may be reimbursed, in each case, to the extent directly attributable to the operations of the Borrower and its Restricted Subsidiaries, (f) the Borrower and its Restricted Subsidiaries may enter into employment, severance or collective bargaining arrangements or consultant or employee benefit with officers, employees and directors in the ordinary course of business and transactions pursuant to stock option, stock appreciation rights, stock incentive or other equity compensation plans and employee benefit plans and arrangements in the ordinary course of business, (g) the Borrower and its Restricted Subsidiaries may make payments pursuant to the tax sharing agreements among the Borrower and its Restricted Subsidiaries, (h) Restricted Payments permitted under Section 7.06, (i) Investments in the Borrower’s Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 7.02, (j) any payments required to be made pursuant to the Acquisition Agreement, (k) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person; (l) the Transactions; (m) pledges of Equity Interests of the Unrestricted Subsidiary to secured Indebtedness of such Unrestricted Subsidiary; (n) the provision of cash collateral permitted under Section 7.01 and payments and distributions of amounts therefrom; and (o) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any Second Lien Loan Document) that limits the ability:
(a)    of any Restricted Subsidiary of the Borrower to make Restricted Payments to the Borrower or any Guarantor which is a Restricted Subsidiary of the Borrower or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole (as determined by the Borrower in good faith), with respect to such restrictions than those contained in those agreements on the Closing Date, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, provided that (x) any such agreement expressly permits such Restricted Payments, transfers of property and investments to pay the First Lien Obligations and (y) the exception in this clause (ii) shall not apply to agreements that are binding on a Person that becomes a Restricted Subsidiary pursuant to the second sentence of the definition of “Unrestricted Subsidiary” unless any such agreement would have otherwise been permitted under this Section 7.09(a) had such Person been a Restricted Subsidiary at the time of entering into such agreement, (iii) any agreement included in any agreement governing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03; (iv) (x) any agreement in connection with a Disposition permitted by Section 7.05 and (y) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 7.02), which limitation is applicable only to the assets that are the subject of such agreements, (v) customary provisions in joint venture agreements or other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to such Joint Venture entered into in the ordinary course of business, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary restrictions contained in the Permitted Other Indebtedness, Specified Refinancing Debt, Specified Second Lien Refinancing Debt, Permitted Ratio Debt and Indebtedness incurred pursuant to Section 7.03(f) or (n) (provided that the provisions of any such Indebtedness are not, taken as a whole, materially more restrictive (as determined by the Borrower in good faith) than similar restrictions contained in this Agreement), (viii) applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (ix) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; or
(b)    of Holdings or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the First Lien Obligations except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) or 7.03(k)(B) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (iii) customary restrictions contained in the Permitted Other Indebtedness, Specified Refinancing Debt, Specified Second Lien Refinancing Debt, Permitted Ratio Debt and Indebtedness incurred pursuant to Section 7.03(f) or (n) (provided that such restrictions do not restrict the Liens securing the First Lien Obligations or the first priority status thereof), (iv) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) restrictions arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (vii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
7.10    Use of Proceeds. (I) Use the proceeds of any Credit Extension, whether directly or indirectly, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB), (b) extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (c) other than pursuant to and in accordance with Section 6.11 or (II) use the proceeds of any Incremental First Lien Facilities that are incurred or that become effective following the Amendment No. 2 Effective Date, directly or indirectly, to make any Restricted Payment.
7.11    Maximum First Lien Leverage Ratio.    Without the prior written consent of the Required Revolving Lenders, permit the First Lien Leverage Ratio, as calculated on a Pro Forma Basis, as of the last day of any fiscal quarter (but only if (other than as set forth in Section 4.02(d)) on the last day of such fiscal quarter the Total Revolving Credit Outstandings (exclusive of (x) all Cash Collateralized L/C Obligations and (y) the aggregate amount available to be drawn under all Letters of Credit that have not been Cash Collateralized in an amount not exceeding 50% of the Revolving Credit Facility) is in excess of the Covenant Trigger Amount), to be greater than 5.55:1.00.
7.12    Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent, the Collateral Agent or the Lenders; it being understood and agreed that changes in organization of the Borrower or any of its Restricted Subsidiaries (such as conversion of a corporation into a limited liability company) shall not be deemed materially adverse to the Administrative Agent, the Collateral Agent or the Lenders; provided that the Borrower and its Restricted Subsidiaries shall comply with the provisions of Sections 6.12 and 6.14 with respect to such changes in organization.
7.13    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP and pursuant to Section 1.03(c), or (b) in the case of the Borrower only, fiscal year.
7.14    Prepayments, Etc. of Indebtedness and Modifications of Certain Debt Instruments. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (1) the principal of or interest on, or any other amount owing in respect of, the Second Lien Loans, (2) any Permitted Ratio Debt, (3) any Specified Refinancing Debt that is unsecured or secured on a junior basis to the First Lien Obligations or any Permitted

Other Indebtedness that is unsecured or secured on a junior basis to the First Lien Obligations or (4) any Specified Affiliate Indebtedness (collectively, together with any Permitted Refinancing of any of the foregoing, “Junior Financing”), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a prepayment of Junior Financing made using the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.14(a)(i), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that immediately before and immediately after giving Pro Forma Effect to any such prepayment, no Default or Event of Default shall have occurred and be continuing; (ii) (A) the refinancing of the Second Lien Loans or any other Junior Financing (other than Specified Affiliate Indebtedness) with the Net Cash Proceeds of any Permitted Ratio Debt or of any Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount) (except to the extent the Net Cash Proceeds of any such Permitted Equity Issuance have been applied to make Investments pursuant to Section 7.02(o) or Restricted Payments pursuant to Section 7.06(c) or previously applied to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to this Section 7.14) and (B) the refinancing of the Second Lien Loans or any Indebtedness described in the preceding clause (a)(3) with the proceeds of any Specified Second Lien Refinancing Debt in respect thereof or any Permitted Other Indebtedness that is unsecured or secured on a junior basis to the First Lien Obligations, in each case, to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b); (iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests); (iv) the prepayment of any Junior Financing or Permitted Refinancing thereof, in an aggregate amount not to exceed an amount (which shall not be less than zero) equal to the greater of $20,000,000 and 1.5% of Consolidated Total Assets, (v) (A) any repayment or prepayment of Specified Affiliate Indebtedness that is permitted by clause (L) of Section 7.03(r) and (B) the refinancing of Specified Affiliate Indebtedness with the Net Cash Proceeds of any Permitted Equity Issuance (other than Net Cash Proceeds constituting any Cure Amount) (except to the extent the Net Cash Proceeds of any such Permitted Equity Issuance have been applied to make Investments pursuant to Section 7.02(o) or Restricted Payments pursuant to Section 7.06(c) or previously applied to make prepayments, redemptions, repurchases, defeasances or other satisfactions prior to maturity of any Junior Financing pursuant to this Section 7.14), (vi) as contemplated by clause (x) of the last sentence of Section 2.05(c) of this Agreement and (vii) the Specified Junior Debt Repayment or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent, the Collateral Agent or the Lenders any term or condition of any Junior Financing Documentation.
7.15    Holding Companies. (a) In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower and the performance of the Loan Documents, the Second Lien Loan Documents, any Specified Refinancing Debt or any Specified Second Lien Refinancing Debt, (ii) incur any Indebtedness (other than (x) the First Lien Obligations and the Second Lien Obligations, (y) intercompany Indebtedness incurred in lieu of Restricted Payments permitted under Section 7.06 and Indebtedness of the type described in Sections 7.03(i) through (m) (other than Section 7.03(k)(B)), 7.03(o) and 7.03(p) and (z) Guarantees of Indebtedness permitted by Section 7.03(n), 7.03(s), (t), (u) or (v)), (iii) create, incur, assume or suffer to exist any Lien on any Equity

Interests of the Borrower (other than Liens pursuant to any Loan Document or any Second Lien Loan Document, Permitted Other Indebtedness Liens, Specified Refinancing Liens, Specified Second Lien Refinancing Liens or non-consensual Liens arising solely by operation of law); or (iv) make any Investments (other than (x) Investments in the Borrower or its Restricted Subsidiaries (including any temporary Investments to facilitate Permitted Acquisitions and other Investments permitted by Section 7.02) or (y) Investments of the type permitted by Section 7.02(a), (b), (h), (k) or (m).
(b)    Nothing in this Section 7.15 shall prevent Holdings from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Transactions, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (iv) making Restricted Payments or Dispositions (other than Dispositions of the Equity Interests of the Borrower), (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vi) holding any cash and Cash Equivalents (but not operating any property), (vii) providing indemnification to officers, managers and directors, (viii) any activities incidental to compliance with the provisions of the Securities Act of 1933, as amended and the Exchange Act of 1934, as amended, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders and (ix) any activities incidental to the foregoing.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any amount required to be paid and/or Cash Collateralized pursuant to Section 2.05(b)(x) or Section 2.05(b)(v), or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in clause (y) of the final paragraph of Section 4.01, any of Sections 6.03(a), 6.05 (solely with respect to the Borrower) and 6.11 or Article VII (subject to, in the case of the financial covenant contained in Section 7.11, the cure rights contained in Section 8.03); provided that a Default or an Event of Default that results from a failure of the Borrower to comply with Section 7.11 shall not constitute a Default or an Event of Default for purposes of the Term Facility or any other facility other than the Revolving Facility unless and until the date upon which the Required Revolving Lenders have actually terminated all Revolving Credit Commitments and declared all Revolving

Credit Loans and other related First Lien Obligations to be immediately due and payable in accordance with this Agreement; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent or the Collateral Agent to the Borrower; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) Indebtedness under the Second Lien Credit Agreement or (y) any other Indebtedness (other than Indebtedness hereunder) having (in the case of this clause (y)) an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries that is not an Immaterial Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary that is not an Immaterial Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the First Lien Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the First Lien Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14 or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents.
Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Immaterial Subsidiary (provided however that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” and/or under applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Lender may take any action with respect to an Event of Default arising out of Section 8.01(b) resulting solely from the breach of Section 7.11, without the express instructions from the Required Revolving Lenders.

8.03    Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 7.11, then (A) until the expiration of the 10th day subsequent to the date the relevant financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 6.01(a) or 6.01(b), the Borrower shall have the right to issue common equity to Holdings for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.11 shall be recalculated giving effect to the following pro forma adjustments:
(i)    Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 7.11 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or the Applicable Rate or reducing any outstanding Indebtedness (or increasing cash or Cash Equivalents) for such fiscal quarter of the Loan Parties or their Restricted Subsidiaries), by an amount equal to the Cure Amount; provided that the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or the Applicable Rate or reducing any outstanding Indebtedness (or increasing cash or Cash Equivalents) for such fiscal quarter of the Loan Parties or their Restricted Subsidiaries); and
(ii)    If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 7.11, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 7.11 that had occurred shall be deemed cured for the purposes of this Agreement; and
(B) upon receipt by the Administrative Agent of written notice, prior to the expiration of the 10th day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.01 (the “Anticipated Cure Deadline”), that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.11 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline; provided that, for the avoidance of doubt, no Credit Extension under the Revolving Credit Facility shall be made for so long as the Borrower is not in compliance with the financial covenant set forth in Section 7.11 and such non-compliance has not been cured in accordance with the provisions of this Section 8.03.
Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Revolving Credit Facility, and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the amount required for purposes of complying with the financial covenant set forth in Section 7.11.
8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the First Lien Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Collateral Agent in the following order:
First, to payment of that portion of the First Lien Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent, each in its capacity as such;
Second, to payment of that portion of the First Lien Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the First Lien Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the First Lien Obligations constituting unpaid principal of the Loans, the L/C Borrowings and First Lien Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.03 and 2.15;
Sixth, to the payment of all other First Lien Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such First Lien Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date;
Seventh, to the Second Lien Collateral Agent, to be applied in accordance with the Second Lien Loan Documents or as otherwise provided in the Intercreditor Agreement; and

Last, the balance, if any, after all of the First Lien Obligations and all obligations under the Second Lien Loan Documents have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing thereon, such remaining amount shall be applied to the other First Lien Obligations, if any, in the order set forth above.
Notwithstanding anything herein to the contrary, the Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the First Lien Obligations otherwise set forth above in this Section 8.04.
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01    Appointment and Authorization of Agents.
(a)    Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)    The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Delegation of Duties. The Administrative Agent or the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. None of the Administrative Agent or the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of its own gross negligence or willful misconduct to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction.
9.03    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
9.04    Reliance by Agents.

(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)    For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
9.05    Notice of Default. None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the applicable Lenders, unless it shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Each of the Administrative Agent and the Collateral Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other First Lien Obligations and the resignation of the Administrative Agent or the Collateral Agent.
9.08    Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.
9.09    Successor Agents. (a) The Administrative Agent may resign as the Administrative Agent and the Collateral Agent upon thirty (30) days’ notice to the Lenders. If an Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” and “Collateral Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and the Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective on such date and the retiring Administrative Agent may (but shall not be obligated to) with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent from among the Lenders. If a successor Administrative Agent has not so been appointed, the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. With effect from the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent, as applicable, hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent and the Collateral Agent.
(b)    Any resignation by the Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as an L/C Issuer. Any resignation by the Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as the Collateral Agent. Upon the acceptance of a successor’s appointment as Administrative Agent, hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or the retiring Collateral Agent, (ii) the retiring L/C Issuer or the retiring Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent or the Collateral Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other First Lien Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Administrative Agent or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Administrative Agent or the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Administrative Agent or the Collateral Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the First Lien Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding, except as set forth in clause (A)(z) of the second to last paragraph of Section 10.01.
9.11    Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential or actual Hedge Banks and potential or actual Cash Management Banks) and each L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all First Lien Obligations (other than (A) contingent indemnification obligations not yet accrued and payable and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
(b)    to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or, in the case of subordination only, 7.01(q);
(c)    to subordinate or release any Lien on Specified Build Own Operate Equipment; and

(d)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
9.12    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, none of the Administrative Agent or the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, First Lien Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent and the Collateral Agent have received written notice of such First Lien Obligations, together with such supporting documentation as the Administrative Agent or the Collateral may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
9.13    Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “joint lead arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.14    Appointment of Supplemental Administrative Agents.
(a)    Each of the Administrative Agent and the Collateral Agent is hereby authorized to appoint additional Persons selected by it in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)    In the event that the Collateral Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 9.07 (obligating the Borrower to pay the Collateral Agent’s expenses and to indemnify the Collateral Agent) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Administrative Agent.
9.15    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Loan Party or the relevant Lender.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (x) the Administrative Agent and the Borrower may, with the consent of the other (and no other Person), amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any L/C Issuer or any Lender or to cause one or more Loan Documents to be consistent with other Loan Documents, (y) only the consent of the Borrower and the Required Revolving Lenders shall be necessary to amend, waive or modify the terms and provisions of Sections 4.02 (with respect to the Credit Extensions under the Revolving Credit Facility, other than any L/C Credit Extension for which the consent of each applicable L/C Issuer shall also be required), 7.11, 8.01(b) (to the extent arising from the breach of Section 7.11) or the application of the proviso thereto and the last sentence of Section 8.02 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement), and no such amendment, waiver or modification shall become effective without the consent of the Required Revolving Lenders and (z) no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)    change (i) any provision of this Section 10.01, Section 2.06(c) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(d)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term Lenders” without the written consent of each Lender under the applicable Facility;
(e)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(f)    release all or substantially all of the value of the guarantees made by the Guarantors, without the written consent of each Lender; or
(g)    change (A) Section 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (B) the order of application of any reduction in the Commitments from the application thereof set forth in the applicable provisions of Section 2.06(a), 2.06(b) or 2.06(c) or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(a) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility (or any Class thereof) and in a manner different than Lenders under any other Facility (or other Class under such Facility), without the written consent of (x) if such Facility is the Term Facility, the Required Term Lenders (or the majority Lenders with respect to such Class determined in a manner consistent with the definition of the “Required Term Lenders”) and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders (or the majority Lenders with respect to such Class determined in a manner consistent with the definition of the “Required Revolving Lenders”);
and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Persons providing any Specified Refinancing Debt to permit the refinancing of all outstanding Term Loans of any Class with replacement term loans in the amount of such Specified Refinancing Debt, to add such replacement term loans to this Agreement and to permit such replacement term loans and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof; (vi) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Persons providing any Specified Refinancing Debt to permit the refinancing of all outstanding Revolving Credit Loans of any Class with replacement revolving credit loans in the amount of such Specified Refinancing Debt, to add such replacement revolving credit loans to this

Agreement and to permit such replacement revolving credit loans and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof; (vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; and (viii) this Agreement may be amended (or amended and restated) to the extent required to give effect of the provisions of Section 2.14. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary contained herein:
(A)    (x) any Loans held by a Lender that is a Non-Debt Fund Affiliate shall be excluded in the determination of any “Required Lender” or “Required Term Lender” votes; (y) no such Lender shall have any right to (i) attend (including by telephone) any meeting, call or discussions (or portion thereof) among an Agent, an Arranger or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by an Agent, an Arranger or any Lender or any communication by or among an Agent, an Arranger and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against an Agent (except with respect to any rights expressly retained by such Affiliated Lender under the Loan Documents, which shall not be required to be waived) or an Arranger, or (iv) receive advice of counsel to an Agent, an Arranger or any other Lender (other than counsel to the Affiliated Lenders), or challenge an Agent’s, an Arranger’s or any Lender’s attorney-client privilege and (z) each Affiliated Lender that is a Non-Debt Affiliate hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any

First Lien Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar First Lien Obligations held by Lenders that are not Affiliated Lenders; and
(B)    in connection with any “Required Lender” or “Required Term Lender” votes or Class votes with respect to any Class of Term Loans, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders,” “Required Term Lenders” or a majority of Lenders with respect to such Class have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
Further, notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Commitments or Loans under any of the Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of such notice, or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Class(es) of Commitments or Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Loan Modification Accepting Lenders”) and, in the case of any Loan Modification Accepting Lender, only with respect to such Lender’s Commitments or Loans of such Class(es) under such Affected Facility as to which such Lender’s acceptance has been made. The Borrower and each Loan Modification Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Loan Modification Accepting Lenders under the Affected Facility. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent shall have received all corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01 reasonably requested by the Administrative Agent. As used in this paragraph, “Permitted Amendments” shall be limited to (i) an extension of the final maturity date of the applicable Loans of the Loan Modification Accepting Lenders (provided that such extension may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent), (ii) a reduction, elimination or extension of the scheduled amortization of the applicable Loans of the Loan Modification Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Margin and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans of the Loan Modification Accepting Lenders and/or a change in the payment of fees to the Loan Modification Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement); provided that any additional premiums pursuant to this clause (iii) shall apply to the applicable Loans of the Loan Modification Accepting Lenders after the Latest Maturity Date then in effect with respect to the Affected Facility and (iv) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iii) of this sentence.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    General. Unless otherwise expressly provide herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each L/C Issuer and may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public

Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, Collateral Agent, L/C Issuers and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers and, if necessary, of one local counsel in each relevant jurisdiction and of special and conflicts counsel), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, each Arranger, each L/C Issuer and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel and, in the event of any conflict of interest, one additional counsel for the Administrative Agent, the Collateral Agent, each L/C Issuer and each Lender subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within five (5) Business Days after invoiced or demand therefor. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other First Lien Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent, the Collateral Agent, any Arranger, any L/C Issuer or any Lender, in its sole discretion.
10.05    Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, the Documentation Agent, each Arranger, each Agent-Related Person, each Lender, each L/C Issuer and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees, advisors, and other representatives and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of any conflict of interest, additional counsel to the affected Lender or group of Lenders, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any Environmental Release of Hazardous Materials on or from any property currently owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party or its Subsidiaries, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party (other than any Environmental Release or Environmental Liability resulting solely from acts or omissions by Persons other than the Borrower, its Subsidiaries or any other Loan Party, with respect to the applicable property after the Collateral Agent sells the respective property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), (d) the Commitment Letter, dated as of October 14, 2013, the Arrangers and the other parties thereto with respect to the transactions contemplated by this Agreement or the Fee Letter or (e) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and whether or not such proceeding is brought by the Borrower or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) arise from a dispute that does not involve any action or omission of the Borrower or any of its Affiliates and is solely among the Indemnitees (other than in connection with such parties acting in its capacity as an Arranger or an Agent) or (y) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or any of its controlled Affiliate’s bad faith, gross negligence, willful misconduct or breach of its funding obligations under the Loan Documents. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s or any of its controlled Affiliate’s bad faith, gross negligence, willful misconduct or breach of its funding obligations under the Loan Documents. No Indemnitee or Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not affect the Loan Parties’ indemnification obligations pursuant to this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan

Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.
No Loan Party shall be liable for any settlement of any claim, investigation, litigation or proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s consent, or if there is a judgment against an Indemnitee in any such claim, investigation, litigation or proceeding, you agree to indemnify and hold harmless each Indemnitee in the manner set forth above. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested in accordance with this Section 10.05 that you reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any claim, investigation, litigation or proceeding, which legal or other expenses are reimbursable pursuant to this Section 10.05, you shall be liable for any settlement of any claim, investigation, litigation or proceeding effected without your written consent if (a) such settlement is entered into more than forty-five (45) days after such request for reimbursement is sent to you and (b) you shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement (unless such reimbursement request is subject to a good faith dispute). The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any L/C Issuer or any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other First Lien Obligations. For the avoidance of doubt, any indemnification relating to Taxes, other than Taxes arising from a non-Tax claim, shall be covered by Section 3.01 and shall not be covered by this Section 10.05.
10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent or the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the First Lien Obligations and the termination of this Agreement.
10.07    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), (iv) to an SPC in accordance with the provisions of Section 10.07(g) or (v) in accordance with Section 10.07(i) or 10.07(j) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that, for the avoidance of doubt, no assignments to the Borrower or any of its Affiliates shall be permitted other than in accordance with Section 10.07(i) or 10.07(j). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided, that (i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need to be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of the Term Facility and is made to a Lender, an Affiliate of a Lender or an Approved Fund, (3) such assignment is in respect of the Revolving Credit Facility and is made to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or (4) in connection with the primary syndication of the Facilities, such assignment is made to a Lender that has been identified to and consented to by the Borrower prior to the Closing Date, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; and (C) the consent of each L/C Issuer (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); (v) no such assignment shall be made to (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person, (C) Holdings or any of its Subsidiaries or (D) absent the consent of the Borrower (which consent may be withheld in the sole discretion of the Borrower), to a Person (an “Ineligible Assignee”) disclosed on a list posted on the Platform prior to the Closing Date, as updated from time to time (but no more often than quarterly) by the Borrower to include competitors of the Borrower (but not other Persons) by posting a new such list of Ineligible Assignees on the Platform; provided that, notwithstanding anything to the contrary, the Administrative Agent shall not have any obligation to determine whether any potential assignee is an Ineligible Assignee or any liability with respect to any assignment made to an Ineligible Assignee; (vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Affiliated Lender; (vii) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; and (viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the

Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04, and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender with respect to such Lender’s entry, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Ineligible Assignee or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further that the Administrative Agent shall not have any obligation to determine whether any potential Participant is an Ineligible Assignee or any liability with respect to any participation sold to an Ineligible Assignee. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such

Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 3.01 and Section 3.04 unless such Participant agrees, for the benefit of the Borrower, to comply with obligations, restrictions and limitations under such Sections and Section 3.07 as though it were a Lender. Each Lender that sells a participation agrees to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 3.01 as if it were a Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05).

Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(h)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(i)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to the Borrower or any of its Restricted Subsidiaries or to any Non-Debt Fund Affiliate, but only if:
(i)    such assignment is made pursuant to an open market purchase;
(ii)    no Default or Event of Default has occurred or is continuing or could result therefrom;
(iii)    the assigning Lender and Affiliated Lender purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(iv)    after giving effect to such assignment, the Non-Debt Fund Affiliates shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding;
(v)    in the case of any such assignment to the Borrower or any of its Restricted Subsidiaries, the Borrower or its Restricted Subsidiary, as the case may be, shall at the time of such assignment affirm the No Undisclosed Information Representation;
(vi)    neither the Borrower nor any of its Restricted Subsidiaries may use the proceeds of any Credit Extension under the Revolving Credit Facility to acquire any Term Loans pursuant to this Section 10.07(i);
(vii)    in the case of any such assignment to a Non-Debt Fund Affiliate, such Non-Debt Fund Affiliate shall be subject to the restrictions specified in clause (A) of the second to last paragraph of Section 10.01; and
(viii)    any such Term Loans assigned to the Borrower or any Restricted Subsidiary will be automatically and permanently cancelled at the time of such assignment.
(j)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Debt Fund Affiliate, but only if:
(i)    such assignment is made pursuant to an open market purchase; and
(ii)    such Debt Fund Affiliate shall at all times after such assignment be subject to the restrictions specified in clause (B) of the second to last paragraph of Section 10.01.
(k)    Notwithstanding anything to the contrary contained herein, if at any time the Administrative Agent assigns all of its Commitments and Loans pursuant to Section 10.07(b), the Administrative Agent may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the Administrative Agent as an L/C Issuer, as the case may be. If the Administrative Agent resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the Administrative Agent to effectively assume the obligations of the Administrative Agent with respect to such Letters of Credit.
(l)    Each Lender that sells a participation or grants any rights to an SPC, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender's rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or SPC or any information relating to a Participant’s or SPC’s interest in such Lender's rights and/or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such rights and/or obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation or SPC interest .
10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors and to the Persons approving or administering a Loan on behalf of an Agent or a Lender (it being understood that all Persons pursuant to clause (a) to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested or required by any regulatory authority having or purporting to have jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or to any prospective counterparty to any Cash Management Agreement or Swap Contract; (g) with the consent of the Borrower; (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.08 or (B) is independently developed by such Agent, Lender or any of their respective Affiliates; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such

Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided, that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agents, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrower, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all First Lien Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such First Lien Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the First Lien Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary of the Borrower or a Domestic Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code constitute security, or shall the proceeds of such assets be available for, payment of the First Lien Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary do not constitute such an asset (and may be pledged to the extent set forth in Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).
10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the First Lien Obligations hereunder.
10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
10.12    Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than those provisions of the Commitment Letter, dated as of October 14, 2013, among the Arrangers and the other parties thereto which by their terms remain in full force and effect to the extent not covered by this Agreement. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent, each L/C Issuer and each Lender, regardless of any investigation made by any Agent, any L/C Issuer or any Lender or on their behalf and notwithstanding that any Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other First Lien Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the applicable L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.15    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C

ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.16    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.17    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Collateral Agent shall have been notified by each Lender and each L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
10.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent, any Arranger, any L/C Issuer or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, any Arranger, any L/C Issuer or any Lender has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents, the Arrangers, the L/C Issuers and the Lenders, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers, the L/C Issuers and the Lenders each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers, the L/C Issuers and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the L/C Issuers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers, the L/C Issuers, the Lenders or any of their respective Affiliates has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers, the L/C Issuers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.19    Affiliate Activities. Each of the Borrower and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.
10.20    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.21    USA PATRIOT ACT; “Know Your Customer” Checks.
(a)    Each L/C Issuer and each Lender that is subject to the PATRIOT Act (as hereinafter defined) or other applicable “know your customer” and anti-money laundering rules and regulations and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) or other applicable “know your customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such L/C Issuer, such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent, any L/C Issuer or any Lender, provide all documentation and other information that the Administrative Agent, such L/C Issuer or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(b)    If in connection with (i) the introduction of or any Change in Law, (ii) any change in the status of a Loan Party after the Closing Date, (iii) the addition of any Guarantor pursuant to Section 6.12, (iv) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, (v) the appointment of an L/C Issuer pursuant to Section 2.03 or (vi) any L/C Credit Extension, the Administrative Agent, any Lender (or, in the case of clause (iv) above, any prospective Lender) or any L/C Issuer requires additional information in order to comply with “know your customer” or similar identification procedures, each of Holdings and the Borrower shall, and shall cause each other Loan Party and Restricted Subsidiary to, promptly upon the request of the Administrative Agent, such Lender or such L/C Issuer, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender), such Lender (for itself or, in the case of the event described in clause (iv) above, on behalf of any prospective Lender) or such L/C Issuer in order for the Administrative Agent, such Lender, such prospective Lender or such L/C Issuer to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents. The applicable L/C Issuer shall not be required to make such L/C Credit Extension unless it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations with respect to such L/C Credit Extension.
10.22    Judgment Currency.
(a)    The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or L/C Issuer of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or L/C Issuer under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.22, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.
10.23    Intercreditor Agreement.Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender under this Agreement) hereby authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Collateral Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. In addition, each Lender and Agent acknowledge and agree that (a) the rights and remedies of the Agents and Lenders hereunder and under the other Loan Documents are subject to the Intercreditor Agreement and (b) in the event of a conflict, the provisions of the Intercreditor Agreement shall control.

10.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
10.25    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and

this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder    , and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WTG HOLDINGS III CORP.

By:
Name:
Title:

WTG HOLDINGS II CORP.

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[•],
as a Revolving Credit Lender

By:
Name:
Title:

[•],
as a Term Lender

By:
Name:
Title:

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